As filed with the Securities and Exchange Commission on October 27, 2004
                                           Registration statement No. 333-118883

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                          AMENDMENT NO. 1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                             VALLEY COMMERCE BANCORP
                 (Name of small business issuer in its charter)

                            -------------------------

          California                       6022                  46-1981399
  (State or jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                   200 South Court Street, Visalia, California
                              93291 (559) 622-9000
          (Address and telephone number of principal executive offices and principal place of business)

                                Donald A. Gilles
                      President and Chief Executive Officer
                             Valley Commerce Bancorp
                             200 South Court Street,
                            Visalia, California 93291
                                 (559) 622-9000
            (Name, address and telephone number of agent for service)

                                   Copies to:

            Thomas G. Reddy
            Keith D. Ungles                           Alan B. Spatz
         Bingham McCutchen LLP                       Troy & Gould PC
       Three Embarcadero Center             1801 Century Park East, 26th Floor
    San Francisco, California 94111               Los Angeles, CA 90067
            (415) 393-2000                            (310) 553-4441

                            -------------------------

   Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable following the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee

==================================================================================================================
   Title of each class of                                      Proposed maximum
securities being registered    Amount to be registered     aggregate offering price     Amount of registration fee
------------------------------------------------------------------------------------------------------------------
 Common stock, no par value (1)      $7,800,000                 $7,800,000 (2)                    $995.28 (3)
==================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2) Provided in accordance with Rule 457(o) under the Securities Act, solely for the purpose of calculating the registration fee.

(3) Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion ________________, 2004

                                 600,000 Shares

                         [VALLEY COMMERCE BANCORP LOGO]

                                  Common Stock

We are the bank holding company for Bank of Visalia, a California state-chartered commercial bank founded in 1996 and focused on California's South San Joaquin Valley, which is comprised of Tulare, Fresno, Kings, Madera and Kern counties. We are offering up to 600,000 shares of our common stock. We estimate that the offering price will be between $11.00 and $13.00 per share. The offering will expire 30 days after the date of this prospectus unless we extend it for up to 14 days. The minimum purchase by any one investor is 1,000 shares.

Wedbush Morgan Securities is the underwriter and intends to commit to purchase a minimum of 300,000 of our shares. We will offer the rest of the shares directly to our directors, employees and customers and to friends and relatives of our directors and employees in Tulare County. Although we can give no assurances, we expect our directors and officers to purchase approximately 160,000 shares in this offering. See "Underwriting and Plan of Distribution."

Our common stock is traded on the OTC Bulletin Board under the symbol "VCBP.OB." Trading volume in our stock is very limited and sales are sporadic. On ___________, 2004, the last trading day on which a sale on the OTC Bulletin Board was reported, the last reported sale price was $_____ per share (adjusted to reflect the three-for-two stock split for shareholders of record as of August 20, 2004).

The underwriter has an option to purchase 45,000 additional shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments of shares. These 45,000 shares are included in the 600,000 shares being offered.

Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our common stock are not deposits and are not insured by the FDIC or any other government agency. They are subject to investment risk, including possible loss of your principal.

                                                                             Proceeds to Valley
                      Public offering price     Underwriting discount        Commerce Bancorp (1)
Per Share
Minimun Total (1)
Maximum Total

(1) Before deducting expenses of the offering payable by us estimated at $300,000. Assumes sale of all 600,000 shares being offered. No underwriting discounts will be paid in connection with sales to our directors, employees and customers and to friends and relatives of our directors and employees in Tulare County. We have also agreed to indemnify the underwriter against certain liabilities related to the offering.

The underwriter expects to deliver the shares of common stock to its investors on or about ______, 2004. Delivery of the shares of the common stock purchased from us will be made against payment in immediately available funds promptly following the closing of those sales.

                            WEDBUSH MORGAN SECURITIES

                The date of this prospectus is ____________, 2004

                               [MAP OMITTED]

                   South San Joaquin Valley Population Growth
                            Historical and Projected
                                 (In thousands)

             -------------------------------------            % Increase
                  Actual*             Projected**     -----------------------------
             -------------------------------------      2000       2010       2020
County       1990       2000       2010      2020     vs 1990    vs 2000    vs 2010
--------------------------------------------------    -----------------------------
Tulare        312        368        447        544      17.9%      21.5%      21.6%
Fresno        667        803        950      1,115      20.4%      18.2%      17.3%
Kern          543        659        809        950      21.3%      22.8%      17.5%
Kings         101        131        156        185      29.9%      19.1%      18.2%
Madera         88        117        150        184      33.1%      28.4%      22.4%
            --------------------------------------    -----------------------------
Total       1,711      2,079      2,513      2,977      21.5%      20.9%      18.5%
            ======================================    =============================

*     Source: 1990 and 2000 Census Bureau

** Source: State of California, Department of Finance, "Population Projections by Race/Ethnicity, Gender and Age for California and its Counties," May 2004.

Our executive offices are located at 200 South Court Street, Visalia, California. Our telephone number is (559)622-9000. Our website can be found at www.bankofvisalia.com. The information on our website is not a part of this prospectus.

In this prospectus, the terms "we," "us," and "our" refer to Valley Commerce Bancorp and/or our wholly-owned subsidiary, Bank of Visalia, as applicable.

You may rely only on the information contained in this Prospectus. We have not authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of common stock means that information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision. All share and per share amounts in this prospectus are adjusted to reflect a three-for-two stock split for shareholders of record as of August 20, 2004 and all prior stock dividends.

Valley Commerce Bancorp and Bank of Visalia

Valley Commerce Bancorp is a rapidly growing bank holding company and the parent of Bank of Visalia, a California state-chartered commercial bank that commenced operations in 1996. We conduct substantially all of our business through the Bank.

We operate through our main office in the city of Visalia and three branch offices in Fresno, Woodlake and Tipton, all in the South San Joaquin Valley of Central California. Our target customers are local businesses, professionals and commercial property owners. We offer a full range of commercial banking services, including the acceptance of demand, savings and time deposits, and the making of commercial real estate, commercial and construction loans and, to a lesser extent, agricultural and consumer loans. We also offer travelers' checks, safe deposit boxes, banking-by-mail, on-line cash management, and other customary bank services to our customers. Deposits in the Bank are insured by the Federal Deposit Insurance Corporation up to legal limits.

Our total assets grew from $102 million at December 31, 1999, to $153 million at June 30, 2004, an increase of 50%. A significant amount of this growth has occurred in the last three years and is attributable to growth in the regional economy and our marketing efforts during that period.

Growing Market Area

Our primary geographic focus has been the city of Visalia, which has a population of approximately 101,000 and is the county seat of Tulare County. The very fertile and extensively cultivated valley floor in Tulare County has allowed it and adjoining Fresno County to become the two leading producers of agricultural commodities among all counties in the United States. The relatively low cost of land in this area has promoted residential and commercial development.

We are expanding our efforts into Fresno, Kern, Kings and Madera counties, which as a group are contiguous to Tulare County. These five counties comprise the South San Joaquin Valley. Our expansion efforts in this area include the acquisition of our Fresno branch in October 2003, increased calling efforts by our loan officers and increased advertising in local media. The South San Joaquin Valley is one of the fastest growing regions in California. See the table showing historical and projected population increases in these counties on the inside cover of this prospectus.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Growth and Strategy

Most of the Bank's business originates from small businesses, professionals and commercial property owners located in and around Tulare County. We have focused on building core deposits and have achieved strong growth in a very competitive market. Our asset growth in the first eight years of our operations exceeded that of two other banks headquartered in Visalia: Visalia Community Bank, which opened 27 years ago and had total assets of $149 million as of June 30, 2004, and Kaweah National Bank, which opened five years before we opened and had total assets of $87 million when it was acquired in September 2003 by Citizens Business Bank, a regional bank headquartered in Southern California. Our market share of FDIC insured deposits in Tulare County was approximately 3.5% of the total $3.1 billion in deposits as of June 30, 2003. Our market share of FDIC-insured deposits in Visalia was approximately 4.6% of the $1.8 billion in deposits as of June 30, 2003.

Our strategic goals include the following:

Geographic Expansion. We want to expand in the South San Joaquin Valley by opening "de novo" branches and loan production offices and by acquiring branches from other institutions. We hope to open or acquire another office within the next 12 months but have no specific plans at this time. We intend to continue to expand our service area to cover more effectively a greater portion of the South San Joaquin Valley contiguous to Tulare County, with a particular emphasis on the Fresno area.

Asset and Capital Growth. We intend to use the capital we raise in this offering together with our retained earnings to support continued growth in our loan portfolio and other earning assets.

High Credit Quality. We have made a concerted effort to build a top caliber credit administration team. This team interfaces regularly with our directors' loan committee, which is committed to maintaining a high standard of loan quality. Credit quality is a factor in our lending team's compensation. We hope to maintain high credit quality while we increase our base of loans and other earning assets.

Core Deposit Growth. We have achieved core deposit growth to date by active deposit solicitation efforts and through the community's knowledge that the Bank is staffed by an experienced management team and personnel that has worked in the market area for many years. Core deposits increased $7.7 million or 7.4% in the six months ended June 30, 2004 and $13.1 million or 14.4% in the year ended December 31, 2003. Core deposits reduce our costs of funds, help support our strong net interest margin and improve our efficiency ratio. We target new prospects with our sales team, whose compensation depends in part on increases of core deposits. We also provide financial incentives to all other employees for increasing the number of new core deposit accounts or expanding core deposit relationships.

Maintain Strong Net Interest Margin. A low cost of funds, discussed above, and loan pricing that reflects our high level of service, are significant contributors to our strong net interest margin. Our net interest margin was 4.76% for the six months ended June 30, 2004, compared to 4.85% for the year ended December 31, 2003.

Improve Efficiency Ratio. We regularly evaluate our efficiency ratio (the ratio of non-interest expenses to the sum of net interest income and non-interest income). This ratio reflects our cost (other than interest expense) of generating revenue. Our efficiency ratio increased to 73.7% in the six months ended June 30, 2004 compared to 68.2% for the six months ended June 30, 2003 and 67.4% for the year ended December 31, 2003. The minor increase was due to operating expenses of the Fresno branch acquired in October 2003. We carefully review non-interest expenses on a regular basis for potential savings. We also regularly review and implement technological developments to improve efficiency and reduce our costs.

Relationship Banking. Our strategy includes the retention of a highly effective business development team of community bankers, most of whom gained their experience at other local financial institutions. We place special emphasis on building solid financial relationships with our customers.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

We provide a high level of customer service in our market area by operating under a "service first" approach. We commit, under the "service first" philosophy, to differentiate ourselves by providing customers with the highest priority in all aspects of our service. We intend to commit substantial resources to our "service first" philosophy. Management believes the focus on marketing and direct personal contact with customers helps to differentiate the Bank from less responsive alternative financial service providers and to attract the business and professional customers that we desire.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The Offering

Securities offered                     600,000 shares of common stock

Estimated offering price range         $11.00 to $13.00

Minimum purchase                       1,000 shares

Offering period                        The offering period will extend until 30
                                       days after the date of this prospectus,
                                       unless we extend it for up to 14 days.

Number of shares outstanding           1,437,508 shares, excluding 231,926
before the offering                    shares issuable upon exercise of
                                       currently outstanding options.

Number of shares to be outstanding     2,037,508 shares, assuming the sale of
after the offering                     all 600,000 shares being offered or
                                       1,737,508 shares assuming the sale of the minimum of 300,000 shares, and including the 45,000 shares of the overallotment option, but excluding
                                       231,926 shares issuable upon exercise of currently outstanding options.

Use of proceeds                        Primarily to support growth of our
                                       subsidiary Bank of Visalia and to a
                                       lesser extent for general corporate
                                       purposes.

Underwriter                            Wedbush Morgan Securities Inc.

Type of offering                       This is a partially underwritten
                                       offering. The underwriter intends to
                                       commit  to purchase a minimum of
                                       300,000 shares. We will offer the
                                       remaining shares to our directors,
                                       employees and customers and to friends
                                       and relatives of our directors and
                                       employees in Tulare County. Although we
                                       can give no assurances, we expect our
                                       directors and officers will purchase
                                       approximately 160,000 shares in this
                                       offering.

How to purchase shares                 If you are interested in purchasing
                                       shares, either (i) complete the
                                       subscription agreement offer that
                                       accompanies this prospectus and return it to us with full payment or (ii) contact the underwriter. Once submitted to us, a subscription agreement offer is irrevocable. We reserve the right to reject any subscription, in whole or in part. See "Underwriting and Plan of Distribution." No offer will be accepted until the Securities and Exchange
                                       Commission has declared our registration statement effective.

OTC Bulletin Board symbol              VCBP.OB

Risk Factors

Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 9.

--------------------------------------------------------------------------------

                             SELECTED FINANCIAL DATA

The following table presents a summary of selected financial information which should be read in conjunction with our financial statements and notes thereto included as Appendix A to this prospectus. The financial information as of and for the six months ended June 30, 2004 and 2003 has not been audited but, in the opinion of management, contains all adjustments necessary to present fairly our consolidated financial position and results of operations as of and for such periods. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2004, or for any future periods. Average balances used in this table and throughout this prospectus are based on daily averages.

                                                                                                              As of and for the
                                                   As of and for the year ended December 31,              six months ended June 30,
    (in thousands except            ------------------------------------------------------------------    -------------------------
 share and per share data)              1999         2000          2001          2002          2003           2003          2004
                                        ----         ----          ----          ----          ----           ----          ----
Statement of Income Data:
Interest income                     $    5,280    $    6,835    $    6,528    $    6,404    $    7,188    $    3,460    $     3,864
Interest expense                         1,619         2,212         2,217         1,454         1,426           710            723
Net interest income                      3,661         4,623         4,311         4,950         5,762         2,750          3,141
Provision for (credit to)
 loan losses                               125           200           215           405           315           140            (94)
Net interest income after
 provision for (credit to)
 loan losses                             3,536         4,423         4,096         4,545         5,447         2,610          3,235
Non-interest income                        487           592           704         1,065         1,055           562            461
Non-interest expense                     3,081         3,437         3,546         4,079         4,648         2,291          2,686
Income before income taxes                 942         1,578         1,254         1,531         1,854           881          1,010
Income taxes                               346           650           504           600           705           340            385
Net income                                 596           928           750           931         1,149           541            625

Per Share Data:
Basic earnings per share            $     0.42    $     0.66    $     0.53    $     0.66    $     0.81    $     0.38    $      0.44
Diluted earnings per share          $     0.42    $     0.65    $     0.52    $     0.64    $     0.77    $     0.37    $      0.42
Book value per share                $     4.89    $     5.72    $     6.27    $     7.01    $     7.66    $     7.37    $      7.90
Average shares -basic                1,407,070     1,413,201     1,418,562     1,418,074     1,421,710     1,417,854      1,437,508
Average shares - diluted             1,420,618     1,424,759     1,442,637     1,452,573     1,483,954     1,465,027      1,483,944

Statement of Condition Data:
Investment securities               $   20,425    $   17,516    $   11,538    $   25,976    $   21,888    $   17,113    $    28,196
Total loans, net                        50,647        56,366        75,373        76,988       101,137        91,517        105,528
Allowance for loan losses                  724           908         1,051         1,102         1,433         1,275          1,357
Other real estate owned                     --            --            --            --            --            --            765
Total assets                           102,238        92,715       102,203       120,365       139,571       129,797        153,031
Total deposits                          92,115        82,001        91,464       107,759       119,668       110,427        130,625
Total shareholders' equity               6,882         8,111         8,892         9,937        11,020        10,455         11,358

(Continued on next page)

(Continued from previous page)

                                                                                                             As of and for the
                                                    As of and for the year ended December 31,            six months ended June 30,
                                             -------------------------------------------------------     -------------------------
                                             1999         2000         2001         2002      2003            2003         2004
                                             ----         ----         ----         ----      ----            ----         ----
Selected Performance Ratios:
Return on average assets (1)                 0.79%        1.12%        0.81%        0.85%      0.89%          0.89%        0.87%
Return on average equity (1)                 8.93%       12.52%        8.72%        9.85%     11.01%         10.65%       11.09%
Net interest margin                          5.37%        6.09%        5.02%        5.03%      4.85%          4.90%        4.76%
Average net loans as a
 percentage of average
 deposits                                    64.3%        76.1%        79.6%        81.9%      81.4%          77.8%        85.4%
Efficiency ratio (2)                         72.8%        64.7%        69.5%        66.8%      67.4%          68.2%        73.7%

Selected Asset Quality Ratios:
Nonperforming assets to
 total assets (3)                             0.0%         0.0%         2.2%         1.0%       0.7%           1.0%         0.8%
Nonperforming loans to
 total loans (4)                              0.0%         0.0%         3.0%         1.5%       1.0%           1.4%         0.4%
Net loan charge-offs to
 average loans                                0.2%         0.1%         0.1%         0.5%       0.0%           0.0%         0.0%
Allowance for loan losses
 to total loans                              1.41%        1.58%        1.37%        1.41%      1.40%          1.37%        1.26%
Allowance for loan losses
 to nonperforming loans (5)                    na           na         45.7%        92.8%     138.1%         101.3%       283.9%

Capital Ratios: (6)
 Bank
Leverage                                      8.5%         8.8%         8.7%         8.0%       9.8%          10.2%         9.6%
Tier 1 risk-based                            12.1%        12.4%        10.9%        10.8%      12.7%          13.2%        12.5%
Total risk-based                             13.4%        13.7%        12.2%        12.1%      14.0%          14.4%        13.7%
 Consolidated (7)
Leverage                                       na           na           na          8.0%      10.0%           8.0%         9.8%
Tier 1 risk-based                              na           na           na         10.8%      13.0%          10.3%        12.7%
Total risk-based                               na           na           na         12.1%      14.2%          11.6%        13.9%

Notes:

(1)   Returns for the six month periods are annualized.

(2) Efficiency ratio is the ratio of non-interest expenses to the sum of net interest income and non-interest income.

(3) Nonperforming assets consist of loans on nonaccrual, loans past due 90 days or more, restructured debt, and other real estate owned.

(4) Nonperforming loans consist of loans on nonaccrual and loans past due 90 days or more.

(5)   We had no nonperforming loans at December 31, 1999 and 2000.

(6) The Risk-Based and Leverage Capital ratios are defined in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Resources."

(7)   Valley Commerce Bancorp became the Bank's holding company in 2002.

Recent Developments

Our consolidated net income for the third quarter of 2004 was $698,000 or $.49 per basic share, which brought year to date earnings to $1.3 million or $.92 per basic share. On a fully diluted basis, earnings per share were $.45 and $.86 for the respective periods.

Third quarter 2004 net income included pretax income of $663,000, or approximately $398,000 of after-tax net income, recognized from the sale of other real estate that was acquired in June 2004. Management cautions that the income described in this paragraph is of a nonrecurring nature. We have no comparable assets on our books that could result in income and/or gains of this magnitude in the foreseeable future.

Return on average assets for the nine month period ended September 30, 2004 was 1.19%. Return on average shareholders' equity for the nine month period ended September 30, 2004 was 15.32%.

At September 30, 2004, our consolidated total assets were $163 million, total deposits were $139 million, and net loans were $106 million.

Net interest income earned during the third quarter of 2004 was $2.1 million, which included $423,000 of interest income resulting from the collection of interest previously reversed related to the other real estate noted above. The net interest margin for the first nine months of 2004 was 5.17%. Excluding the interest income from nonaccrual loans, the net interest margin was 4.75%.

The allowance for loan losses totaled $1.35 million or 1.25% of total loans at September 30, 2004. We recorded a loan loss provision of $40,000 in the third quarter of 2004. Non-performing assets at September 30, 2004 totaled $527,000, which was equal to 0.5% of total loans.

Non-interest income earned in the third quarter of 2004 totaled $496,000, which included a $240,000 gain on sale of other real estate, net of related carrying costs.

We had 1,437,508 shares of common stock outstanding at September 30, 2004. The book value per share was $8.62 at September 30, 2004.

                                  RISK FACTORS

In addition to the other information contained in this prospectus, you should carefully consider the following factors in evaluating us, our business and our prospects before purchasing any of our shares being offered.

Risks related to our company and its stock

There is a limited, sporadic trading market for our common stock, which will make it more difficult for you to sell your shares at a price acceptable to you. While our common stock generally is not subject to any restrictions on transfer, prior to this offering there has been only very limited and sporadic trading in our common stock. During the 12 months ended September 30, 2004, trading occurred in our stock on an average of 3.2 days per month, with average trading volume of 6,143 shares per month or 1,940 shares per day on days when trades took place. It is unlikely that an active public market will develop as a result of this offering. We do not intend to apply for listing on The Nasdaq Stock Market or on any securities exchange. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the Nasdaq Stock Market or certain exchanges. Even if a liquid market develops for our stock, there is no assurance that it will continue. An active, orderly trading market depends on the presence and participation of willing buyers and sellers that neither we nor any market makers for our stock can control. This may affect your ability to sell your shares. Also, the sale of a large number of shares at one time or over a relatively short period of time could depress the market price of our stock. For these and other reasons, our stock should be viewed as a long-term investment. See "Market Price for Common Equity and Related Shareholder Matters."

Future sales of our stock could depress the market price, so that the amount you would receive on sale of your shares might be less than the amount you paid for your shares. Under the United States federal securities laws, substantially all of our shares may be resold immediately in the public market, except for any shares held by our affiliates or restricted shares of our common stock acquired within the past two years by affiliates or nonaffiliates. Some shareholders may decide that they do not want to continue holding our shares and may sell them. We cannot predict whether shareholders will resell large numbers of our shares in the public market following this offering or how quickly they may resell their shares. If our shareholders sell large numbers of our shares over a short period of time, or if investors anticipate large sales of our shares over a short period of time, this could depress the trading price of the shares. See "Shares Eligible for Future Sale."

We are unlikely to pay cash dividends in the foreseeable future, so other investments offering a cash dividend or other form of cash distribution may be a more appropriate investment for you. Our ability to pay cash dividends in the future will depend on our profitability, growth and capital needs and on our cash position at Valley Commerce Bancorp, which depends substantially on dividends from the Bank. It has been our policy to retain earnings for the purpose of increasing capital to support growth. The payment of dividends by the Bank to Valley Commerce Bancorp is solely within the discretion of the Bank's board of directors, subject to compliance with regulatory requirements. Management expects that there will be substantial legal and strategic constraints on the Bank's ability and willingness to pay cash dividends in the future. Accordingly, it is likely that no cash dividends will be paid in the foreseeable future. See "Market Price for Common Equity and Related Shareholder Matters."

Upon completion of the offering, we will become subject to the Sarbanes-Oxley Act, which will impose substantial new costs on us. The Sarbanes-Oxley Act of 2002 imposes substantial corporate governance, compliance and reporting burdens on companies filing periodic reports with the Securities and Exchange Commission. At present we are not subject to this Act, but we will become subject to it upon the completion of this offering. We expect that compliance will require us to incur substantial new expenses to implement internal controls over financial reporting and to insure accurate and timely financial reporting and compliance with other provisions of the new law. These additional expenses could have a material adverse effect on our results of operations.

Our executive officers and directors have substantial control over our affairs, and their interests may not coincide with those of investors who purchase shares in this offering. Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 20% of our common stock following this offering. These shareholders acting together will have the ability to exert substantial influence over all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination.

We depend on our management expertise; the departure of any executive officer would require us to find a qualified replacement, and we have no assurance that we would be able to do so within a reasonable time. Our success depends on the services and prospective customer relationships of Donald A. Gilles, our chief executive officer, and other members of senior management. Additionally, we depend upon the technical skills of Allan W. Stone, our chief credit officer, and other officers involved in the production of loans and deposits. The loss of any officer for any reason could have a material adverse effect on us. We do not have employment agreements with these persons, although we have executive supplemental compensation agreements with each of them. See "Management-Supplemental Retirement and Life Insurance Plan" on page __ below. There is also no guaranty that we would be able to replace such individuals with persons of comparable skills or with comparable customer relationships. We also may not be able to attract and retain additional key personnel with the skills and expertise necessary to achieve and manage our planned growth.

Risk related to our industry

Our business may be affected by adverse economic conditions, including California's budget crisis. In recent years and continuing to the date of this prospectus, the California economy has been affected by an economic downturn. While improvement has been seen in other sections of the United States, the recovery has been only moderate in many regions of California, including our market area. The threat of terrorism and the uncertainty associated with the impact of the war in Iraq have hurt chances for economic recovery. In addition, the State of California is suffering a budget crisis, in that its tax revenues are insufficient to fund all of its services and commitments. If the economic recovery stalls in our market area, if economic conditions worsen, or if the State of California enacts substantial new or increased taxes or makes substantial cuts in government services or programs, our business could be adversely affected, including the demand for loans, the ability of borrowers to repay outstanding loans and the value of the property held as collateral for outstanding loans.

Risks related to the offering

The offering price reflects factors in addition to the market price of our stock and therefore may not represent a price at which you would be able to sell your shares. We have established the offering price through negotiations with the underwriter. The price at which the common stock has traded in the past or the price at which it currently trades was one factor we took into account. However, in establishing the offering price, we also considered prevailing market conditions, the most recent reported sale prices and lack of trading volume of our common stock, the results of our operations in recent periods, the market capitalizations and stages of development of other companies that we and the underwriter believe to be comparable to ours, estimates of our business potential, our present state of development and other factors deemed relevant. The offering price does not necessarily reflect the price at which the common stock has recently traded or the price at which it will trade following this offering. See "Determination of Offering Price."

Investors in the offering will suffer immediate and substantial dilution in the tangible book value of the shares purchased. Investors purchasing shares in the offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. See "Dilution."

We have substantial discretion in the use of proceeds of the offering and could use the funds for purposes that you might find unacceptable. We intend to contribute a portion of the net proceeds of the offering to Bank of Visalia as additional capital. Although the Bank intends to continue making loans, investing in securities and paying operating expenses with its funds, there are no restrictions, other than those imposed by applicable law on the activities of a commercial bank in California, on the actual use to which the Bank puts such funds. We will retain a portion of the proceeds in Valley Commerce Bancorp and may use such funds for any purposes that our management deems appropriate.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements." These forward-looking statements are subject to risks and uncertainties. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. Forward-looking statements include information concerning our possible or assumed future results of operations as well as statements that include the words "believe," "expect," "anticipate," "intend" or similar expressions. You should understand that certain important factors, including those set forth in "Risk Factors" above and elsewhere in this prospectus could affect our future results of operations and could cause those results to differ materially from those expressed in our forward-looking statements. In connection with these forward-looking statements, you should carefully review the risks set forth in this prospectus. Potential risks and uncertainties include, but are not limited to:

      o significant increases in competitive pressure in the banking and financial services industries;

      o changes in the interest rate environment, which could reduce anticipated or actual margins;

      o     changes in the regulatory environment;

      o general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected and resulting in, among other things, a deterioration in credit quality;

      o operational risks, including data processing systems failures or fraud;

      o     changes in business conditions and inflation;

      o     changes in technology;

      o     changes in monetary and tax policies;

      o     changes in the securities markets; and

      o other risks and uncertainties that will be described from time to time in our filings with the Securities and Exchange Commission.

                                 USE OF PROCEEDS

We estimate that our net proceeds from the sale of 600,000 shares of common stock in the offering will be approximately $6.6 million, after deducting estimated underwriting discounts and offering expenses, and assuming an offering price of $12.00 per share (the midpoint of the estimated offering price range). The following table shows gross and estimated net proceeds to us if we sell the minimum of 300,000 shares and maximum of 600,000 shares and the intended use of those proceeds, after deducting a 5% underwriting discount (assuming all shares sold were subject to the underwriting discount) and estimated offering expenses:

                   Estimated net proceeds and use of proceeds

                                                                             Assuming this number
                                                                               of shares is sold:
                                                                       --------------------------------
                                                                          300,000               600,000
                                                                          -------               -------
Price per share                                                        $    12.00            $    12.00
                                                                       ----------            ----------
Gross proceeds                                                         $3,600,000            $7,200,000
Estimated expenses and underwriter's discount                             480,000               660,000
                                                                       ----------            ----------
Net proceeds                                                           $3,120,000            $6,540,000
                                                                       ==========            ==========

Use of proceeds
Investment in Bank of Visalia and for general corporate purposes       $3,120,000            $6,540,000
                                                                       ==========            ==========

We plan to have the Bank increase its assets and deposits, and the primary use of proceeds will be to support that anticipated growth by maintaining its capital ratios above required levels. The Bank may seek to broaden and increase its loan portfolio or it may establish new products or new branches or seek to acquire other institutions, or their branches, as such opportunities may arise, as part of its growth strategy. We hope to open or acquire another office within the next 12 months but we have no specific plans at this time. Although we may engage in such transactions and mergers, we are not currently negotiating with respect to any such matter. Valley Commerce Bancorp and the Bank currently exceed all applicable regulatory capital requirements.

The amount and timing of the uses of the net proceeds will depend on the capital needs and financial requirements of the Bank and on local loan demand and acquisition opportunities. No assurance can be given that we will establish any new branches in the future or that we will consummate any acquisition or, if we are able to do so, that the resulting impact on our financial condition will be favorable. When we acquired our Fresno branch, we paid approximately
$20,000 for equipment and leasehold improvements. The costs of opening a new branch or acquiring a branch from another institution may be greater than these amounts. Pending the ultimate application of the proceeds, we intend to invest the net proceeds of this offering in investment securities, federal funds sold or other short or intermediate term investments, or a combination of such investments.

We may retain a portion of the net proceeds in our holding company and apply such funds to such uses as our management deems appropriate, including scheduled payments on the subordinated deferrable interest debentures it has issued in connection with the trust preferred securities issued by Valley Commerce Trust
I. At present the holding company engages in no material activities other than acting as the holding company for the Bank and conducting this offering and has no material expenses or liabilities except with respect to the offering and the subordinated deferrable interest debentures.

                         DETERMINATION OF OFFERING PRICE

The public offering price for the common stock was determined by negotiations between us and the underwriter. Among the factors we considered in such negotiations were prevailing market conditions, the recent trading price and volume of our common stock, the results of our operations in recent periods, the market capitalizations and operations and financial conditions of other companies that we and the underwriter believe to be comparable to ours, estimates of our business potential, our present state of development and other factors we and the underwriter deemed relevant.

The offering price does not necessarily reflect the price at which the common stock has recently traded, nor does the offering price necessarily reflect the price at which the common stock will trade following this offering. Prior to this offering there has been very limited and sporadic trading in our common stock. See "Market Price for Common Equity and Related Shareholder Matters."

The estimated initial public offering price range set forth on the cover of this prospectus is subject to change as a result of market conditions and other factors.

         MARKET PRICE FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

General

Our common stock is traded on the OTC Bulletin Board under the symbol "VCBP.OB." There is very limited over-the-counter market for our common stock. During the 12 months ended September 30, 2004, trading occurred in our stock on an average of 3.2 days per month, with average trading volume of 6,143 shares per month or 1,940 shares per day on days when trades took place. Wedbush Morgan Securities Inc. and Hoefer & Arnett Incorporated have acted as market makers for our common stock. These market makers have no obligation to make a market for our common stock, and they may discontinue making a market at any time. It is unlikely that an active trading market will develop or be sustained for the common stock as a result of this offering or at any other time in the future.

The information in the following table indicates the high and low "bid" quotations for our common stock for each quarterly period since January 1, 2002, and is based upon information provided by market makers. Quotations before November 21, 2002, are for common stock of Bank of Visalia before the reorganization by which Valley Commerce Bancorp became its holding company. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, do not reflect actual transactions, which have been very sporadic, and do not include nominal amounts traded directly by shareholders or through other dealers who are not market makers.

                           High and low bid quotations

                                                High             Low
                                                ----             ---
2004
Fourth quarter (through October 22)            $13.25          $12.75
Third quarter                                   16.00           12.33
Second quarter                                  13.37           12.00
First quarter                                   12.70           10.79

2003
Fourth quarter                                 $13.33          $10.79
Third quarter                                   10.92            9.84
Second quarter                                  10.79            9.07
First quarter                                    9.07            7.60

2002
Fourth quarter                                 $ 8.48          $ 7.25
Third quarter                                    8.16            7.25
Second quarter                                   8.06            6.66
First quarter                                    7.49            7.34

As of August 20, 2004, there were 410 record holders of our common stock and approximately 590 beneficial holders.

Dividend Policy

We have not paid any cash dividends on our common stock since our inception in 1996. Following the completion of this offering, we intend to retain any future earnings for the development and operations of our business. Accordingly, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

Holders of our common stock will be entitled to receive such cash dividends as may be declared by the board of directors out of funds legally available for that purpose. We are subject to certain restrictions on dividends under the California General Corporation Law. Generally, California law permits us to pay dividends not exceeding our retained earnings. In the alternative, we may pay a greater amount as dividends if our tangible assets after the dividends would be at least 125% of our liabilities (other than certain deferred items) and we meet certain financial ratio tests. However, a bank holding company ordinarily cannot meet these alternative requirements. In addition, we have agreed not to pay cash dividends if we are in default or deferring interest payments under our trust preferred securities.

Our ability to pay cash dividends will also depend to a large extent upon the amount of cash dividends paid by the Bank to Valley Commerce Bancorp. The ability of the Bank to pay cash dividends will depend upon its earnings and financial condition. Under California law, a California-chartered bank may pay dividends not exceeding the lesser of its retained earnings or its net income for the last three fiscal years (less any previous dividends; provided, with the prior regulatory approval, a bank may pay dividends not exceeding the greatest of (a) its retained earnings, (b) its net income for the previous fiscal year or
(c) its net income for the current fiscal year. However, the Bank has no formal dividend policy, and dividends are issued in the sole discretion of the Bank's board of directors. There can be no assurance as to when or whether a dividend will be paid or the amount of any dividend. The Bank currently has a policy of retaining earnings to support the growth of the Bank except as necessary to enable Valley Commerce Bancorp to pay its direct expenses and amounts due under subordinated debentures issued in connection with trust preferred securities.

We paid 5% stock dividends in each year from 2000 to 2004.

Registrar and Transfer Agent

Registrar and Transfer Company is the registrar and transfer agent for our common stock. Its address is 10 Commerce Drive, Cranford, New Jersey 07016. Its phone number is (800) 368-5948 and its email address is invrelations@rtco.com.

                                 CAPITALIZATION

The following table sets forth our capitalization and capital ratios at June 30, 2004, and pro forma capitalization and capital ratios as of that date after giving effect to sales of the minimum of 300,000 shares and the maximum of 600,000 shares being offered at an assumed sale price of $12.00 per share, after deducting a 5% underwriting discount (assuming all shares sold were subject to the underwriting discount) and estimated offering expenses:

     Actual and Pro Forma Capitalization and Capital Ratios at June 30, 2004

                                                                                     Pro forma assuming
(dollars in thousands)                                                          this number of shares is sold
                                                                             ---------------------------------
                                                                 Actual          300,000               600,000
                                                                 ------          -------               -------
Long-term debt                                              $     6,782      $     6,782           $     6,782
Junior subordinated deferrable interest debentures                3,093            3,093                 3,093
                                                            -----------      -----------           -----------
     Total debt                                                   9,875            9,875                 9,875

Common stock                                                     10,703           13,823                17,243
Retained earnings                                                   956              956                   956
Unrealized (loss) in securities available-for-sale                 (301)            (301)                 (301)
                                                            -----------      -----------           -----------
Total shareholders' equity                                       11,358           14,478                17,898
                                                            -----------      -----------           -----------
     Total capitalization                                   $    21,233      $    24,353           $    27,773
                                                            ===========      ===========           ===========

Shares of common stock outstanding                            1,437,508        1,737,508             2,037,508

Capital ratios: (1)
     Leverage                                                       9.8%            11.6%                 13.6%
     Tier 1 risk-based capital                                     12.7%            15.0%                 17.4%
     Total risk-based capital                                      13.9%            16.2%                 18.5%

(1) These ratios are described under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Resources."

                                    DILUTION

As of June 30, 2004, our net tangible book value was approximately $11,131,000, or $7.74 per share of common stock. Net tangible book value per share is equal to our tangible net assets, less total liabilities, divided by the number of shares of common stock outstanding. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering.

After giving effect to the sale of the minimum of 300,000 shares of common stock, after deducting a 5% underwriting discount (assuming all shares sold were subject to an underwriting discount) and estimated offering expenses, our pro forma net tangible book value as of June 30, 2004 would be $14,251,000 or $8.20 per share which would represent an immediate increase in pro forma net tangible book value of $0.46 per share to existing stockholders and immediate dilution in pro forma net tangible book value of $3.80 per share to new investors. After giving effect to the sale of the maximum of 600,000 shares of common stock, after deducting a 5% underwriting discount (assuming all shares sold were subject to an underwriting discount) and estimated offering expenses, our pro forma net tangible book value as of June 30, 2004 would be $17,671,000 or $8.67 per share which would represent an immediate increase in pro forma net tangible book value of $0.93 per share to existing stockholders and immediate dilution in pro forma net tangible book value of $3.33 per share to new investors. The following table illustrates the per share dilution in both scenarios.

                               Dilution per share

                                                     Assuming this number
                                                      of shares is sold
                                                   ------------------------
                                                   300,000          600,000
                                                   -------          -------
Assumed initial offering price                      $12.00           $12.00
Net tangible book value at June 30, 2004              7.74             7.74
Increase attributable to new investors                0.46             0.93
                                                    ------           ------
Net tangible book value after offering              $ 8.20           $ 8.67
                                                    ======           ======
Dilution to new investors                           $ 3.80           $ 3.33
                                                    ======           ======

The following table summarizes, as of June 30, 2004, the total number of shares of common stock purchased from us, the total cash consideration paid to us, and the average price per share paid by our existing shareholders and to be paid by new investors purchasing shares from us in the offering, assuming sale of all 600,000 shares being offered, which includes exercise of the underwriter's over-allotment option, at an assumed offering price of $12.00 per share:


                               Shares purchased            Total consideration
                            -----------------------    -------------------------    Average price
                             Number       Percent          Amount        Percent      per share
                            ---------     ------        -----------      ------     -------------
Existing shareholders       1,437,621      70.5%        $10,702,736       59.8%        $  7.44
New investors                 600,000      29.5           7,200,000       40.2           12.00
                            ---------     ------        -----------      ------        -------
Total                       2,037,621     100.0%        $17,902,736      100.0%        $  8.79
                            =========     ======        ===========      ======        =======

The tables above exclude 231,926 shares issuable upon exercise of options outstanding as of June 30, 2004. The weighted average exercise price of these outstanding options is $7.78 per share. Of these, options to acquire 169,946 shares at a weighted average exercise price of $6.70 per share are exercisable as of June 30, 2004. Exercise of these options would result in further dilution to new investors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read together with selected financial data and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

                                    Overview

Our founders opened Bank of Visalia in 1996 to serve as a community bank in Visalia and Tulare County. In 1998 the Bank purchased two branch offices of Bank of America in the Tulare County towns of Woodlake and Tipton. At present Bank of Visalia is the only banking facility in each of these communities. On November 21, 2002, with shareholder approval, Valley Commerce Bancorp became the holding company for Bank of Visalia, and outstanding shares of the Bank's common stock were exchanged on a one-for-one basis with newly issued shares of common stock of Valley Commerce Bancorp. In October 2003, the Bank acquired the branch facilities and deposits of the Fresno branch of Humboldt Bank. We assumed the lease obligation, assumed $5.8 million in deposit liabilities and paid an additional $20,000 for equipment and leasehold improvements used in the operation of the branch. This location became our first office outside of Tulare County and achieved our strategic goal of entering the Fresno marketplace.

In 2003, Valley Commerce Bancorp formed Valley Commerce Trust I as a Delaware business trust with capital of $93,000 for the sole purpose of issuing trust preferred securities. We issued $3,000,000 of trust preferred securities later that year.

We derive our income primarily from interest received on real estate related loans, commercial loans, and consumer loans and to a lesser extent fees from the sale or brokerage of loans, interest on investment securities and fees for services provided to deposit customers. Our major operating expenses are the interest we pay on deposits and borrowings and general operating expenses, consisting primarily of salaries and employee benefits and, to a lesser extent, occupancy and equipment, data processing and operations.

                          Critical Accounting Policies

Valley Commerce Bancorp's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Our accounting policies are integral to understanding the financial results reported. Our most complex accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and consistently applied from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The allowance for loan losses is the accounting area where management's judgment is most likely to materially impact our financial results. The following is a brief description of our current accounting policies involving the allowance for loan losses:

Allowance for Loan Losses

The allowance for loan losses represents our best estimate of losses inherent in the existing loan portfolio. The purpose of the allowance for loan losses is to provide for estimated losses that are probable to have occurred as of the balance sheet date, and not to predict or account for future potential losses. We believe that the allowance for loan losses is a "critical accounting estimate" because it is based upon management's assessment of various factors affecting the collectibility of loans. The determination of the allowance for loan losses requires management to make significant estimates based on information available as of the balance sheet date. These estimates are subject to change in future reporting periods if such conditions and information change. For example, a decline in the California real estate market could result in an increase in delinquencies or foreclosures, which may require additional allowances for losses in future periods.

The level of the allowance for loan losses is based upon the current status of quantitative and qualitative (judgmental) risk factors. Our analysis considers all significant conditions that might affect the ability of borrowers to perform on their obligations. Quantitative and qualitative risk factors that may affect loss recognition in the portfolio include, but are not limited to the following:

            Quantitative factors

            o     Specific allocations for significant classified loans

            o Migration and historical loss experience by type and classification

            o     The review and risk grading of the portfolio

            Qualitative (judgmental) factors

            o     Volume and trends in delinquent and non-accrual loans

            o     Volume, severity, and trends in identified problem loans

            o     The value of the underlying collateral

            o     Volume and nature of the existing portfolio

            o     Concentrations of credit

            o National and local economic conditions affecting the loan portfolio

            o     Lending policies and systems

            o     Experience, ability and depth of lending personnel

            o     Off-balance sheet credit risk

The allowance for loan losses is increased through periodic provisions to the allowance for loan losses that are charged against income, and decreased by charge-offs for actual losses, net of recoveries. Charge-offs represent losses on the outstanding principal balance and any interest payments previously accrued. Additions to the allowance for loan losses are expected to maintain the adequacy of the total allowance after credit losses and loan growth.

The accuracy of the allowance for loan losses at June 30, 2004 can only be proven over the remaining life of the loan portfolio in existence at that date. As stated above, the historical loss experience of the Company is a key risk factor considered in establishing the level of the allowance. During the five years ended December 31, 2003, the total net charge-offs recorded by the Company totaled $617,000. The allowance for loan losses at the beginning of that 5-year period, January 1, 1999, was $575,000, or 1.4 % of total loans. The level of correlation between these figures needs to consider a number of factors including changes that would have occurred over the 5-year period including changes in the size and composition of the loan portfolio, changes in the economic environment during the 5-year period, changes in lending practices and personnel, and the circumstances of specific impaired loans.

Management's Allowance for Loan losses analysis produces a range of possible allowance amounts that reflect generally accepted accounting principles. Management's determination of which amount is appropriate at a particular date is based on its evaluation of the quantitative and qualitative risk factors described above. At June 30, 2004, management determined the proper level of the allowance to be $1,357,010 or 1.26% of total loans. The decrease in allowance percentage from prior periods reflects diminished expectations for future loan losses. A key factor in this determination was the expected favorable resolution of a significant impaired loan.

Further information is provided in the "Provision for Loan Losses" and "Allowance for Loan Losses" sections of this discussion and analysis.

Allowance for Loan Losses Related to Undisbursed Loan Commitments

A separate allowance for loan losses related to undisbursed loan commitments is maintained. We estimate the amount of probable losses by applying the loss factors used in our allowance for loan losses methodology to our estimate of the expected usage of undisbursed commitments and letters of credit.

      Results of Operations for the Six Months Ended June 30, 2004 and 2003

Overview

We earned net income of $625,000, or $0.42 per diluted share, for the six months ended June 30, 2004, compared to $541,000, or $0.37 per diluted share, for the six months ended June 30, 2003. The annualized return on average assets was 0.87% for the six months ended June 30, 2004 and 0.89% for the same period in 2003. The annualized return on average shareholders' equity for the same periods was 11.09% and 10.65%, respectively.

The increase in earnings was primarily related to our continued strong growth and a credit to the allowance for loan losses for the six month period ended June 30, 2004, partially offset by costs incurred to expand our infrastructure and branches.

At June 30, 2004, our total assets were $153.0 million, representing an increase of $13.5 million or 19% compared to December 31, 2003. Total loans, net of the allowance for loan losses, were $105.5 million at June 30, 2004, representing an increase of $4.4 million or 9% compared to December 31, 2003. Total deposits were $130.6 million at June 30, 2004, representing an increase of $11.0 million or 18% compared to December 31, 2003.

At June 30, 2004, our leverage ratio was 9.8% while our tier 1 risk-based capital ratio and our total risk-based capital ratio were 12.7% and 13.9%, respectively. The leverage, tier 1 risk-based capital and total risk-based capital ratios at December 31, 2003 were 10.0%, 13.0% and 14.2%, respectively.

A detailed presentation of our financial results as of, or for the six months ended June 30, 2004 and 2003 follows. The comparisons made in this presentation are for the six month periods ended June 30 of the referenced year; e.g., "net interest income for the 2004 period" refers to net interest income for the six months ended June 30, 2004.

Net Interest Income

Our earnings depend largely upon our net interest income, which is the difference between the total interest income we earn on interest earning assets (primarily loans and investment securities) and the total interest expense we incur on interest bearing liabilities (primarily deposits and borrowed funds). Net interest income is affected by changes in the interest rates earned on interest earning assets, the interest rates paid on interest bearing liabilities, and the average account balances included in each category. Our net interest margin (net interest income expressed as a percentage of average total interest earning assets) provides a measure of our performance in generating net interest income when comparing different time periods.

The interest rates we earn on assets and pay on liabilities are affected principally by our direct competition, and general economic conditions at the state and national level which result in factors beyond our control such as actions of the Federal Reserve Board, the general supply of money in the economy, legislative tax policies, governmental budgetary matters, and other state and federal economic policies. Our average balances of interest earning assets and interest bearing liabilities are affected principally by our direct competition, economic conditions within our area of operations, and our internal management of asset quality, capital and liquidity. Our inability to maintain strong asset quality, capital or liquidity may adversely affect (a) our ability to accommodate desirable borrowing customers, thereby impacting growth in quality, higher-yielding earning assets, and (b) our ability to attract comparatively stable, lower-cost deposits.

Total interest income increased from $3.46 million in the 2003 period to $3.86 million in the 2004 period due to higher average interest earning assets during 2004, which offset a 32 basis points (bps) decrease (from 6.16% to 5.84%) in the weighted average yield on interest earning assets. This was due primarily to an increase of $22.0 million or 27% in average loans outstanding offset by a 50 bps decline in the weighted average yield earned on loans. The average amounts of other categories of interest earning assets remained relatively constant in the two periods. The increase in loans was due to our continued marketing efforts which resulted in growth in all segments of the loan portfolio. The decrease in weighted average yield was due to decreases in market interest rates, thus resulting in lower rates being assigned to loans at scheduled renewal or repricing dates and lower yields on newly originated or purchased loans and securities.

Total interest expense remained consistent from the 2003 period to the 2004 period as the $10.4 million increase in total average interest-bearing liabilities was almost fully offset by a 17 bps decrease (from 1.77% to 1.60%) in the weighted average rate paid on these liabilities. The decrease in our cost of funds was also due to decreasing market rates; this enabled us to lower rates paid on existing deposits while continuing to attract new deposits also at lower rates.

Net interest income before (credit to) provision for loan losses increased to $3.14 million for the 2004 period from $2.75 million for the 2003 period due to the factors described above. While increased volume of net average earning assets resulted in an increase in our net interest income of $609,000, the decrease in interest rates reduced net interest income by $218,000.

Our net interest margin decreased 14 bps (from 4.90% to 4.76%). The decrease in net interest margin was attributable to the fact that the decrease in weighted average yield on interest earning assets of 32 bps was more than the decrease in the weighted average rate paid on interest bearing liabilities of 17 bps. This occurred because (i) interest rates on assets continued to reprice at lower rates, (ii) our ability to reduce pricing on deposits was somewhat limited by the historically low interest rate environment and (iii) other borrowings, consisting of relatively higher cost Federal Home Loan Bank advances and junior subordinated deferrable interest debentures, constituted a higher percentage of our interest bearing liabilities in the 2004 period. See "Borrowings" and "Junior Subordinated Deferrable Interest Debentures."

The increased significance of non-interest-bearing deposits as a funding source prevented our net interest margin from deteriorating further. Average non-interest bearing deposits totaled $40.6 million, representing 33% of average deposits during the 2004 period, compared to $30.5 million, representing 29% of average deposits, during the 2003 period.

The following table presents our average balance sheet, including weighted average yields and rates on a taxable-equivalent basis, for the six month periods indicated:

             Average balances and weighted average yields and rates

                                                                                       Six months ended June 30,
                                                                  -----------------------------------------------------------------
                                                                              2004                                 2003
                                                                  -----------------------------      ------------------------------
                                                                            Interest    Average                  Interest   Average
                                                                  Average    income/     yield/      Average      income/    yield/
(dollars in thousands)                                            balance    expense      cost       balance      expense     cost
                                                                  -------    -------      ----       -------      -------     ----
ASSETS
Due from banks                                                   $     83     $    2      4.82%      $    397      $    7     3.53%
Federal funds sold                                                  6,350         31       .98%         6,774          39     1.15%
Available-for-sale investment securities:
     Taxable                                                       19,032        309      3.25%        21,067         418     3.94%
     Non-taxable (1)                                                3,138         52      5.02%         2,213          45     6.16%
                                                                 --------     ------                 --------      ------
  Total securities (1)                                             22,170        361      3.50%        23,280         463     4.15%
Loans (2) (3)                                                     104,582      3,470      6.64%        82,619       2,951     7.14%
                                                                 --------     ------                 --------      ------
  Total interest earning assets (1)                               133,185      3,864      5.84%       113,070       3,460     6.16%
Non-interest earning assets, net of allowance for loan losses      10,813                               9,220
                                                                 --------                            --------
   Total assets                                                  $143,998                            $122,290
                                                                 ========                            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Interest bearing                                               $ 47,408     $  181       .76%      $ 42,171      $  181      .86%
  Time deposits less than $100,000                                 17,688        161      1.82%        17,468         203     2.32%
  Time deposits $100,000 or more                                   16,757        188      2.24%        15,993         207     2.59%
                                                                 --------     ------                 --------      ------
  Total interest-bearing deposits                                  81,853        530      1.30%        75,632         591     1.56%
Other borrowings                                                    8,759        193      4.41%         4,601         119     5.17%
                                                                 --------     ------                 --------      ------
   Total interest-bearing liabilities                              90,612        723      1.60%        80,233         710     1.77%
                                                                              ------                               ------
Non-interest bearing deposits                                      40,621                              30,497
Other liabilities                                                   1,423                               1,319
                                                                 --------                            --------
  Total liabilities                                               132,656                             112,049
Shareholders' equity                                               11,342                              10,241
                                                                 --------                            --------
  Total liabilities and shareholders' equity                     $143,998                            $122,290
                                                                 ========                            ========
Net interest income and margin (1)                                            $3,141      4.76%                    $2,750     4.90%
                                                                              ======      ====                     ======     ====

(1) Interest income is not presented on a taxable-equivalent basis, however, the average yield was calculated on a taxable-equivalent basis by using a marginal tax rate of 34%.

(2) Nonaccrual loans are included in total loans. Interest income is included on nonaccrual loans only to the extent cash payments have been received.

(3) Interest income includes amortized loan fees of $213 and $166 for 2004 and 2003, respectively.

The following table sets forth a summary of the changes in interest income and interest expense from changes in average earning assets and interest-bearing liabilities (volume) and changes in average interest rates for the periods indicated. Changes not solely attributable to volume or rates have been allocated in proportion to the respective volume and rate components.

      Changes in net interest income due to changes in volumes and rates

                                                     Six months ended June 30,
                                                       2004 compared to 2003
                                                    ---------------------------
                                                    Volume     Rate       Total
                                                    ------     ----       -----
(in thousands)
Increase (decrease) in interest income:
 Due from banks                                     $  (6)     $   1      $  (5)
 Federal funds sold                                    (2)        (6)        (8)
 Available-for-sale investment securities             (24)       (78)      (102)
 Loans                                                784       (265)       519
                                                    -----      -----      -----
    Total interest income                             752       (348)       404
                                                    -----      -----      -----

(Decrease) increase in interest expense:
 Interest-bearing deposits                             22        (22)         0
 Time deposits less than $100,000                       3        (45)       (42)
 Time deposits $100,000 or more                        10        (29)       (19)
 Other borrowings                                     108        (34)        74
                                                    -----      -----      -----
    Total interest expense                            143       (130)        13
                                                    -----      -----      -----
      Increase in net interest income               $ 609      $(218)     $ 391
                                                    =====      =====      =====

(Credit to) Provision for Loan Losses

The (credit to) provision for loan losses, which is included in operations to support the required level of the allowance for loan losses, is based on loan growth, credit experience, portfolio mix and our ongoing evaluation of the loan portfolio risk and economic conditions. A credit to the provision occurs when we have determined that the existing balance of the allowance for loan losses exceeds the estimated inherent losses in the loan portfolio as of the balance sheet date.

The (credit to) provision for loan losses for the six months ended June 30, 2004 was comprised of loss provisions totaling $35,000 recorded prior to June 2004 offset by a $129,000 credit recorded in June 2004. The June credit resulted from our determination that the loss exposure on an impaired loan had been eliminated, and that the portion of the allowance for loan losses specifically reserved for this loan was no longer required. As a result, the overall level of the reserve was in excess of the amounts determined as necessary by management and the provision was reduced accordingly. We made this determination following the foreclosure and evaluation of the fair value of the impaired loan's underlying collateral in June 2004 and the subsequent receipt of a favorable purchase offer. We accepted this offer with escrow closing in September 2004. The reduction in the provision for loan losses recorded in June 2004 adjusted the allowance for loan losses to the level required to provide for credit losses estimated in the loan portfolio at June 30, 2004.

We recorded a provision for loan losses in the 2003 period of $140,000 due primarily to growth of the loan portfolio. Net loan recoveries totaled $18,000 in the 2004 period compared to net loan recoveries of $33,000 in the 2003 period. For further information regarding credit losses and the allowance for loan losses see "Critical Accounting Polices" and "Financial Condition - Allowance for Loan Losses."

Non-Interest Income

Non-interest income for the 2004 period totaled $461,000 compared with $565,000 in the 2003 period. The components of non-interest income during these periods were as follows:

                               Non-interest income

                                                                   Six months ended June 30,
                                                             ------------------------------------

                                                                                        Increase
(in thousands)                                                 2004         2003       (Decrease)
                                                               ----         ----       ----------
Service charges                                              $   246       $   243       $     3
Gain on sales of available-for-sale investment
securities                                                         7            97           (90)
Mortgage loan brokerage fees                                      88           126           (38)
Earnings on cash surrender value of life insurance
policies                                                          44            42             2
Other                                                             76            54            22
                                                             -------       -------       -------
 Total non-interest income                                   $   461       $   562       $  (101)
                                                             =======       =======       =======

Despite deposit growth during the 2004 period, income from service charges on deposit accounts increased only slightly from the 2003 period. This was primarily due to higher average balances maintained by customers.

During the first six months of 2004, we brokered fewer residential mortgage loans and therefore earned less loan brokerage fees. This was due to a slowdown in refinance activity that was experienced throughout the mortgage industry. Greater refinance activity occurred in the 2003 period when mortgage interest rates initially decreased to historically low levels.

The gains on sale of available-for-sale investment securities decreased during the 2004 period. This was due to the sale of certain securities in the 2003 period. We have no established program of selling securities other than as a source of liquidity or to achieve interest rate risk management goals. From time to time, we evaluate the portfolio of investment securities and may initiate sales of selected securities. Sales of securities can produce either gains or losses depending upon the prevailing interest rate environment.

Non-Interest Expense

Total non-interest expense was $2.7 million in the 2004 period, up $395,000 or 17%, from the $2.3 million in non-interest expense in the 2003 period. The ratio of non-interest expense to net operating revenue (efficiency ratio) was 75% and 69% for the 2004 period and the 2003 period, respectively. This ratio reflects changes in non-interest expense as well as changes in revenue from interest and non-interest sources. The decrease in efficiency was caused by expansion of our infrastructure and operations in the 2004 period in anticipation of future loan and deposit growth. Although net interest income increased in the 2004 period, our efficiency ratio would have been lower in the 2004 period had we been able to maintain our net interest margin from the 2003 period.

The following table presents the major components of non-interest expense for the periods indicated.

                              Non-interest expense

                                                   Six months ended June 30,
                                                ------------------------------

                                                                       Increase
(in thousands)                                   2004        2003     (Decrease)
                                                ------      ------    ----------
Salaries and employee benefits                  $1,457      $1,195      $  262
Occupancy and equipment                            300         248          52
Data processing                                    209         209           0
Operations                                         185         130          55
Professional and legal                             128         153         (25)
Advertising and business development                88          49          39
Telephone and postal                                66          58           8
Supplies                                            54          48           6
Assessment and insurance                            60          45          15
Amortization expense                                31          31           0
Other expenses                                     108         125         (17)
                                                ------      ------      ------
  Total non-interest expense                    $2,686      $2,291      $  395
                                                ======      ======      ======

The increase in non-interest expense resulted from growth, including the addition of the Fresno branch in the fourth quarter of 2003. Of the $395,000 increase in non-interest expense, $186,000 represented the employee, occupancy and other non-interest costs of the Fresno branch, which were not present in the comparable period of 2003. The remainder of the variance is attributable to increased employee costs, advertising and business development expenses, and other expenses associated with our growth.

Additional increases in employee costs were to enhance loan production capability and for normal salary adjustments. Operations costs increased due to significantly higher costs in the areas of correspondent bank charges and courier/armored car charges. These reflected our growth as well as changing vendor cost structures. The other expenses category decreased in the 2004 period due to the absence of an operations-related loss that occurred in the 2003 period.

Provision for Income Taxes

The provision for income taxes for the 2004 period was $385,000 compared to $340,000 in the 2003 period. Our effective tax rates for these periods were 38%, and 39%, respectively.

      Results of Operations for the Years Ended December 31, 2003 and 2002

Overview

We earned net income of $1.15 million, or $0.77 per diluted share, for the year ended December 31, 2003, compared to $931,000, or $0.64 per diluted share, for the year ended December 31, 2002. The returns on average assets were 0.89% in 2003 and 0.85% in 2002. Returns on average shareholders' equity for the same periods were 11.01% and 9.85%, respectively.

The increase in earnings was related to our continued strong growth and more favorable loan loss experience in 2003. At December 31, 2003, our total assets were $139.6 million, representing an increase of $19.2 million or 16% compared to December 31, 2002. Total loans, net of the allowance for loan losses, were $101.1 million at December 31, 2003, representing an increase of $24.1 million or 31% compared to December 31, 2002. Total deposits were $119.7 million at December 31, 2003, representing an increase of $11.9 million or 11% compared to December 31, 2002.

At December 31, 2003, our leverage ratio was 10.0% while our tier 1 risk-based capital ratio and our total risk-based capital ratio were 13.0% and 14.2%, respectively. The leverage, tier 1 risk-based capital, and total risk-based capital ratios at December 31, 2002 were 8.0%, 10.8%, and 12.1%, respectively.

A detailed presentation of our financial results for the years ended December 31, 2003 and 2002 follows.

Net Interest Income

Total interest income increased from $6.40 million in 2002 to $7.19 million in 2003 due to higher average volume of interest earning assets during 2003, which offset a 45 basis points (bps) decrease (from 6.49% to 6.04%) in the weighted average yield on interest earning assets. This was due primarily to an increase of $11.3 million or 14% in average loans outstanding offset by 18 bps decline in the weighted average yield earned on loans. Additionally, average available-for-sale investment securities increased by $8.1 million or 56%. However, the impact on net interest income was mitigated by a 115 bps decline in the average interest rate earned on investment securities. The increase in loans was due to our continued marketing efforts while the increase in investment securities reflected the use of additional funds from increased average deposits. The decrease in weighted average yield was due to decreases in market interest rates; this resulted in lower rates being assigned to loans at scheduled renewal or repricing dates and lower yields on newly originated or purchased loans and securities. In addition, certain higher yielding investment securities were sold in 2002.

Total interest expense decreased $28,000 from 2002 to 2003 despite a $12.4 million or 17% increase in average interest-bearing liabilities. The increase was more than offset by a 33 bps decrease (from 2.03% to 1.70%) in the weighted average rate paid on these liabilities. The decrease in our cost of funds was also due to decreasing market rates; this enabled us to lower rates paid on existing deposits while continuing to attract new deposits.

Net interest income before provision for loan losses increased to $5.76 million for 2003 from $4.95 million for 2002 due to the factors described above. The increased volume of net average earning assets resulted in an increase in our net interest income of $791,000 and the decrease in interest rates added an additional $21,000 of net interest income.

Our net interest margin decreased 18 bps (from 5.03% to 4.85%). The decrease in net interest margin was attributable to the fact that the decrease in weighted average yield on interest earning assets was more than the decrease in the weighted average rate paid on interest bearing liabilities. This occurred because:

(i) interest rates for assets continued to reprice at lower rates, (ii) our ability to reduce pricing for deposits was somewhat limited by the historically low interest rate environment and (iii) other borrowings, consisting of relatively higher cost Federal Home Loan Bank advances and junior subordinated deferrable interest debentures, constituted a higher percentage of our interest bearing liabilities in 2003. See "Borrowings" and "Junior Subordinated Deferrable Interest Debentures."

Non-interest bearing deposits gained more significance as a funding source in 2003, which prevented greater deterioration in our net interest margin. Average non-interest-bearing deposits totaled $32.7 million, representing 30% of average deposits during 2003 compared to $26.7 million, representing 28% of average deposits, during 2002.

The following table presents our average balance sheet, including average yields and rates on a taxable-equivalent basis, for the years indicated:

             Average balances and weighted average yields and rates

                                                                                        Year ended December 31,
                                                                                        -----------------------
                                                                                2003                              2002
                                                                  ------------------------------     ------------------------------
                                                                              Interest   Average                Interest    Average
                                                                  Average      income/    yield/     Average     income/     yield/
(dollars in thousands)                                            balance      expense     rate      balance     expense      rate
                                                                  -------      -------     ----      -------     -------      ----
ASSETS:
Due from banks                                                    $    309    $     11     3.56%    $    433    $     19     4.39%
Federal funds sold                                                   6,693          72     1.08%       5,813          92     1.58%
Available-for-sale investment securities:
   Taxable                                                          20,581         738     3.59%      11,928         534     4.48%
   Non-taxable (1)                                                   1,979          75     5.74%       2,543         117     6.97%
                                                                  --------    --------     ----     --------    --------     ----
 Total securities (1)                                               22,560         813     3.77%      14,471         651     4.92%
Loans (2) (3)                                                       90,153       6,292     6.98%      78,847       5,642     7.16%
                                                                  --------    --------     ----     --------    --------     ----
 Total interest earning assets (1)                                 119,715       7,188     6.04%      99,564       6,404     6.49%
Non-interest earning assets, net of allowance for loan losses        9,192                             9,924
                                                                  --------                          --------
  Total assets                                                    $128,907                          $109,488
                                                                  ========                          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:

 Interest bearing                                                 $ 44,213    $    352      .80%    $ 38,821    $    447     1.15%
 Time deposits less than $100,000                                   17,550         378     2.15%      14,350         441     3.07%
 Time deposits $100,000 or more                                     15,930         395     2.48%      16,149         415     2.57%
                                                                  --------    --------     ----     --------    --------     ----
 Total interest-bearing deposits                                    77,693       1,125     1.45%      69,320       1,303     1.88%
Other borrowings                                                     6,274         301     4.80%       2,246         151     6.72%
                                                                  --------    --------     ----     --------    --------     ----
  Total interest-bearing liabilities                                83,967       1,426     1.70%      71,566       1,454     2.03%
                                                                              --------                          --------
Non-interest bearing deposits                                       32,671                            26,719
Other liabilities                                                    1,836                             1,751
                                                                  --------                          --------
 Total liabilities                                                 118,474                           100,036
Shareholders' equity                                                10,433                             9,452
                                                                  --------                          --------
 Total liabilities and shareholders' equity                       $128,907                          $109,488
                                                                  ========                          ========
Net interest income and margin (1)                                            $  5,762     4.85%                $  4,950     5.03%
                                                                              ========     ====                 ========     ====

(1) Interest income is not presented on a taxable-equivalent basis, however, the average yield was calculated on a taxable-equivalent basis by using a marginal tax rate of 34%.

(2) Nonaccrual loans are included in total loans. Interest income is included on nonaccrual loans only to the extent cash payments have been received.

(3) Interest income includes amortized loan fees of $473 and $376, for 2003 and 2002, respectively.

The following table sets forth a summary of the changes in interest income and interest expense from changes in average earning assets and interest-bearing liabilities (volume) and changes in average interest rates for the periods indicated. Changes not solely attributable to volume or rates have been allocated in proportion to the respective volume and rate components.

      Changes in net interest income due to changes in volumes and rates

                                                   Years ended December 31,
                                                    2003 compared to 2002
                                               --------------------------------
                                               Volume        Rate         Total
                                               ------        ----         -----
(in thousands)
Increase (decrease) in interest income:
 Due from banks                               $    (5)     $    (3)     $    (8)
 Federal funds sold                                14          (34)         (20)
 Available-for-sale investment securities         398         (236)         162
 Loans                                            809         (159)         650
                                              -------      -------      -------
   Total interest income                        1,216         (432)         784
                                              -------      -------      -------

(Decrease) increase in interest expense:
 Interest-bearing deposits                         62         (157)         (95)
 Time deposits less than $100,000                  98         (161)         (63)
 Time deposits $100,000 or more                    (6)         (14)         (20)
 Other borrowings                                 271         (121)         150
                                              -------      -------      -------
   Total interest expense                         425         (453)         (28)
                                              -------      -------      -------
     Increase in net interest income          $   791      $    21      $   812
                                              =======      =======      =======

Provision for Loan Losses

We have made no changes in loan loss methodology for any of the periods presented in this filing which significantly affected the provision or allowance for loan losses. Further details related to our methodology are included in the above discussion of critical accounting policies and in our comparison of operating results for the six-month periods ending June 30, 2004 and 2003.

The provisions for loan losses in 2003 and 2002 were $315,000 and $405,000, respectively. The loan loss provision was greater in the prior year due to net loan charge-offs of $354,000 in 2002 compared to net loan recoveries of $16,000 in 2003. The 2002 charge-offs included a $208,000 charge-off for a loan to a company that provided computer network services, and an $87,000 charge-off on a landscaping company. Both losses were attributable to borrowers' management deficiencies that developed subsequent to loan origination and were not industry related. Without this difference in net loan losses, the 2003 provision for loan losses would have exceeded the 2002 provision due to growth in the loan portfolio.

Non-Interest Income

Non-interest income for 2003 totaled $1.05 million compared with $1.07 million in 2002. The components of non-interest income were as follows:

                               Non-interest income

                                                           Year ended December 31,
                                                        -----------------------------

                                                                            Increase
(in thousands)                                          2003       2002    (Decrease)
                                                        ----       ----    ----------
Service charges                                        $  496     $  495     $    1
Gain on sales of available-for-sale investment
securities                                                131        172        (41)
Mortgage loan brokerage fees                              202        148         54
Earnings on cash surrender value of life insurance
policies                                                   75         93        (18)
Other                                                     151        157         (6)
                                                       ------     ------     ------
 Total non-interest income                             $1,055     $1,065     $  (10)
                                                       ======     ======     ======

Despite deposit growth during 2003, income from service charges on deposit accounts remained static. Fees charged on checking and savings accounts declined compared to the prior year due to higher average balances maintained by business and professional customers. This was offset by increased nonsufficient funds charges due to an increased number of consumer accounts.

During 2003, we earned greater loan brokerage fees on residential mortgage loans than the prior year due to increased refinance activity. The increase reflected mortgage interest rates decreasing to historically low levels in 2003.

The gains on sale of available-for-sale investment securities decreased during 2003. We have no established program of selling securities other than as a source of liquidity or to achieve interest rate risk management goals. From time to time, we evaluate the portfolio of investment securities and may initiate sales of certain securities. Sales of securities can produce either gains or losses depending upon the prevailing interest rate environment.

Non-Interest Expense

Total non-interest expense was $4.6 million in 2003, up $569,000 or 14%, from the $4.1 million in non-interest expense in 2002. The ratio of non-interest expense to net operating revenue (efficiency ratio), remained consistent at 67.4% compared to 67.8% for 2003 and 2002, respectively.

The following table presents the major components of non-interest expense for the years indicated.

                              Non-interest expense

                                                     Year ended December 31,
                                                 -------------------------------

                                                                       Increase
(in thousands)                                    2003       2002     (Decrease)
                                                  ----       ----     ----------
Salaries and employee benefits                   $2,419     $2,096      $  323
Occupancy and equipment                             550        459          91
Data processing                                     418        383          35
Operations                                          309        176         133
Professional and legal                              200        285         (85)
Advertising and business development                128        112          16
Telephone and postal                                121        104          17
Supplies                                            111         83          28
Assessment and insurance                            100         86          14
Amortization expense                                 63         63           0
Other expenses                                      229        232          (3)
                                                 ------     ------      ------
  Total non-interest expense                     $4,648     $4,079      $  569
                                                 ======     ======      ======

Much of the increase in non-interest expense was related to the general growth we have experienced which affected all areas of expense. The increase in salaries and related benefits was primarily to enhance loan production capability. Occupancy and equipment expense reflected acquisition of new leased facilities for administrative employees.

Operations costs increased due to significantly higher costs in the areas of correspondent bank charges and courier/armored car charges. These reflected our growth as well as changing vendor cost structures. Also included in the operations category was branch security costs which increased significantly at certain locations based on greater need.

Professional and legal costs incurred in 2003 were down from the prior year due to the absence of legal costs incurred in 2002 related to the formation of our bank holding company.

Additional non-interest expense was incurred due to the acquisition and opening of our full service Fresno branch in October 2003. Including legal costs, the non-interest expense related to the Fresno branch totaled approximately $151,000 in 2003.

Provision for Income Taxes

The provision for income taxes for 2003 was $705,000 compared to $600,000 in 2002. Our effective tax rates for these periods were 38.0%, and 39.2%, respectively.

                               Financial Condition

Investment Securities

We purchase investment securities primarily to maintain adequate liquidity. Our portfolio consists of obligations of U.S. Government agencies, mortgage-backed securities of U.S. government sponsored enterprises, obligations of states and political subdivisions, and other investment grade securities.

All existing investment securities are classified as available-for-sale securities rather than as held-to-maturity securities. In classifying its investments as available-for-sale, securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income within shareholders' equity.

The following tables set forth the estimated market value of available-for-sale investment securities at the dates indicated:

                  Market value of securities available for sale

                                                       June 30, 2004
                                  ---------------------------------------------------------
(in thousands)                    Amortized      Unrealized       Unrealized         Fair
                                    Cost            Gain              Loss           Value
                                    ----            ----              ----           -----
U.S. government agencies           $13,698         $     5         $  (154)         $13,549
Mortgage-backed securities           9,800              --            (214)           9,586
Municipal securities                 4,511              38            (136)           4,413
Corporate debt securities              652              --              (4)             648
                                   -------         -------         -------          -------
 Total                             $28,661         $    43         $  (508)         $28,196
                                   =======         =======         =======          =======

                                                     December 31, 2003
                                  ---------------------------------------------------------
                                  Amortized      Unrealized       Unrealized         Fair
                                    Cost            Gain              Loss           Value
                                    ----            ----              ----           -----
U.S. government agencies           $ 9,614         $    18         $   (63)         $ 9,269
Mortgage-backed securities           9,423              12             (62)           9,373
Municipal securities                 1,741              63              (2)           1,802
Corporate debt securities            1,140               4              --            1,444
                                   -------         -------         -------          -------
 Total                             $21,918         $    97         $  (127)         $21,888
                                   =======         =======         =======          =======

                                               December 31, 2002
                                  ---------------------------------------------------------
                                  Amortized      Unrealized       Unrealized         Fair
                                    Cost            Gain              Loss           Value
                                    ----            ----              ----           -----
U.S. government agencies           $14,172         $   111         $    --          $14,283
Mortgage-backed securities           8,602             171              (2)           8,771
Municipal securities                 2,386              47             (28)           2,405
Corporate debt securities              512               5              --              517
                                   -------         -------         -------          -------
 Total                             $25,672         $   334         $   (30)         $25,976
                                   =======         =======         =======          =======

The following table summarizes the amounts and distribution of our investment securities and their weighted average yields as of June 30, 2004. Expected maturities may differ from contractual maturities where the issuers of the securities have the right to call or prepay obligations without penalty.

                                                             Maturities of securities available for sale
                                ----------------------------------------------------------------------------------------------------
                                                         After one             After five
                                      Within             but within            but within             After
                                     one year            five years             ten years           ten years            Total
                                     --------            ----------             ---------           ---------            -----
(dollars in thousands)           Amount     Yield     Amount     Yield       Amount   Yield     Amount     Yield     Amount    Yield
                                 ------     -----     ------     -----       ------   -----     ------     -----     ------    -----
U.S. government agencies        $ 3,008      1.60%   $ 6,131      3.26%     $ 3,900    4.90%    $   510     7.18%   $13,549    3.27%

Mortgage-backed securities           --        --        723      3.80%       5,603    3.79%      3,260     4.49%     9,586    4.03%

Municipal securities (1)             --        --        524      3.04%       1,759    6.05%      2,130     5.65%     4,413    5.50%

Corporate debt securities           126      2.40%       522      3.70%          --      --          --       --        648    3.45%
                                -------              -------                -------             -------             -------
           Total                $ 3,134      1.63%   $ 7,900      3.33%     $11,262    4.55%    $ 5,900     5.14%   $28,196    3.88%
                                =======              =======                =======             =======             =======

(1)   Yields shown are not computed on a tax equivalent basis.

Loan Portfolio

Lending activities are geographically concentrated in the South San Joaquin Valley, primarily in Tulare and Fresno counties. The loan portfolio mix consists primarily of commercial and real estate loans. Consumer and other types of loans are offered to meet the broader needs of business customers and the community in general.

The following table sets forth the breakdown of loans outstanding by type at the dates indicated by amount and percentage of the portfolio:

                                 Loan portfolio

(dollars in thousands                        June 30, 2004               December 31, 2003             December 31, 2002
                                       -------------------------     -------------------------     -------------------------
Commercial                             $  32,095             30%     $  27,900             27%     $  24,503             31%
Real estate - mortgage (1)                58,092             54         55,406             54         38,563             49
Real estate - construction                10,882             10         10,925             11          7,548             10
Agricultural                               3,589              3          4,885              5          4,047              5
Consumer and other                         2,656              3          3,786              3          3,674              5
                                       ---------            ---      ---------            ---      ---------            ---
  Subtotal                               107,314            100%       102,902            100%        78,335            100%
                                       ---------            ===      ---------            ===      ---------            ===
Deferred loan fees, net                     (429)                         (332)                         (245)
Allowance for loan losses                 (1,357)                       (1,433)                       (1,102)
                                       ---------                     ---------                     ---------
   Total loans, net                    $ 105,528                     $ 101,137                     $  76,988
                                       =========                     =========                     =========

(1)   Consists primarily of commercial mortgage loans.

Loans outstanding at June 30, 2004 increased by $4.4 million or 4% compared to December 31, 2003 and by $14.1 million or 15% compared to June 30, 2003. This is indicative of significant economic growth in our lending territory and our strong marketing efforts.

The primary focus of our Lending Division is in the commercial arena. The Bank also offers a full slate of retail products as a means to service our primary target group which is the Commercial and Professional market. The Bank does little lending in the agricultural market and that continues to be the plan. As noted in the loan growth there has been good growth in the targeted areas. The strongest growth has been in the real estate related segment of the portfolio. This is indicative of the region the Bank is in. The majority of all loans, including the real estate loans in the portfolio, also have numerous other relationships with the Bank. The Bank strives to attain depository relationships along with each loan.


The following table presents the maturity distribution of the loan portfolio as of June 30, 2004. The table shows the distribution of such loans between those loans with fixed interest rates and those with floating (variable) interest rates. Floating rates generally fluctuate with changes in the prime rate.

                                                      Maturity of loans
                                                      -----------------
                                                  After one
                                        Within    but within      After
(in thousands)                         one year   five years    five years      Total
                                       --------   ----------    ----------      -----
Commercial                             $ 29,873     $  2,146     $     76     $ 32,095
Real estate - mortgage (1)               39,177        3,061       15,854       58,092
Real estate - construction               10,545          337            0       10,882
Agriculture                               3,589            0            0        3,589
Consumer and other                        2,286          329           41        2,656
                                       --------     --------     --------     --------
   Total                               $ 85,470     $  5,873     $ 15,971     $107,314
                                       ========     ========     ========     ========

Loans with fixed interest rates        $  1,625     $  5,333     $ 15,971     $ 22,929
Loans with floating interest rates       83,845          540            0       84,385
                                       --------     --------     --------     --------
   Total                               $ 85,470     $  5,873     $ 15,971     $107,314
                                       ========     ========     ========     ========

(1)   Consists primarily of commercial mortgage loans.

A majority of our floating rate loans have rate floors. Because of the historically low interest rate environment, approximately 30% of our floating rate loans were at their rate floors during 2003 and 2004.

Credit Risk

We assess and manage credit risk on an ongoing basis through stringent credit review and approval policies, extensive internal monitoring and established formal lending policies. Additionally, we contract with an outside loan review consultant to periodically examine new loans and to review the existing loan portfolio. We believe our ability to identify and assess the risk and the return characteristics of the loan portfolio is critical for profitability and growth. We strive to maintain the historically low level of loan losses by continuing our emphasis on credit quality in the loan approval process, active credit administration and regular monitoring. With this in mind, we have designed and implemented a comprehensive loan review and grading system that functions to continually assess the credit risk inherent in the loan portfolio. We closely evaluate the primary and secondary sources of repayment of all credits granted with strong emphasis on cash flows.

Ultimately, the credit quality of our loans may be influenced by underlying trends in the national and local economic and business cycles. We closely monitor these trends and believe that timely adjustments to lending policies and underwriting standards based on our evaluation will enable us to mitigate losses in an economic downturn; however, there is no assurance that losses will not occur under such circumstances.

Nonperforming Assets

The following table presents nonaccrual loans, loans past due 90 days and still accruing interest, restructured loans, and other real estate owned, all as of the dates indicated:

                              Nonperforming assets

                                                                         December 31,
                                                       June 30,        ----------------
(dollars in thousands)                                   2004          2003        2002
                                                         ----          ----        ----
Nonaccrual loans                                        $  478        $1,038      $1,188
Loans 90 days or more past due and still accruing            0             0           0
Restructured loans                                           0             0           0
Other real estate owned                                    765             0           0
                                                        ------        ------      ------
Total nonperforming assets                              $1,243        $1,038      $1,188
                                                        ======        ======      ======
Nonperforming assets to total loans                        1.2%          1.0%        1.5%
                                                        ======        ======      ======

Nonaccrual loans are comprised primarily of commercial mortgage loans. The underlying collateral for the largest nonaccrual loan outstanding at December 31, 2003 was foreclosed in June 2004. This accounted for most of the decrease in nonaccrual loans in the 2004 period as well as the full amount of the increase in other real estate owned. The real estate acquired in June 2004 was subsequently placed in escrow and anticipated sale proceeds are expected to result in a full recovery of foregone interest and expenses we have incurred on the related loan. A significant nonrefundable deposit was received from the purchaser and the transaction is expected to close in the third quarter of 2004.

Generally, loans are placed on nonaccrual status when full collectibility of principal or interest is uncertain or when principal or interest is past due for 90 days (unless the loan is well secured and in the process of collection). From the time a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed from interest income. Any interest or principal payments received on a nonaccrual loan are normally applied as a principal reduction. A nonaccrual loan may be restored to accrual status when none of its principal and interest is past due and unpaid, and certain other factors are satisfied.

Classification of a loan as nonaccrual does not necessarily indicate that collection of principal and interest will be uncollectible in whole or in part.

Impaired Loans

We consider a loan impaired when collection of all amounts due according to the original contractual terms is not probable. The category of impaired loans is not coextensive with the category of non-accrual loans, although the two categories may overlap in part or in full and did overlap in full at June 30, 2004, and December 31, 2003. The recorded investment in loans that were considered to be impaired totaled $478,000, $1.04 million, and $1.19 million at June 30, 2004, December 31, 2003, and December 31, 2002, respectively. At June 30, 2004, management determined that no specific allowance for impaired loans was necessary. The related specific allowance for loan losses for impaired loans was $177,000 and $178,000 at December 31, 2003 and 2002, respectively. The average recorded investment in impaired loans for the six-month period ended June 30, 2004, and the years ended December 31, 2003 and 2002 was $1.31 million, $1.20 million and $2.34 million, respectively.

Allowance for Loan Losses

We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio that is based on our regular assessments of the probable estimated losses inherent in the loan portfolio. Determining the adequacy of the allowance is a matter of careful judgment, which reflects consideration of all significant factors that affect the collectibility of the portfolio as of the evaluation date. Our methodology for measuring the appropriate level of the allowance for loan losses relies on several key elements, which include the formula allowance and specific allowances for identified problem loans.


The allowance for loan losses totaled $1.36 million or 1.27% of total loans at June 30, 2004 compared to $1.43 million or 1.40% at December 31, 2003 and $1.10 million or 1.41% at December 31, 2002. The decrease in this percentage related to the reassessment of the overall required level of reserves principally due to the reversal of a portion of the allowance that was allocated to a specific loan as discussed above in "Nonperforming Assets."

Our policy is to maintain the allowance for loan losses at a level adequate for risks inherent in the loan portfolio. Based on information currently available to analyze loan loss potential, including economic factors, overall credit quality, historical delinquency and a history of actual charge-offs, we believe that the loan loss provision and allowance for loan losses are adequate. However, no prediction of the ultimate level of loans charged off in future years can be made with any certainty.

The following table summarizes the changes in the allowance for loan losses for the periods indicated:

                      Changes in allowance for loan losses

                                                                        Year ended December 31,
                                                   Six months ended     -----------------------
(dollars in thousands)                              June 30, 2004         2003            2002
                                                    -------------         ----            ----
Balance, beginning                                     $   1,433       $   1,102       $   1,051
(Credit to) Provision for  loan losses                       (94)            315             405
Charge-offs                                                    0             (17)           (390)
Recoveries                                                    18              33              36
                                                       ---------       ---------       ---------
Balance, ending                                        $   1,357       $   1,433       $   1,102
                                                       =========       =========       =========

Net charge-offs to average loans outstanding                (.02)%          (.02)%           .45%
Average loans outstanding                              $ 104,582       $  90,153       $  78,847
Ending allowance to total loans outstanding                 1.26%           1.40%           1.41%

Charge-offs and recoveries for the periods presented pertained primarily to commercial loans and to a lesser extent, consumer loans. The allocation of the allowance for loan losses ("ALL") by loan category and the percentage of loans to total loans is presented in the following table:

                     Allocation of allowance for loan losses

                                                                                           December 31,
                                                                                 -------------------------------
(dollars in thousands)                         June 30, 2004                     2003                       2002
                                               -------------            ----------------------       ----------------------
                                           ALL by      % of loans       ALL by      % of loans       ALL by      % of loans
                                          category      to total       category      to total       category      to total
                                          --------      --------       --------      --------       --------      --------
Commercial                                 $  393            30%        $  416            27%        $  320            31%
Real estate - mortgage                        719            54            759            54            584            49
Real estate - construction                    163            10            172            11            132            10
Agricultural                                   41             3             43             5             33             5
Consumer and other                             41             3             43             3             33             5
                                           ------        ------         ------        ------         ------        ------
    Total allowance for loan losses        $1,357           100%        $1,433           100%        $1,102           100%
                                           ======        ======         ======        ======         ======        ======

The allocation percentages are very similar to the percentage distribution of loan volume by category. The category of real estate - construction loans has a slightly higher percentage of the allowance for loan losses due to management's assessment of the risk factors involved. While the allowance is allocated by loan types in the table above, the allowance is general in nature and available in its entirety to provide for losses in any loan category.

Deposits

Deposits are obtained from local businesses and residents. The average daily deposits and the average rates paid for the six-month periods ended June 30, 2004 and 2003, and for the years ended December 31, 2003 and 2002 are presented in the respective "Results of Operations" sections under the heading "Net Interest Income."

Average deposits for the six months ended June 30, 2004 increased $16.3 million, or 15%, compared to average deposits for the first six months of 2003. Average deposits for 2003 increased $14.3 million, or 15%, compared to average deposits in 2002. The steady increase in deposits is attributable to a continued strong marketing effort to attract local deposits, particularly from business customers.

The following table summarizes by time remaining to maturity, the amount of certificates of deposit issued in amounts of $100,000 or more as of June 30, 2004.

            Maturities of certificates of deposit of $100,000 or more

(dollars in thousands)                                         Balance     Percent of total
                                                               -------     ----------------
Three months or less                                           $ 7,812           41.9%
Over three months through six months                             2,424           13.0
Over six months through twelve months                            4,638           24.9
Over twelve months                                               3,757           20.2
                                                               -------          -----
     Total certificates of deposit of $100,000 and more        $18,631          100.0%
                                                               =======          =====

Borrowings

We maintain a borrowing relationship with the Federal Home Loan Bank of San Francisco primarily as a source of liquidity and secondarily as a source of fixed rate funds. At June 30, 2004, long-term debt outstanding from the FHLB totaled $6.78 million. A portion of this debt was collateralized by qualifying mortgage loans originated and held for investment and the remainder was collateralized by investment securities. At December 31, 2003 and 2002, long-term debt outstanding from the FHLB totaled $5.19 million and $2.06 million, respectively. The increase in long-term debt resulted from a greater customer demand for fixed rate loans. We obtained fixed rate debt from FHLB to match the cash flow characteristics of certain fixed rate loans.

Average borrowings from FHLB totaled $5.76 million for the six months ended June 30, 2004 at an average cost of 4.29%. Average borrowings from FHLB totaled $4.01 million in 2003 at an average cost of 4.76%, and $2.25 million in 2002 at an average cost of 6.66%. The decrease in the average cost of our FHLB borrowings reflects that we increased our FHLB indebtedness within a period of time during which interest rates charged by FHLB were trending significantly lower.

Additionally, we maintain short-term unsecured borrowing arrangements with correspondent banks to meet unforeseen deposit outflows and cash needs. Short-term borrowings are also available from FHLB secured by loans and investments securities which have been pledged by us as collateral. To date, we have not utilized short-term borrowings from either source.

Junior Subordinated Deferrable Interest Debentures

During 2003, we formed Valley Commerce Trust I with capital of $93,000 for the sole purpose of issuing trust preferred securities. During the second quarter of 2003, Valley Commerce Trust I issued trust preferred securities for gross proceeds of $3.0 million and invested this amount plus the $93,000 of capital proceeds in floating rate junior subordinated deferrable interest debentures issued by Valley Commerce Bancorp. The Subordinated Debentures mature on April 7, 2033 and are repriced quarterly to an interest rate that is the sum of 3-month Libor plus 3.30%. The interest rate at June 30, 2004 and December 31, 2003 was 4.44% and 4.59%, respectively.

Trust preferred securities are includable in Valley Commerce Bancorp's Tier 1 capital for regulatory purposes subject to certain limitations. The action taken to form Valley Commerce Trust I and issue trust preferred securities was made for the purpose of enhancing our capital position and to provide for continued growth.

Off-Balance Sheet Items

We have certain ongoing commitments under operating leases for branch and administrative office space in Visalia and Fresno which require payments totaling approximately $19,000 per month in 2004. As of June 30, 2004 and December 31, 2003, commitments to extend credit and letters of credit were the only financial instruments with off-balance sheet risk. As of June 30, 2004 and December 31, 2003, commitments to extend credit totaled $30 million and $27 million, respectively, and letters of credit totaled $1.2 million and $806,000, respectively. We have not entered into any contracts for financial derivative instruments such as futures, swaps, options or similar instruments.

Capital Resources

Federal regulations establish guidelines for calculating "risk-adjusted" capital ratios. These guidelines, which apply to banks and bank holding companies, establish a systematic approach of assigning risk weights to assets and commitments making capital requirements more sensitive to differences in risk profiles. For these purposes, "Tier 1" capital consists of common equity, non-cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries and excludes goodwill. "Tier 2" capital consists of cumulative perpetual preferred stock, limited-life preferred stock, mandatory convertible securities, subordinated debt and (subject to a limit of 1.25% of risk-weighted assets) general loan loss reserves. In calculating the relevant ratio, a company's assets and off-balance sheet commitments are risk-weighted; thus, for example, loans are included at 100% of their book value while assets considered less risky are included at a percentage of their book value (20%, for example, for U. S. Government Agency securities, and 0% for vault cash and U. S. Government Treasury securities).

Our board of directors regularly reviews our capital ratios to ensure that capital exceeds the prescribed regulatory minimums and is otherwise adequate to meet our future needs. The following table summarizes our risk-based capital ratios as of June 30, 2004 and December 31, 2003 and 2002:

                       Capital and capital adequacy ratios

                                                                                    December 31,
                                                                   ---------------------------------------------
                                              June 30, 2004                 2003                    2002
                                              -------------        --------------------     --------------------
(dollars in thousands)                     Amount        Ratio     Amount         Ratio     Amount         Ratio
                                           ------        -----     ------         -----     ------         -----
Leverage Ratio
Valley Commerce Bancorp
    and Subsidiary                        $14,433         9.8%     $13,781        10.0%     $ 9,446         8.0%
Minimum regulatory requirement            $ 5,917         4.0%     $ 5,517         4.0%     $ 4,719         4.0%

Bank of Visalia                           $14,249         9.6%     $13,511         9.8%     $ 9,446         8.0%
Minimum requirement for "Well-
    Capitalized" institution              $ 7,393         5.0%     $ 6,892         5.0%     $ 5,899         5.0%
Minimum regulatory requirement            $ 5,915         4.0%     $ 5,513         4.0%     $ 4,719         4.0%

Tier 1 Risk-Based Capital Ratio
Valley Commerce Bancorp
    and Subsidiary                        $14,433        12.7%     $13,781        13.0%     $ 9,446        10.8%
Minimum regulatory requirement            $ 4,558         4.0%     $ 4,245         4.0%     $ 3,498         4.0%

Bank of Visalia                           $14,249        12.5%     $13,511        12.7%     $ 9,446        10.8%
Minimum requirement for "Well-
    Capitalized" institution              $ 6,821         6.0%     $ 6,363         6.0%     $ 5,247         6.0%
Minimum regulatory requirement            $ 4,547         4.0%     $ 4,242         4.0%     $ 3,498         4.0%

Total Risk-Based Capital Ratio
Valley Commerce Bancorp
    and Subsidiary                        $15,790        13.9%     $15,108        14.2%     $10,546        12.1%
Minimum regulatory requirement            $ 9,116         8.0%     $ 8,490         8.0%     $ 6,996         8.0%

Bank of Visalia                           $15,606        13.7%     $14,838        14.0%     $10,546        12.1%
Minimum requirement for "Well-
    Capitalized" institution              $11,368        10.0%     $10,605        10.0%     $ 8,745        10.0%
Minimum regulatory requirement            $ 9,095         8.0%     $ 8,484         8.0%     $ 6,996         8.0%

At June 30, 2004, December 31, 2003, and December 31, 2002, all of our capital ratios were in excess of minimum regulatory requirements, and Bank of Visalia exceeded the minimum requirements of a "well capitalized" institution. As described above, in the second quarter of 2003 Valley Commerce Trust I issued $3.0 million of trust preferred securities, which enhanced our capital position and provided for continued growth. Trust preferred securities are includable in Tier 1 capital, subject to regulatory limitation. At June 30, 2004, and December 31, 2003, we were able to include the entire $3.0 million in Tier 1 capital.

Our average equity as a percentage of average assets was 7.88% for the six months ended June 30, 2004, and 8.09% and 8.63% for the years ended December 31, 2003 and 2002, respectively. Shareholders' equity as a percentage of assets was 7.42%, 7.89% and 8.26% at June 30, 2004 and December 31, 2003
and 2002, respectively. Although mitigated by net income, our strong growth in 2004 and 2003 caused these equity percentages to decrease.

We declared a three-for-two stock split in August 2004 and paid 5% stock dividends in 2004 and 2003. We have not declared or paid cash dividends since inception. Stock splits and dividends are not dilutive to our capital ratios.

Risk Management

We maintain policies and guidelines for managing risks related to on-balance sheet and off-balance sheet activities. Such policies and guidelines are integral to the asset/liability management process conducted by our asset-liability management committee ("ALCO"). Certain policies may be governed and implemented by committees or persons other than the ALCO as directed by the board of directors. Overall asset/liability management encompasses the management and monitoring of asset quality, liquidity and capital needs, and in particular, interest rate risk.

One of the principal objectives of asset/liability management is to manage the risks associated with changing interest rates and the potential impact on earnings and stockholder value. The goal of interest rate risk management is to maintain a balance sheet that generates stable earnings and stockholder value across a variety of interest rate environments. Interest rate risk is inherent to both the asset side of the balance sheet; i.e., lending/investing activities, and the liability side; i.e., deposit/borrowing activities.

Our ALCO monitors interest rate risk primarily through the use of Earnings at Risk analysis and Gap analysis. Earnings at Risk analysis calculates the change in net interest margin that results from an immediate shift in interest rates; i.e., +/- 100 basis points (bps) and +/- 200 bps change in the national prime rate. This analysis is monitored by the ALCO on a quarterly basis. The following table summarizes the results of the Earnings at Risk analysis as of June 30, 2004, and December 31, 2003 and 2002.

             Percentage Change in Net Interest Margin from Base Case

                                         June 30,           December 31,
                                         --------           ------------
         Interest /Rate Scenario           2004           2003        2002
                                           ----           ----        ----
                + 200 bps                  4.91%          6.27%       5.00%
                + 100 bps                  2.77%          3.39%       2.88%
                - 100 bps                 -4.44%         -5.39%      -5.09%
                - 200 bps                -11.03%        -12.58%     -10.80%

In our opinion, the interest rate environment, which reached historic lows in 2004, is likely to trend higher in coming years. As indicated by the Earnings at Risk analysis, we have positioned our balance sheet for a higher interest rate environment. Conversely, we have greater exposure to income loss if our economic forecast is incorrect and a decrease in the prime rate occurs.

Gap analysis compares the amount of interest-earning assets maturing or otherwise repricing within a given period to the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. The following table sets forth the distribution of repricing opportunities of our interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total interest-earning assets as of June 30, 2004. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms.

            Distribution of Repricing Opportunities at June 30, 2004

(dollars in thousands)                                               After three      After one
                                                    Next day but      months but       year but        After
                                                    within three      within 12        within 5        five
                                      Immediately      Months           months           years         years         Total
                                      -----------      ------           ------           -----         -----         -----
Interest rate sensitivity gap:
Loans                                   $ 62,279      $ 18,637         $  4,554        $  5,873      $ 15,971      $107,314
Available-for-sale investment
 securities (1)                               --           126            3,008           7,900        17,162        28,196
Federal funds sold                         3,180            --               --              --            --         3,180
                                        --------      --------         --------        --------      --------      --------
 Total interest-earning assets          $ 65,459      $ 18,763         $  7,562        $ 13,773      $ 33,133      $138,690
                                        ========      ========         ========        ========      ========      ========

Interest-bearing demand
deposits                                $     --      $ 43,160         $     --        $     --      $     --      $ 43,160
Other interest-bearing
deposits                                                 7,716               --              --            --         7,716
Time deposits                                 --        16,127           14,740           5,877            --        36,744
Long-term debt                                --             5               15           4,749         2,013         6,782
                                        --------      --------         --------        --------      --------      --------
 Total interest-bearing liabilities     $     --      $ 67,008         $ 14,755        $ 10,626      $  2,013      $ 94,402
                                        ========      ========         ========        ========      ========      ========

Interest rate sensitivity gap           $ 65,459      $(48,245)        $ (7,193)       $  3,147      $ 31,120      $ 44,288
Cumulative gap                          $ 65,459      $ 17,214         $ 10,021        $ 13,168      $ 44,288
Cumulative gap percentage
 to total earning assets                    47.2%         12.4%             7.2%            9.5%         31.9%

            (1)   Investment securities are stated at fair value.

Based on the contractual terms of its assets and liabilities, as of June 30, 2004 we were asset sensitive in terms of our exposure to interest rates. If interest rates continue to trend upward, we expect our net interest margin to improve. This will be mitigated for a time by the portion of our loans that will not come off of their interest rate floors until interest rates have increased by the necessary amount.

Liquidity

Liquidity is our ability to provide funds to meet customers' loan and deposit needs and to fund operations in a timely and cost effective manner. The primary source of funds is deposits. On an ongoing basis, we anticipate funding needs for loans, asset purchases, maturing deposits, and other needs and initiate deposit promotions to meet them. We measure our liquidity position monthly through the use of regulatory and internal liquidity calculations. These are monitored on an ongoing basis by our board of directors and our ALCO.

In recent years, we have had considerable success in attracting deposits due primarily to establishing deposit relationships with business customers and by offering competitive rates and high quality service to deposit customers. We also recognize that the economic slowdown that commenced in 2000 reduced the competition for investment dollars and contributed to relatively high liquidity levels at many banks. A sustained favorable growth rate in the United States economy could lead to a general outflow of funds from banks to equity markets or into higher yielding investments. Continued deposit growth and achievement of necessary liquidity levels will require us to operate with a higher average cost of deposits in this scenario.

We have not and do not intend to engage in off-balance sheet financing arrangements. Our future asset growth is expected to be financed primarily through deposit growth, and to a much lesser extent, through FHLB borrowings. Equity financing will remain a relatively small percentage of our total financing as we seek to prudently leverage our paid-in and earned capital for the benefit of our shareholders.

As stated above, the primary goal of our investment policy is to maintain a specified level of liquidity in the investment securities portfolio. Accordingly, all of our securities are classified as available-for-sale. We periodically evaluate the securities portfolio based on our current and forecasted liquidity needs, the most significant being the funding of loans. We may sell certain securities and purchase others in order to better align the cash flows from the investment portfolio with our operating needs. In 2003 and 2002, proceeds from sales and maturities of investment securities totaled $22.1 million and $8.2 million, respectively. In these same years, purchases of investment securities totaled $23.4 million and $24.6 million. Most of the investment securities we sold in 2002 and 2003 resulted in gains because market interest rates had decreased subsequent to their purchase. Due to changing economic circumstances, we do not expect similar gains to occur in future periods.

As discussed above, our subsidiary, Valley Commerce Trust I, issued trust preferred securities for gross proceeds of $3.0 million on April 7, 2003. Quarterly interest payments on these securities are considered in our normal evaluation of liquidity needs. Although the trust preferred securities do not mature until April 7, 2033, Valley Commerce Trust I has the option to redeem the trust preferred securities on or at any time after April 7, 2008. The securities may not be redeemed prior to this date without penalty. We do not intend to redeem these securities prior to maturity at the present time, but will carefully consider the impact on our capital and liquidity of such redemption if circumstances change.

Other sources of liquidity include borrowing arrangements with correspondent banks and FHLB (see "Borrowings"). FHLB advances are used to fund certain of our fixed rate loans in order to limit our interest rate risk. We structure FHLB advances so that cash flows from the loan generally provide the liquidity to repay the related indebtedness. Our fixed rate loans and the related FHLB advances are subject to prepayment penalties. Our strategic objectives include expanding through opening of "de novo" branches and loan production offices in the near term and acquiring branch offices from other institutions in the longer term. The addition of branch offices is expected to involve significant cash outlays; e.g., for buildings, improvements, and equipment. Our planning efforts consider the impact of such cash outlays so that sufficient liquidity is maintained for both capital and operational needs.

In 2003, we acquired the deposits and office equipment of Humboldt Bank's Fresno branch and assumed the branch office lease. The acquisition resulted in our receipt of $5.7 million from Humboldt Bank, comprised primarily of funds from time certificates. We commenced operating the Fresno Branch as a full service branch of Bank of Visalia in October 2003. Since that time, branch deposits have increased and are providing much of the underlying funding for our lending operations in the Fresno market.

                             DESCRIPTION OF BUSINESS

General

We are a rapidly growing bank holding company and the parent of Bank of Visalia, a California state-chartered commercial bank. We conduct substantially all of our business through the Bank. We operate through our main office in Visalia and three branch offices located in Fresno, Woodlake and Tipton, all in California's South San Joaquin Valley.

Our target customers are local businesses, professionals and commercial property owners. We offer a full range of commercial banking services, including the acceptance of demand, savings and time deposits, and the making of commercial real estate, commercial and construction loans and, to a lesser extent, agricultural and consumer loans. We also offer travelers' checks, safe deposit boxes, banking-by-mail, on-line cash management, and other customary bank services. Deposits in the Bank are insured by the Federal Deposit Insurance Corporation up to legal limits.

We derive our income primarily from interest received on real estate related loans, commercial loans, and consumer loans and, to a lesser extent, fees from the sale or brokerage of loans, interest on investment securities and fees for services provided to deposit customers. Our major operating expenses are the interest we pay on deposits and borrowings and general operating expenses. Our operating results are significantly influenced by economic conditions in California, including the strength of California's agriculture industry and the local real estate market. In addition the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also affect our financial condition, results of operations and cash flows.

Valley Commerce Bancorp's operations are conducted at the same location and in the same facilities as some of the current operations of the Bank, and it utilizes employees of the Bank to conduct some of its activities. The holding company does not engage or expect to engage in activities other than the operation of the Bank in the immediate future. At present, it expects to receive all of its income from dividends paid by the Bank. The Bank has no formal dividend policy, and dividends are issued solely in the discretion of the Bank's board of directors, subject to regulatory limitations. There can be no assurance as to when or whether such a dividend will be paid or the amount thereof. See "Market Price for Common Equity and Related Shareholder Matters."

Our activities are subject to examination and supervision by federal and state banking regulators. We may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended. See "Regulation and Supervision."

Our total assets grew from $102 million at December 31, 1999, to $153 million at June 30, 2004, an increase of 50%. A significant amount of this growth has occurred in the last three years and is attributable to growth in the regional economy and our marketing efforts during that period.

In the three and a half years since the end of 2000, our business has grown as shown in the following table:


                                          December 31,                June 30,
                                   ----------------------               2004
                                                                        ----
     (dollars in 000s, except        2000          2003
      per share data)                ----          ----
     Total assets                   $92,715      $139,517              $153,031
     Loans, net                      56,366       101,137               105,528
     Deposits                        82,001       119,668               130,625
     Shareholders' equity             8,111        11,020                11,358
     Book value per share             $5.72         $7.66                 $7.90
     Branches                             3             4                     4

Our net income grew from $750,000 in 2001 to $931,000 in 2002, $1.1 million in 2003 and $625,000 in the first six months of 2004. We have paid a 5% stock dividend in each year from 2000 to 2004.

Growth and Strategy

Most of our business originates from businesses, professionals and commercial property owners located in and around Tulare County. We have focused on building core deposits and have achieved strong internal growth in a very competitive market. Our asset growth in the first eight years of our operations exceeded that of two other banks headquartered in Visalia: Visalia Community Bank, which opened 27 years ago and had total assets of $149 million as of June 30, 2004, and Kaweah National Bank, which opened five years before we opened and had total assets of $87 million when it was acquired in

September 2003 by Citizens Business Bank, a regional bank headquartered in Southern California. At June 30, 2003, we had one of the 26 banking offices in the city of Visalia and $83.5 million or 4.63% of the total of $1.8 billion in deposits at institutions in Visalia. Our market share of FDIC-insured deposits in Tulare County was approximately 3.5% of the total $3.1 billion in deposits as of June 30, 2003.

Our strategic goals are the following:

Geographic Expansion. We want to expand in the South San Joaquin Valley by opening "de novo" branches and loan production offices and by acquiring branches from other institutions. We intend to continue to expand our service area to cover more effectively a greater portion of the South San Joaquin Valley contiguous to Tulare County, with a particular emphasis on the Fresno area. We hope to open or acquire another office in the next 12 months but have no specific plans at this time. When we acquired our Fresno branch, we assumed the lease obligation and $5.8 million in deposits liabilities and paid approximately $20,000 for equipment and leasehold improvements. The costs of opening a new branch or acquiring a branch from another institution may be greater than these amounts.

Asset Growth. We intend to use the capital we raise in this offering to support an increase in our loan portfolio and other earning assets. The additional capital will allow us to substantially increase the size of our loan portfolio, which is our largest source of income, while remaining well-capitalized under regulatory guidelines. The additional capital will also increase our legal lending limit, which is the maximum amount we may lend to a single borrower and its related entities. With a higher lending limit, we will be better able to service customers who are also experiencing growth and might otherwise be forced to seek financing from another larger institution.

High Credit Quality. We have made a concerted effort to build a top caliber credit administration team. This team interfaces regularly with our directors' loan committee, which is committed to maintaining a high standard of loan quality. Credit quality is a factor in our lending team's compensation. We hope to maintain high credit quality while we increase our base of loans and other earning assets.

Core Deposit Growth. We have achieved core deposit growth to date by active deposit solicitation efforts and through the community's knowledge that we are staffed by an experienced management team and staff that has worked in the market area for many years. Core deposits reduce our costs of funds, help support our strong net interest margin and improve our efficiency ratio. We target new prospects with our sales team, whose compensation depends in part on the amount of increase of core deposits. We also provide financial incentives to all other employees for increasing the number of new core deposit accounts or expanding core deposit relationships.

Maintain Strong Net Interest Margin. A low cost of funds, discussed above, and loan pricing that reflects our high level of service, are significant contributors to our strong net interest margin. Our asset-liability management committee and directors' loan committee regularly evaluate our loan pricing to maximize our net interest margin.

Improve Efficiency Ratio. We regularly evaluate our efficiency ratio (the ratio of non-interest expenses to the sum of net interest income and non-interest income). This ratio reflects our cost (other than interest expense) of generating revenue. We review non-interest expenses on a regular basis for potential cost savings review and implement technological developments to improve efficiency and reduce our costs.

Build Relationships. We place special emphasis on building solid financial relationships with our customers. To accomplish this, we maintain a highly effective business development team of community bankers. New loan relationships require a deposit commitment, and we always encourage new depositors to utilize additional services. Our management delivers a message encouraging relationship building to our employees on a regular basis.

Differentiated Community Bank Services. We offer the service-oriented, customized and quality services that we believe local businesses, professionals and commercial property owners want. We have focused on developing and selling financial products that our customers have identified as products they want, rather than products we think they should have. Our internal growth strategy is primarily focused on "total relationship banking," a term we use to mean developing a personalized package of financial services and products requested by customers and providing superior service customized for the targeted customer, delivered by a team of banking professionals who know and understand the uniqueness of the South San Joaquin Valley. We intend to introduce investment management services in the near future.

We provide a high level of customer service in our market area by operating under a "service first" approach. We commit, under the "service first" philosophy, to differentiate ourselves by providing customers with the highest priority in all aspects of our service. We intend to commit substantial resources to our "service first" philosophy. Management believes the focus on marketing and direct personal contact with the customer helps to differentiate us from less responsive alternative financial service providers and to attract the business and professional customers that we desire.

We believe that the rapid consolidation of other banks and the formation of large, impersonal financial institutions have caused, and will continue to cause, customers in our target market to seek out the kind of banking service we offer. By focusing on customer relationships within our targeted groups, we believe that we fill a niche neglected by the larger banks. We believe that our internal growth strategy, driven by product and service incentives awards paid to our sales team, along with a dedication to the retention of competent and highly motivated employees at all levels of the organization, sets us apart from other community banks in the region. We believe our strategy, if successfully executed, will allow us to grow faster than the over-all market.

Experienced Local Management Team

Our business development personnel consist of local community bankers, most of whom gained their experience at other local financial institutions. Donald A. Gilles, our President and CEO since our opening, was previously chief executive officer of Mineral King National Bank until its merger with Valliwide Bank of Fresno in 1994. Other former Mineral King National Bank officers and staff have joined us. Additionally, other officers have brought us new business and experience gained through their employment at other local community banks. Mr. Gilles and our other officers have more than 75 years of banking experience in Tulare and Fresno counties. All of our directors have strong local ties.

Growing Market Area

Our primary geographic focus has been the city of Visalia, which has a population of approximately 101,000. Visalia is the county seat of Tulare County. The very fertile and extensively cultivated valley floor in Tulare County has allowed it and adjoining Fresno County to become the two leading producers of agricultural commodities among all counties in the United States. Other businesses that are important to our market include tourism, healthcare, small businesses and distribution facilities of large companies. The relatively low cost of land in this area has promoted residential and commercial development.

Visalia is located 185 miles north of Los Angeles and 225 miles south of San Francisco at the junction of Freeway 99 and Highway 198 at the base of the Sierra Nevada range. Tulare County covers 4,844 square miles and stretches from the California Central Valley, where agriculture predominates, to the mountains of the Sierra Nevada, where tourism and recreation are the principal industries.

We are expanding our efforts into Fresno, Kern, Kings and Madera counties, which as a group are contiguous to Tulare County. These five counties comprise the South San Joaquin Valley, one of the fastest growing regions in California.

Competition

Our primary market area consists of Tulare County and nearby communities of adjacent counties. In California generally and in our market area specifically, major banks and local regional banks dominate the commercial banking industry. As of June 30, 2003, 18 commercial banks and savings associations had a total of 65 offices in Tulare County. The following table shows information about us and several of our competitors in Tulare County:

               Deposits and Offices in Tulare County June 30, 2003

                                                        Deposits         Market
      Institution                   No. of Offices        (000)          Share
      -----------                   --------------      --------         ------
      Wells Fargo Bank                      5         $   853,961        27.27%
      Bank of America                       8             589,415        18.82
      Bank of the Sierra                    9             436,513        13.94
      Union Bank of California              6             164,087         5.24
      Citibank West FSB                     3             162,150         5.18
      Visalia Community Bank                4             124,880         3.99
      Bank of Visalia                       3             110,549         3.53
      Total for Tulare County              65           3,131,145       100.00

Source: FDIC Summary of Deposits, June 30, 2003 (before acquisition of our Fresno branch in Fresno County)

By virtue of their larger capital bases, many of our competitors have substantially greater lending limits than us, as well as more locations, more products and services, greater economies of scale and greater ability to make investments in technology for the delivery of financial services.

Our principal competitors for deposits and loans are other banks (particularly major banks), savings and loan associations, credit unions, thrift and loans, mortgage brokerage companies and insurance companies. Other institutions, such as mutual funds, stockbrokerage, credit card companies and even retail establishments have offered new investment vehicles, such as money-market funds, that also compete with banks. The direction of federal legislation in recent years favors competition between different types of financial institutions and encourages new entrants into the financial services market, and we anticipate that this trend will continue.

To compete with larger financial institutions in our service area, we rely on personalized service, responsive handling of customer needs, local promotional activity, and personal contacts by our officers, directors and staff, compared to large multi-branch banks that compete primarily on interest rates and location of branches. We also assist customers requiring services not offered by us to obtain such services from our correspondent banks. For customers whose loan demands exceed our lending limits, we seek to make those loans and concurrently sell participation interests in them to other lenders.

Employees

As of June 30, 2004, we employed a total of approximately 59 full-time equivalent employees, including three executive officers and eight other officers. None of our employees is currently represented by a union or covered by a collective bargaining agreement. We believe our employee relations are excellent.

Seasonal Nature of Business

Although we experience some modest seasonal trends in deposit growth and loan originations, in general our business is not seasonal.

Lending Activities

We originate primarily commercial mortgage loans, secured and unsecured commercial loans and construction loans. We also originate a small number of consumer and agricultural loans and broker single-family residential loans to other mortgage lenders. We target small business, professionals and commercial property owners in our market areas for our loans. We attract and retain borrowers primarily on the basis of personalized service, responsive handling of their needs, local promotional activity, and personal contacts by our officers, directors and staff.

The majority of our loans bear interest at adjustable rates tied to our prime rate, which is administered by us and will not necessarily change at the same time or by the same amount as the prevailing national prime rate. At June 30, 2004, our prime rate was 50 basis points higher than the prevailing national prime rate as published in the Wall Street Journal. The remaining loans in our portfolio either bear interest at adjustable rates tied to the national prime rate or are priced with fixed rates or under custom pricing programs.

Commercial Mortgage Loans. Our commercial mortgage loans are generally secured by first liens on office, retail facilities and industrial buildings. We underwrite these loans primarily on the basis of cash flow and the ratio of loan amount to collateral value. These loans generally have terms ranging from five to 25 years, bear interest at adjustable rates and have a loan-to-value ratio at origination not greater than 80%. We generally require an independent appraisal and title insurance for all of these loans. Most term loans with floating rates have floors established equal to the start rate of the loan.

Commercial Loans. We make commercial loans, including revolving lines of credit, to provide working capital, finance the purchase of equipment and for other business purposes. Revolving lines of credit generally are for one year, require monthly interest payments, and permit draws tied to specified percentages of accounts receivable and/or inventories. Term loans generally have maturities ranging from one to 25 years, bear interest at adjustable rates, and are made to finance the purchase of equipment or permanent working capital. We underwrite secured term loans and revolving lines of credit primarily on the basis of the borrower's cash flow and the ability to service the debt, although we rely on the liquidation value of the underlying collateral as a secondary payment source, where applicable. As a result, if the borrower defaults and we foreclose on the assets, we may not be able to recover the full amount of the loan.

Construction Loans. We make loans to finance the acquisition, development and/or construction of individual single-family residences and commercial properties. Loans to finance the construction of individual single-family residences may be made to individual borrowers to construct their primary residence. Our construction loans generally have terms from 9 to 18 months and bear interest at adjustable rates. The loan-to-value ratio of our construction loans generally does not exceed 80% of the estimated value of the project upon completion. We require the borrower to have equity in the project (generally a minimum of 15% of the acquisition, development and construction costs) in connection with each construction loan. We generally require personal guarantees from corporate or other entity borrowers. We disburse construction loan proceeds on either a draw or voucher basis and carefully monitor disbursements based on the project budget and percentage of completion at the time of disbursement. We require a current appraisal in connection with each of our construction loans.

Consumer Loans. We make consumer loans to finance the purchase of automobiles and other types of consumer goods and for other personal purposes. We do not actively solicit consumer loans but generally make them as an accommodation to business borrowers. We do not attempt to be the lowest cost provider of consumer loans and will normally price various consumer products at the higher end of the market. Pricing considerations may be made to high end customers, based on credit risk, deposits, and overall profitability of the customer. Our consumer loans generally provide for the monthly payment of principal and interest. Most consumer loans are secured by the personal property being purchased.

Single-Family Residential Loans. We primarily broker single-family residential loans. We have on rare occasion retained some of these loans for our portfolio to solidify relationships with top customers. Generally, these loans have been underwritten based on the borrower's cash flow, and have a loan-to-value ratio at origination of not more than 80% (based on an independent appraisal). We require an independent appraisal and title insurance for all of these loans.

Agricultural Loans. We do not actively seek agricultural loans such as crop production or agriculture development loans. We have on occasion made such loans but on a very select basis with most being supported by a strong secondary source of repayment such as real estate or government guarantee.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Loan Portfolio."

Lending Policies and Procedures

Our lending operations are subject to written policies and procedures. Our board of directors reviews and approves the loan policies annually. The loan policies address the types of loans that we seek, our target markets, the underwriting and collateral requirements, the loan terms, the interest rate and yield considerations, and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness, including indebtedness as a guarantor. Loan officers do not have individual credit approval authority. The president and chief credit officer each have authority acting alone to approve loans up to $400,000. These two officers acting together can approve new loans up to $800,000. These two officers may also approve non-criticized renewal loans up to $2.0 million on an every-other-renewal basis. All new loans above $800,000 and renewals above $2.0 million must be approved by the directors loan committee, which consists of four directors and the president. The directors loan committee is given a list of all loans approved outside of the committee on a monthly basis.

Under California law, the legal limit to any single borrower is equal to 15% of our unimpaired capital and surplus for unsecured loans and up to 25% when a loan is secured by a first trust deed on real estate. As of June 30, 2004, our loan limits to one borrower were approximately $2.4 million for unsecured loans and $4.0 million for secured loans. Assuming we sell all 600,000 shares being offered at an assumed offering price of $12.00 per share, these limits will increase to approximately $3.4 million and $5.7 million, respectively.

If a borrower requests a loan in excess of our legal lending limit, we may originate the loan with the participation of one or more other lenders. Historically, we have not subordinated our retained interest in these loans to the participation interest and have retained the servicing rights for the loans. At June 30, 2004, we were servicing approximately $4.6 million of participated loans. The following table provides the amount of participated loans transferred and retained as of the dates indicated.


                                       June 30, 2004         December 31, 2003         December 31, 2002
                                   ----------------------    ----------------------    ---------------------
                                   ----------------------    ----------------------    ---------------------

Participations transferred                   $ 4,684,877               $ 3,478,706              $ 4,600,799
Participations retained                        6,429,741                 5,784,021                5,030,537
                                   ----------------------    ----------------------    ---------------------
                                   ----------------------    ----------------------    ---------------------
            Total                           $ 11,114,618               $ 9,262,727              $ 9,631,336
                                   ======================    ======================    =====================


Participated loans are originated solely by us with concurrent funding by participating banks at loan closing. This allows us to avoid exceeding our legal lending limit at any point in time. Loan participations sold to other lenders are excluded from the loan totals on our financial statements. We retain no right to repurchase any participated loan and there are no recourse obligations in our participation agreements. In general, our participated loans are sold at par without an added premium or discount for servicing. The costs we incur to provide loan servicing and the estimated liability related to future servicing obligations are insignificant. In the event of default, the Company and the participating bank share in the risk on a pro rata basis according to the relative ownership of each party.

Deposit Activities

We offer a full range of deposit products and services, including non-interest bearing demand checking, savings, time deposits and certificates of deposit; courier services; cash management and reconciliation; and safe deposit boxes. As part of the loan underwriting process, we generally require borrowers to maintain deposits with us. We have not used brokers or a money desk to solicit deposits.

Description of Property

The following table summarizes certain information about our main office and branch offices:

                                                        Approximate
    Office location                   Year opened     square footage     Owned or leased
    ---------------                   -----------     --------------     ---------------
Main office                              1996              8,700              Leased
200 South Court Street
Visalia, California

Administrative office                    2003              2,265              Leased
100 Willow Plaza, Suite 101
Visalia, California

Fresno branch                            2003              3,216              Leased
1377 West Shaw Avenue, Suite 101
Fresno, California

Woodlake branch                          1998              5,000              Owned
232 North Valencia
Woodlake, California

Tipton branch                            1998              5,610              Owned
174 South Burnett
Tipton, California

We lease our main office premises under a noncancelable operating lease with a nonaffiliated third party expiring 2009 with the option to extend the lease for two additional five-year terms. The primary operating area consists of approximately 8,700 square feet of space comprising the entire usable space in a single-story building. The lease arrangement for the primary operating area is a "triple net lease" with monthly rent of $11,130 in 2004, and $11,200 starting December 2004 until the term expires on November 30, 2009. In the event we exercise our renewal option, the annual rent to be paid will be equivalent to 10% of the fair market value of the leased premises.

In close proximity to our main office is our administrative office housing credit and finance personnel. These premises are leased under a noncancelable operating lease for three years with the option to extend the lease for two additional years. The primary operating area consists of an office suite of approximately 2,265 square feet in a four-story building. The lease arrangement for the primary operating area is a "triple net lease" with monthly rent of $3,171 in 2004, and $3,284 starting February 2005 until the term expires on January 31, 2006. In the event we exercise our renewal option, the annual rent to be paid will increase by approximately 3.5% in each of the extension years.

We lease our Fresno branch under a noncancelable operating lease with a nonaffiliated third party for five years with no option to extend. Our primary operating area consists of approximately 3,216 square feet of space comprising the entire usable space in a single-story building. The lease arrangement for the primary operating area is a "triple net lease" expiring October 31, 2007. The current monthly rent under the lease is $4,969, increasing to $5,118, $5,271 and $5,429 for the third through fifth years.

At June 30, 2004, the total net book value of our land, buildings, leasehold improvements and equipment was approximately $1,044,000. We consider each of our facilities to be in good condition and adequately covered by insurance.

Legal Proceedings

We are not a party to any material litigation.

Certain Business Risks

Our allowance for loan losses may not be adequate to cover actual losses in the future, so future earnings could be impaired. The risk of loan losses is inherent in the business of lending. On an ongoing basis we make provisions to an allowance for loan losses that we can use to offset loan losses as they occur. The amount of the allowance at any time represents the amount management deems adequate under generally accepted accounting principles and regulatory standards to cover future loan losses in light of identified weaknesses in specified loans and more general risk factors not attributable to specific loans. However, we can give no assurance that actual loan losses will not exceed our allowance for loan losses and that the amount of our allowance for loan losses at any time will be sufficient to cover actual losses that we may incur.

We may not be successful in managing our planned growth and as a result may experience greater loan losses and customer or employee dissatisfaction than we expect. As a result of the increase in our shareholders' equity from this offering, unless and until we increase our volume of loans and other earning assets, our return on equity will decline from its current level. Even if we are successful in increasing our loan portfolio, we may not be successful in maintaining the level of asset quality that we have previously achieved, and both return on equity and return on assets could be adversely affected. Although additional capital will allow us to make larger loans to a single borrower and its related entities, no assurance can be given that we will be able to compete successfully for such loans. Even if we are successful in making larger loans, larger and stronger borrowers may be more creditworthy and therefore may be able to negotiate for lower interest rates on their loans, which in turn may reduce our net interest margin and our return on assets.

We face substantial competition for loans, deposits and other banking products; unless we compete successfully, we will be unable to grow or to be profitable. In California generally, and in our market area specifically, major banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than ours, as well as more locations and more products and services. In obtaining deposits and in making loans, we compete with these larger commercial banks and other financial institutions, such as savings and loan associations and credit unions, which offer most services traditionally offered only by banks. In addition, we compete with other institutions such as money market funds, brokerage firms, and even retail stores seeking to penetrate the financial services market. See "Description of Business - Competition."

Upon completion of the offering, we will become subject to the Sarbanes-Oxley Act, which will impose substantial new costs on us. The Sarbanes-Oxley Act of 2002 imposes substantial corporate governance, compliance and reporting burdens on companies filing periodic reports with the Securities and Exchange Commission. At present we are not subject to this Act, but we will become subject to it upon the completion of this offering. We expect that compliance will require us to incur substantial new expenses to implement internal controls over financial reporting and to insure accurate and timely financial reporting and compliance with other provisions of the new law. These additional expenses could have a material adverse effect on our results of operations.

Our articles of incorporation permit our board of directors to authorize the issuance of preferred stock, which may discourage takeovers that might be beneficial to shareholders and permit management to entrench itself at the expense of shareholder interests. Our articles of incorporation permit our board of directors to authorize the issuance, without shareholder approval, of preferred stock with such terms as the board may determine. These provisions of our articles of incorporation could discourage potential acquisition proposals and could delay or prevent a change in control of our company, even though a majority of our shareholders may consider such proposals desirable.

We may be unable to provide new financial products and services demanded by our customers, who may be able to obtain those products and services from our competitors. As the banking industry changes, whether we succeed will depend on our ability to offer new products and provide new financial services that meet changing customer requirements. There can be no assurance that we can successfully develop and bring new products and services to market in a timely manner.

We must successfully manage future technological changes; if we fail to do so, we may not meet customer expectations. Our future success will depend in part on our ability to adapt to technological changes and to use technology to provide products and services that are desired by customers. Many of our competitors have substantially greater resources to invest in technological improvements and have more experience in managing technological change.

Certain Risks Related to Our Industry

Our business may be affected by adverse economic conditions, including California's budget crisis. In recent years and continuing to the date of this prospectus, the California economy has been affected by an economic downturn. While improvement has been seen in other sections of the United States, the recovery has been only moderate in many regions of California, including our market area. The threat of terrorism and the uncertainty associated with the impact of the war in Iraq have hurt chances for economic recovery. In addition, the State of California is suffering a budget crisis, in that its tax revenues are insufficient to fund all of its services and commitments. If the economic recovery stalls in our market area, if economic conditions worsen, or if the State of California enacts substantial new or increased taxes or makes substantial cuts in government services or programs, our business could be adversely affected, including the demand for loans, the ability of borrowers to repay outstanding loans and the value of the property held as collateral for outstanding loans.

Government monetary policy may substantially affect our result of operations. Our income depends to a great extent on the difference between the interest rates earned on our loans, securities and other interest-earning assets and the interest rates paid on our deposits and other interest-bearing liabilities. These rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Board of Governors of the Federal Reserve System.

                           REGULATION AND SUPERVISION

Regulatory Environment

The banking and financial services industry is extensively regulated. Statutes, regulations and policies affecting the industry are frequently under review by Congress and state legislatures, and by the federal and state agencies charged with supervisory and examination authority over banking institutions. Changes in the regulation of the banking and financial services industry may create opportunities for us to compete in financial markets with less regulation. However, these changes also may create new competitors. Changes in the statutes, regulations, or policies that impact us and the bank cannot necessarily be predicted and may have a material effect on our business and earnings. In addition, the operations of bank holding companies and their subsidiaries are affected by the credit and monetary policies of the Federal Reserve Board, which influence the over-all level of bank loans, investments and deposits, the interest rates charged on loans and paid for deposits, the price of the dollar in foreign exchange markets, and the level of inflation. The credit and monetary policies of the Federal Reserve Board have a significant effect on us.

Set forth below is a summary of some significant statutes, regulations and policies that apply to the operation of banking institutions. This summary is qualified in its entirety by reference to the full text of such statutes, regulations and policies.

Holding Company Regulation

Valley Commerce Bancorp is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and those of its subsidiaries. It is also subject to examination by the Federal Reserve Board and is required to obtain Federal Reserve Board approval before acquiring ownership or control of more than 5% of the voting stock of any bank. According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each of their subsidiary banks and to commit resources to support each subsidiary. The Federal Reserve Board has issued regulations that describe the activities in which a bank holding company can and cannot engage. In general, bank holding companies can engage in the business of banking or managing or controlling banks or furnishing services to or performing services for their subsidiary banks.

A holding company for a bank and any subsidiary which it may acquire or organize are deemed to be affiliates of the bank and are therefore subject to the Federal Reserve Act. This means, for example, that there are limitations on loans by the bank to affiliates, on investments by the bank in any affiliate's stock and on the bank's taking any affiliate's stock as collateral for loans to any borrower. Also, transactions by the bank with an affiliate must be on substantially the same terms as would be available for non-affiliates.

Sections 23A and 23B of the Federal Reserve Act limit the risks to a bank from transactions between the bank and its affiliates and limit the ability of a bank to transfer to its affiliates the benefits arising from the bank's access to insured deposits, the payment system and the discount window and other benefits of the Federal Reserve system. Federal Reserve Board Regulation W comprehensively implements sections 23A and 23B of the Federal Reserve Act. The statute and rule impose quantitative and qualitative limits on the ability of a bank to extend credit to, or engage in certain other transactions with, an affiliate (and a nonaffiliate if an affiliate benefits from the transaction). However, certain transactions that generally do not expose a bank to undue risk or abuse the safety net are exempted from coverage under Regulation W.

We are also prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. For example, generally the Bank may not extend credit on the condition that the customer obtain some additional service from the bank or its parent company, or refrain from obtaining such service from a competitor.

Bank Regulation

Federal law mandates frequent examinations of all banks, with the costs of examinations assessed against the bank. Bank of Visalia's primary federal regulator is the FDIC. As a California state-chartered bank whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, Bank of Visalia is subject to regulation, supervision and regular examination by the California Commissioner of Financial Institutions and the FDIC, and must comply with certain regulations of the Federal Reserve Board. The regulations of these agencies govern most aspects of the bank's business, including the making of periodic reports, activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. Supervision, legal action and examination by these agencies is generally intended to protect depositors and is not intended for the protection of shareholders.

Capital Adequacy Requirements

Valley Commerce Bancorp is subject to the capital adequacy regulations of the Federal Reserve Board and Bank of Visalia is subject to the capital adequacy regulations of the Federal Deposit Insurance Corporation. The regulations incorporate both risk-based and leverage capital requirements and define capital in terms of "core capital elements," or Tier 1 capital, and "supplemental capital elements," or Tier 2 capital. Our capital requirements and actual ratios are shown in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Resources."

Prompt Corrective Action Provisions

Federal law requires the federal banking agencies to take prompt corrective action to resolve the problems of insured financial institutions, including institutions that fall below prescribed minimum capital ratios. Regulations of the federal banking agencies define five capital categories: well capitalized (total risk-based capital ratio of 10%; tier 1 risk-based capital ratio of 6%; and leverage ratio of 5%); adequately capitalized (total risk-based capital l ratio of 8%; tier 1 risk-based capital ratio of 4%; and leverage ratio of 4%, or 3% if the institution receives the highest rating from its primary regulator); undercapitalized (total risk-based capital ratio of less than 8%; tier 1 risk-based capital ratio of less than 4%; or leverage ratio of less than 4%, or 3% if the institution receives the highest rating from its primary regulator); significantly undercapitalized (total risk-based capital ratio of less than 6%; tier 1 risk-based capital ratio of less than 3%; or leverage ratio less than 3%); and critically undercapitalized (tangible equity to total assets less than 2%). A bank may be treated as though it were in the next lower capital category if regulators find to be in an unsafe or unsound condition, but a bank may not be treated as critically undercapitalized unless its actual capital ratio warrants such treatment. At each successively lower capital category, an insured bank is subject to increased restrictions on its operations.

In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to actions by federal regulators for unsafe or unsound practices or for violation of any law, rule, regulation or condition imposed in writing by the agency or included in any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against "institution-affiliated" parties.

Safety And Soundness Standards

The federal banking agencies have also adopted guidelines establishing safety and soundness standards for insured depository institutions. These guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation, and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan or, if an acceptable compliance plan is not submitted, institute enforcement proceedings.

Premiums for Deposit Insurance

FDIC regulations implement a risk-based premium system, whereby insured depository institutions are required to pay insurance premiums depending on their risk classification. Under this system, institutions such as Bank of Visalia which are insured by the Bank Insurance Fund are categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three supervisory categories based on federal regulatory evaluations: financially sound with only a few minor weaknesses (Group A); demonstrates weaknesses that could result in significant deterioration (Group B); or poses a substantial probability of loss (Group C).

Community Reinvestment Act

Bank of Visalia is subject to certain requirements and reporting obligations involving Community Reinvestment Act activities. The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods, and to take into account a financial institution's record of meeting its community credit needs when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. In its assessment of Community Reinvestment Act performance, the FDIC assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance. We have a "satisfactory" rating.

Other Consumer Protection Laws and Regulations

In addition to the other laws and regulations discussed herein, Bank of Visalia is subject to certain consumer and public interest laws and regulations that are designed to protect customers in transactions with banks. While this list is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and the Right to Financial Privacy Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans and providing other services. Failure to comply with these laws and regulations can subject the bank to various penalties, including enforcement actions, injunctions, fines or criminal penalties, punitive damages to consumers and the loss of certain contractual rights.

The Americans with Disabilities Act, in conjunction with similar California legislation, requires employers with 15 or more employees and all businesses operating "commercial facilities" or "public accommodations" to accommodate disabled employees and customers. The Americans with Disabilities Act has two major objectives: (1) to prevent discrimination against disabled job applicants, job candidates and employees, and (2) to provide disabled persons with ready access to commercial facilities and public accommodations. Commercial facilities such as Bank of Visalia must ensure that all new facilities are accessible to disabled persons, and in some instances may be required to adapt existing facilities to make them accessible.

Interstate Banking and Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. Since June 1, 1997, a bank in one state has generally been permitted to merge with a bank in another state without the need for explicit state law authorization, although states were given the ability to prohibit interstate mergers with banks in their own state. Adequately capitalized and managed bank holding companies are permitted to acquire banks located in any state, subject to certain exceptions. Also, a bank may establish and operate de novo branches in any state in which that bank does not maintain a branch if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state. California does not permit out-of-state banks to acquire existing branches or establish de novo branches in California; an out-of-state bank that wishes to enter California must acquire an existing bank or establish a new one.

Financial Modernization Act

The Financial Modernization Act repealed provisions of the Glass-Steagall Act which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities and which restricted officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, it contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a financial holding company. The Financial Modernization Act also broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries and provides an enhanced framework for protecting the privacy of consumer information.

In order for Valley Commerce Bancorp to take advantage of the ability to affiliate with other financial services providers, it must become a "financial holding company" as permitted under an amendment to the Bank Holding Company Act effected by the Financial Modernization Act. Valley Commerce Bancorp currently meets the requirements to make an election to become a financial holding company but it has not determined to become financial holding company.

Pursuant to the Financial Modernization Act, the federal banking agencies have released joint rules that establish minimum requirements to be followed by financial institutions for protecting the privacy of financial information provided by consumers. The rules, which establish privacy standards to be followed by state banks such as Bank of Visalia, requires a financial institution to (i) provide notice to customers about its privacy policies and practices, (ii) describe the conditions under which the institution may disclose nonpublic personal information about consumers to nonaffiliated third parties, and (iii) provide a method for consumers to prevent the financial institution from disclosing that information to nonaffiliated third parties by "opting out" of that disclosure.

We do not believe that the Financial Modernization Act will have a material adverse effect on our operations in the near-term period. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") implemented legislative reforms intended to address corporate and accounting fraud. Sarbanes-Oxley places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client require preapproval by the company's audit committee. In addition, Sarbanes-Oxley made changes to the requirements for accounting firm partner rotation after a period of time. Sarbanes-Oxley requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willingly violate the certification requirement. In addition, under Sarbanes-Oxley, counsel are required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or to the board itself.

Sarbanes-Oxley accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. In most cases directors and executive officers must provide information regarding changes in ownership in a company's securities within two business days of the change. Sarbanes-Oxley increases responsibilities and codifies certain requirements relating to audit committees of public companies and how they interact with the company's public accounting firm. Audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as defined by the SEC) and if not, why not. Sarbanes-Oxley also requires the public accounting firm that issues a company's audit report to attest to and report on management's assessment of the company's internal controls.

We became subject to many of the requirements of the Sarbanes-Oxley Act at the commencement of the offering. We anticipate that we will incur substantial additional expenses in complying with these requirements.

USA PATRIOT Act

The terrorist attacks in September 2001 impacted the financial services industry and led to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act"). Part of the USA PATRIOT Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 ("IMLAFATA"). IMLAFATA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies and other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

Among its other provisions, IMLAFATA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. IMLAFATA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. Additional regulations implement minimum standards to verify customer identity, encourage cooperation among financial institutions, federal banking agencies, and law enforcement authorities regarding possible money laundering or terrorist activities, prohibit the anonymous use of "concentration accounts," and require all covered financial institutions to have in place a Bank Secrecy Act compliance program.

Other Pending and Proposed Legislation

Other legislative and regulatory initiatives which could affect Valley Commerce Bancorp and Bank of Visalia and the banking industry in general are pending, and additional initiatives may be proposed or introduced, before the United States Congress, the California legislature and other governmental bodies in the future. Such proposals, if enacted, may further alter the structure, regulation and competitive relationship among financial institutions, and may subject Valley Commerce Bancorp and Bank of Visalia to increased regulation, disclosure and reporting requirements. In addition, the various banking regulatory agencies often adopt new rules and regulations to implement and enforce existing legislation. We cannot predict whether, or in what form, any such legislation or regulations may be enacted or the extent to which it might affect our business.

                                   MANAGEMENT

Directors and Executive Officers

The persons named below are members of our board of directors and our executive officers. Directors of Valley Commerce Bancorp are also directors of Bank of Visalia. Directors' terms run until the next annual meeting of shareholders and until their successors are duly elected and qualified.

                                                                            Principal occupation, business
                                         Position with       Director      experience during past five years
       Name                   Age          company(1)         since              and other information
       ----                   ---          ----------         -----              ---------------------
Walter A. Dwelle              58          Chairman and          1996     General Partner and Manager of Nella
                                            Director                     Oil Company, an oil marketing and
                                                                         convenience store operator, since 1988.

Russell F. Hurley             54         Vice Chairman          1996     Attorney and shareholder with the law
                                          and Director                   firm of Hurley & Laird since 1982.

Fred P. LoBue, Jr.            63          Director and          1996     President of LoBue Bros., Inc., a
                                           Secretary                     commercial orange packing house
                                                                         operation, since 1998; Chief Financial
                                                                         Officer and a director of LoBue Bros.,
                                                                         Inc., since 1982; and since 1983
                                                                         President and Chairman of Harvest
                                                                         Container Corp., a manufacturer of
                                                                         corrugated boxes.

Donald A. Gilles              60       President, CEO and       1996     President and CEO of Valley Commerce
                                            Director                     Bancorp since 2002; President and CEO
                                                                         of Bank of Visalia since 1996; from
                                                                         1995-1996, consultant to the Bank of
                                                                         Visalia Organizing Group; and from 1982
                                                                         to 1995, various positions with Mineral
                                                                         King National Bank, including President,
                                                                         CEO and Director.

David B. Day                  61            Director            2000     Chief Executive Officer (retired) of
                                                                         California Delinting Co., a cottonseed
                                                                         conditioning and sales firm.

Thomas A. Gaebe               53            Director            2003     Certified public accountant and partner
                                                                         in the public accounting firm of
                                                                         Vollmer, Daniel, Gaebe, Grove & Berg
                                                                         since 1980.

                                                                            Principal occupation, business
                                         Position with       Director      experience during past five years
       Name                   Age          company(1)         since              and other information
       ----                   ---          ----------         -----              ---------------------
Philip R. Hammond, Jr.        56            Director            1999     President of Philip R. Hammond
                                                                         Construction, a commercial property
                                                                         development firm, since 1976; Partner
                                                                         of Tetra Property Management LLC since
                                                                         1998; and Partner of D & H Vineyards
                                                                         since 1995.

Kenneth H. Macklin            52            Director            2000     Owner and President of H.R. Macklin &
                                                                         Sons, Inc., an agricultural service
                                                                         company involved in the placement of
                                                                         long-term farm loans, appraisals, farm
                                                                         management and real estate brokerage,
                                                                         since 1994; and since 1990 partner in
                                                                         Vintage Equipment Company, a farm
                                                                         equipment operation and leasing company.

Stanley J. Shamoon            52            Director            1996     President and owner of Visalia Produce
                                                                         Sales, Inc., a produce marketing firm,
                                                                         since 1988; and General Partner of
                                                                         Kingsburg Kold Storage, a fruit and
                                                                         vegetable cold storage facility, since
                                                                         1992.

Roy O. Estridge               49         Executive Vice          --      Executive Vice President and Chief
                                      President and Chief                Financial Officer of Bank of Visalia
                                       Financial Officer                 and Valley Commerce Bancorp since
                                                                         2002.  Vice President and Chief
                                                                         Financial Officer for Valley AgCredit
                                                                         in Visalia, California from 1992 to
                                                                         2002, with responsibility for its
                                                                         financial management and strategic
                                                                         planning.  Senior Vice President and
                                                                         Chief Financial Officer for Pacific
                                                                         Coast Farm Credit in Santa Rosa,
                                                                         California from 1989 to 1992.

Allan W. Stone                49         Executive Vice          --      Executive Vice President and Chief
                                      President and Chief                Credit Officer of Valley Commerce
                                         Credit Officer                  Bancorp since 2002, Executive Vice
                                                                         President and Chief Credit Officer of
                                                                         Bank of Visalia since June 1998.
                                                                         Senior Vice President and Chief Credit
                                                                         Officer for Bank of Ventura from 1994
                                                                         to 1998.

----------
(1)   Includes service as a director of Bank of Visalia

There are no family relationships among any of our executive officers or directors.

None of our directors is also a director of any other public company or registered investment company.

Committees of the Board of Directors

Audit Committee

The members of the audit committee are Thomas A. Gaebe, chairman, Fred P. LoBue, Jr., Walter A. Dwelle, Russell F. Hurley, and Kenneth H. Macklin. All members of the audit committee would be deemed independent under Rule 4350(d)(2)(A) of Nasdaq's listing standards. The board of directors has not determined whether any member of the audit committee qualifies for designation as its "financial expert" for purposes of the Sarbanes-Oxley Act. The board of directors expects to make such a determination before the issuance of the annual report for the year ending December 31, 2004.

The principal duties of the audit committee are the following: (i) select the firm of independent certified public accountants; (ii) meet with the independent certified public accountants to review and approve the scope of their audit engagement and the fees related to such work; (iii) meet with our financial management, internal audit management and independent certified public accountants to review matters relating to internal accounting controls, the internal audit program, our accounting practices and procedures and other matters relating to our consolidated financial condition; and (iv) periodically report to the board any conclusions or recommendations that the audit committee may have with respect to such matters. The audit committee met five times during 2003.

Personnel/Compensation Committee

The members of the personnel/compensation committee are David B. Day, chairman, Donald A. Gilles, Philip R. Hammond, Jr., Fred P. LoBue, Jr. and Stanley J. Shamoon.

The principal duties of the personnel/compensation committee are (i) the selection, recruitment and performance evaluation of executive personnel; (ii) making recommendations to the board of directors regarding the salary, benefits and incentive compensation to be paid to our executive officers; (iii) the development of corporate-wide compensation and benefit policies; (iv) the development of our personnel policies; (v) our compliance with laws and regulations pertaining to personnel, compensation and employment matters; and
(vi) the development of employee training and internal communications programs. The personnel/compensation committee met three times during 2003.

Loan Committee

The members of the loan committee are Russell F. Hurley, chairman, Walter A. Dwelle, Donald A. Gilles, Philip R. Hammond, Jr., and Kenneth H. Macklin.

The loan committee is responsible for the approval and supervision of loans and the development of our loan policies and procedures. The loan committee met 23 times during 2003.

Asset-Liability Management Committee

The members of the asset-liability management committee are Philip R. Hammond, Jr., chairman, David B. Day, Walter A. Dwelle, and Donald A. Gilles. Allan W. Stone, Executive Vice President and Chief Credit Officer, and Roy O. Estridge, Executive Vice President and Chief Financial Officer, serve as management liaisons to the asset-liability management committee.

The asset-liability management committee is responsible for (i) the development of policies and procedures related to liquidity and asset-liability management, and (ii) supervision of our investments. The asset-liability management committee met four times during 2003.

Compliance Committee

The members of the compliance committee are Russell F. Hurley, chairman, Fred P. LoBue, Jr., and Kenneth H. Macklin.

The principal duties of the compliance committee are to review, coordinate and monitor our compliance with the federal and state laws and regulations that govern the business and activities of a registered bank holding company and a California state-chartered commercial bank, including the Community Reinvestment Act and the laws and regulations pertaining to equal credit opportunity. The compliance committee met once during 2003.

We have a code of ethics for our chief executive officer, chief financial officer and persons performing similar functions as described in the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission.

Executive Committee

The members of the executive committee are Walter A. Dwelle, chairman, Donald A. Gilles, Russell F. Hurley, and Fred P. LoBue, Jr.

The executive committee has the authority of the board of directors in the management of the company during the intervals between meetings of the board. The executive committee met eleven times during 2003.

Valley Commerce Bancorp does not have a nominating committee. The executive committee performs the functions of a nominating committee. In this capacity, the executive committee develops recommendations of candidates for election or appointment to the board of directors and considers the qualifications that are appropriate in a candidate. The board of directors has determined that all members of the executive committee other than Mr. Gilles are independent under standards for director independence established by Nasdaq. The executive committee does not have a separate charter for its activities as a nominating committee.

The executive committee approves the award of options under the Stock Option Plan and generally administers the Stock Option Plan. Mr. Gilles does not participate in matters pertaining to options granted to him.

During 2003, our board of directors met 12 times for regularly scheduled meetings and three times for special meetings. With the exception of Stanley J. Shamoon, each director attended at least 75% of the aggregate of: (i) the total number of meetings of the board of directors; and (ii) the total number of meetings of board committees on which that director served.

Executive Compensation

The following information is furnished with respect to each of our executive officers whose compensation for the years indicated exceeded $100,000.

                                             Annual Compensation
                                             -------------------

            Name and                                                               Other annual
       principal position                    Year           Salary       Bonus     compensation
       ------------------                    ----           ------       -----     ------------
Donald A. Gilles                             2003         $128,083      $3,720         $3,600
President and Chief Executive                2002         $123,063      $5,750         $2,773
Officer                                      2001         $119,602      $5,500         $3,563

Allan W. Stone                               2003         $119,926      $3,150         $3,373
Executive Vice President and Chief           2002         $107,012      $4,725         $3,282
Credit Officer                               2001         $101,601      $4,500         $3,045

We pay the cost of premiums on life insurance policies insuring all employees, including executive officers, in amounts equal to (i) two times each officer's salary, up to a maximum of $200,000 in coverage; (ii) $25,000 for each nonofficer employee; (iii) $10,000 for an employee's spouse; and (iv) $5,000 for dependents of employees. The policies are payable to the employees' designated beneficiaries. In addition, we provide certain incidental personal benefits to executive officers. The incremental cost to us of providing such benefits to the executive officers named above did not, for the fiscal year ended December 31, 2003, exceed 10% of the compensation to these executive officers.

Stock Option Plan

Our 1997 Stock Option Plan ("Plan") is intended to promote our long-term success of the company and the creation of shareholder value. The Plan authorizes us to grant stock options to our officers, employees and directors to purchase up to 249,258 shares. Options may be granted for terms of up to 10 years and with exercise prices not less than fair market value at the time of grant (or 110% of fair market value if required to qualify the option as an "incentive stock option" under the Internal Revenue Code).

During 2003, we granted to director Thomas A. Gaebe options to purchase 15,750 shares at an exercise price of $11.11 per share. We did not issue stock options to any of the executive officers named in the summary executive compensation table above during 2003. The following table summarizes the options held by those executive officers at December 31, 2003.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
                                     Values

                                                          Number of securities
                                                         underlying unexercised            Value of in-the-money
                                                           options at 12/31/03            options at 12/31/03 (1)
                                                           -------------------            -----------------------
                         Shares
                       acquired on       Value
Name                    exercise       realized      Exercisable     Unexercisable     Exercisable     Unexercisable
----                    --------       --------      -----------     -------------     -----------     -------------
Donald A. Gilles          None           None            22,185            3,126         $169,290          $20,264
Allan W. Stone            None           None             1,735            2,605         $ 11,260          $16,885

(1) Based upon the difference between the per share option exercise price and the market value of the common stock at the applicable measurement date.

Information on shares underlying outstanding options and the number of shares available for which options may be granted in the future is set forth in the table below.

              Equity Compensation Plan Information at June 30, 2004

                                       No. of securities to be     Weighted average       No. of securities remaining
                                        issued upon exercise       exercise price of     available for future issuance
                                           of outstanding             outstanding          under equity compensation
                                          options, warrants        options, warrants      plans (excluding securities
Plan category                                and rights               and rights           reflected in column (a))
                                                (a)                       (b)                          (c)
Equity compensation plans approved
by securities holders                          231,926                  $7.78                      17,329

Equity compensation plans not
approved by security holders                      None

Supplemental Retirement and Life Insurance Plan

In an effort to attract and retain qualified officers, we have implemented a supplemental retirement and life insurance plan for the benefit of certain of our executive officers.

The defined benefit portion of the plan is designed to provide participating executive officers (currently Mr. Gilles, Mr. Estridge and Mr. Stone) at normal retirement age with an annual retirement benefit of specified amounts to be paid monthly for life under executive supplemental compensation agreements with each of them. The plan has vesting schedules that are designed to create an incentive for the officers to remain in our employment to normal retirement age.

The purpose of these agreements is to offer a compensation benefit program as a fringe benefit for executive officers in order to attract and retain individuals with extensive and valuable experience in the banking industry. The agreements provide that upon the executive's retirement at normal retirement date we will pay to the executive, during his lifetime, a yearly amount equal to the lesser of 65% of the average of the executive's five highest years of total W-2 compensation or a pre-determined target benefit amount that is $102,482 for Mr. Gilles, $128,028 for Mr. Stone, and $95,822 for Mr. Estridge. The normal retirement date is defined as the later of the executive's 65th birthday or the date on which the executive completes 15 years of service. The normal retirement date for Mr. Gilles is March 31, 2010, the normal retirement date for Mr. Stone is March 1, 2012, and the normal retirement date for Mr. Estridge is March 3, 2020. The amount of supplemental compensation payable to these executives is reduced in accordance with the terms of the agreements in the event of early retirement, disability, termination without cause or a change in control of the Company prior to the executive's normal retirement date. No supplemental compensation is due in the event of an executive's termination for cause or voluntary resignation prior to the time the executive is 100% vested in the benefits payable pursuant to the agreement. Benefit payments may be reduced in the event the payment would be considered a "golden parachute payment" as defined in the Federal Deposit Insurance Act and the Rules and Regulations of the Federal Deposit Insurance Corporation or is otherwise prohibited, restricted or subject to the prior approval of a bank regulatory agency.

The executive officers who participate in the plan are also provided a death benefit. This benefit is an endorsement split dollar life insurance benefit in an amount that is the lesser of $800,000 or the net-at-risk insurance portion of the proceeds until age 70, the lesser of $500,000 or the net-at-risk insurance portion of the proceeds from age 70 through age 79, and the lesser of $250,000 or the net-at-risk insurance portion of the proceeds at age 80 and thereafter. The net-at-risk insurance portion is the amount of the total policy proceeds less the cash value of the policy. We are entitled to the remainder of the policy proceeds.

Our obligations under the retirement benefit portion of the plan are not funded; however, we have purchased life insurance policies that are actuarially designed to offset the annual expenses associated with the plan and that will, given reasonable actuarial assumptions, offset all plan costs during the lives of the executive officers and provide a complete recovery of all plan costs upon the deaths of the executive officers. We have all the ownership rights in the cash values and death benefits of the policies. We have paid the premiums for the policies for the three executives in full. We record annual increases in the cash values of the policies as income, and, as benefits accrued to the three participants under the plan, we record a compensation expense on a annual basis. Although we believe that the actuarial assumptions we have made are reasonable and that the policy benefits will fund substantially all of our liability under this plan, we will be responsible for payment of accrued benefits even if those assumption prove to be incorrect or we do not receive all the insurance cash value or proceeds that we expect.

Employment Contracts

We have no employment contracts with any of our officers or employees.

Compensation of Directors

During 2003 we paid fees to nonemployee directors for their services. The payment schedule provides for nonemployee directors to be paid $200 for each regularly-scheduled or special meeting of the board of directors attended, with the chairman receiving $300 for each monthly or special meeting attended. Members of board committees receive $100 for each committee meeting they attend, and the committee chairmen receive $150 for each committee meeting they attend. In addition, nonemployee directors receive a monthly retainer of $250, paid quarterly, and members of the executive committee receive an additional monthly retainer of $150, also paid quarterly. Employee directors and employee liaisons to board committees do not receive director's fees. Total directors fees paid in 2003 were $28,400. We also granted options to acquire our common stock to directors as a form of compensation.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information as of June 30, 2004, pertaining to beneficial ownership of our common stock (the sole class of stock outstanding) by our current directors and named executive officers, by all our directors and executive officers as a group and by the only shareholder known to us who owns at least 5% of our outstanding shares. The information in the following table has been obtained from our records or from information furnished directly by the individual or entity to us.

For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of date set forth above are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of the individual possessing such ownership, but not for any other individuals.

                                        Amount and nature
Name and address                          of beneficial           Exercisable      Percent
of beneficial owner(1)                      ownership(2)           options(3)     of class(2)
----------------------                      ------------           ----------     -----------
Walter A. Dwelle                              62,782(4)               20,572         4.30%
Russell F. Hurley                             47,895(5)               20,572         3.28%
Fred P. LoBue, Jr                             51,110(6)               20,572         3.50%
Donald A. Gilles                              25,885                  22,656         1.77%
Thomas A. Gaebe                                3,622                   3,622            *
David B. Day                                  25,844                  19,616         1.77%
Philip R. Hammond, Jr                         49,765(7)               19,616         3.41%
Kenneth H. Macklin                            21,416(8)               15,058         1.47%
Stanley J. Shamoon                            24,530(9)               20,572         1.68%
Roy O. Estridge                                  826                     826            *
Allan W. Stone                                 2,595                   1,735            *
All directors and executive
officers as a group (11 in number)           316,270                 165,417        19.73%

The Banc Fund Company, LLC
208 South LaSalle Street
Chicago, Illinois 60604                      135,699                      --         9.44%

----------
*     Less than 1%

(1) Except as shown, the address for all persons is c/o Valley Commerce Bancorp, 200 South Court Street, Visalia, California 93291.

(2) Includes shares beneficially owned (including shares under the "Exercisable Options" column). Subject to applicable community property laws and shared voting and investment power with a spouse, the persons listed have sole voting and investment power with respect to such shares unless otherwise noted.

(3) Indicates number of shares subject to options exercisable currently or within 60 days.

(4)   Includes 30,150 shares held in an Individual Retirement Account.

(5) Includes 20,100 shares held by Milru Ranch Company, of which he is a general partner, and 5,468 shares held by the Hurley & Laird Retirement Trust, and 200 shares held as custodian for Joseph F. Hurley, his minor child.

(6) Includes 1,001 shares held in the name of Donna S. LoBue, his wife, and 5,022 shares held in an Individual Retirement Account.

(7) Includes 24,119 shares held by the Philip R. Hammond Construction Company Profit Sharing Plan.

(8)   Includes 6,358 shares held by Vintage Equipment Profit Sharing Plan.

(9)   Includes 198 shares held in the name of Adam Shamoon, his minor child.

Management is not aware of any arrangements, including the pledge by any person of our shares, the operation of which may at a subsequent date result in a change in control of our Company.

The positions held by the persons n the above table are shown above under the caption "Management - Directors and Executive Officers."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of our directors and executive officers, as well as their immediate family and associates, are customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank's business, and we expect these persons to have such ordinary banking transactions with the Bank in the future. In the opinion of our management, all loans and commitments to lend included in such transactions were made in the ordinary course of business on the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness, and do not involve more than the normal risk of collectability or present other unfavorable features. While the Bank does not have any limits on the aggregate amount it may lend to directors and executive officers as a group, loans to individual directors and officers must comply with the Bank's lending policies and statutory lending limits. In addition, prior approval of our board of directors is required for all such loans.

We lease our administrative office from a partnership in which director Thomas Gaebe is a partner. We entered into the lease before he became a director. In our opinion, the amount of his financial interest in our annual lease payments is not material.

Except for transactions described above, in 2003 and 2002 there were no material transactions between us and any of our directors, executive officers, nominees for election as a director, or the immediate family or associates of any of the foregoing persons, nor do we propose to enter into any such transactions.

                          DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our articles of incorporation and bylaws is a summary only and is not a complete description. It is subject to and qualified in its entirety by reference to our articles of incorporation, our bylaws and the California General Corporation Law. Our articles of incorporation and bylaws have been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

The authorized capital stock of Valley Commerce Bancorp consists of 30,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Shares of our capital stock are not deposits and are not insured by the FDIC or any other government agency. They are subject to investment risk, including possible loss of your principal.

Common Stock

Holders of our common stock have one vote per share on all matters submitted to a vote of shareholders, except that shareholders may have cumulative voting rights with respect to the election of directors. Cumulative voting allows each shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of votes held by the shareholder. This total number of votes may be cast for one nominee or may be distributed among as many candidates as the shareholder desires. The holders of our common stock have the right to receive dividends if they are declared by our board of directors and there are sufficient funds to legally pay dividends, subject to the rights of the holders of any outstanding preferred stock, if any, to receive preferential dividends. Upon the liquidation of Valley Commerce Bancorp, holders of our common stock would share ratably in any assets available for distribution to shareholders after payment of all of our obligations and the aggregate liquidation preference (including accrued and unpaid dividends) of outstanding preferred stock, if any. Our common stock is not redeemable and has no preemptive, subscription or conversion rights. Shares of our common stock currently outstanding are, and shares of common stock that may be issued under the prospectus will be, validly issued, fully paid and nonassessable.

As of June 30, 2004, we had 1,437,508 shares of common stock outstanding. In addition, 231,926 shares of common stock were issuable upon exercise of outstanding options; of these, options to acquire 169,946 shares were exercisable at June 30, 2004. Unless indicated otherwise, all information set forth in this prospectus regarding the outstanding shares of common stock reflects the three-for-two stock split for shareholders of record as of August 20, 2004, and all prior stock dividends.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to authorize the issuance up to 10,000,000 shares of preferred stock. Our board of directors may issue preferred stock in one or more series and fix the rights, preferences, privileges and restrictions of such preferred stock, including: dividend rights; dividend rate; conversion or exchange rights; voting rights; rights and terms of redemption, including redemption at our option or at the option of the holders; any sinking fund or similar provision; redemption price or prices; the liquidation preferences of any wholly unissued series of preferred stock; the number of shares constituting any series or the designation of such series; and any or all other preferences and participating, optional or other special rights, privileges or qualification, limitations or restrictions.

Notwithstanding the foregoing, to comply with the North American Securities Administrators Association's (the "NASAA") statement of policy regarding preferred stock we will not offer any shares of preferred stock to any of our officers or directors, any person or entity which holds five percent or more of any class of our equity securities or any other person or entity who would be deemed a "promoter" as defined by the NASAA, unless we offer such shares of preferred stock on the same terms to all our other shareholders at the time of such offer or a majority of our independent directors who do not have an interest in the transaction approves the issuance of such shares of preferred stock, provided that such directors have access, at our expense, to our legal counsel or independent legal counsel.

The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock. As of June 30, 2004, we had no shares of preferred stock outstanding, and we have no present plans to issue any preferred stock.

Shares Eligible For Future Sale

If our shareholders sell substantial amounts of our stock in the public market following the offering, then the market price of our stock could fall. After the offering, 2,037,508 shares of our common stock will be outstanding, assuming sale of all 600,000 shares being offered. Of those shares, all shares sold in the offering or previously outstanding will be freely tradable, except for 20,101 shares issued in 2003 upon exercise of options that are restricted securities under the Securities Act and any shares purchased or previously held by our "affiliates" (as defined in Rule 144 under the Securities Act), including our directors and executive officers. Our executive officers and directors have agreed to enter into lockup agreements restricting their right to sell any shares of common stock for a period of 180 days after the offering. Restricted securities and shares held by our affiliates may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701. These rules are summarized below.

In general, Rule 144 provides that any person who has beneficially owned restricted shares for at least one year, and any affiliate, is generally entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the shares of common stock then outstanding, which will be approximately 20,376 shares immediately after the offering (assuming sale of all 600,000 shares being offered), or the reported average weekly trading volume of the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are subject to manner of sale restrictions, notice requirements and availability of current public information concerning us. Under Rule 144(k), a person who is not our affiliate and who has not been our affiliate within three months prior to the sale generally may sell shares without regard to the limitations of Rule 144, provided that the person has held the shares for at least two years.

Any of our employees, directors, officers or consultants holding shares purchased pursuant to a written compensatory plan or contract, including options, entered into prior to the offering is entitled to rely on the resale provisions of Rule 701, which permit nonaffiliates to sell shares without having to comply with the public information, holding period, volume limitation or notice requirements of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case beginning 90 days after the effective date of the registration statement of which this prospectus is a part.

The following table depicts securities eligible for future sale (assuming sale of all 600,000 shares offered in this offering):

         Total shares outstanding                                                      2,037,508
         Total restricted shares outstanding                                              20,101
         Shares that are freely tradable on the date of this prospectus
           under Rule 144(k) or otherwise                                              1,266,927
         Shares that are freely tradable 90 days after the date of this
           prospectus under Rule 144 or Rule 701                                       1,766,764

                      UNDERWRITING AND PLAN OF DISTRIBUTION

Under the terms and subject to the conditions of an underwriting agreement, Wedbush Morgan Securities Inc., the underwriter named below, has agreed to purchase from us the number of shares of common stock shown opposite its name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. Other than the shares covered by the over-allotment option, the underwriter is obligated to purchase and accept delivery of all of the shares of common stock listed below if any are purchased.

      Wedbush Morgan Securities Inc.           300,000 shares (minimum)

The underwriter proposes initially to offer the shares of common stock in part directly to the public at the public offering price shown on the cover page of this prospectus and in part to dealers at this price less a discount not in excess of $___ per share. The underwriter may allow, and these dealers may re-allow other dealers, a discount not in excess of $___ per share. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriter. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriter as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Over-allotment

We have granted the underwriter an option, exercisable within 30 days after the date of this prospectus, to purchase up to an aggregate of 45,000 shares of common stock at the public offering price less the underwriting discounts and commissions. The underwriter may exercise this option solely to cover over-allotments, if any, made in this offering.

Commissions and Expenses

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriter. The amounts shown assume all sales are made through the underwriter for the minimum of 300,000 shares and the maximum of 600,000 shares.


                                     Minimum          Maximum
                                     -------          -------
      Per share
      Total

We have paid to the underwriter a fee of $25,000 in connection with this offering. In the event this offering is not consummated, the $25,000 fee shall be returned to us by the underwriter, except to the extent that such amount represents accountable out-of-pocket expenses incurred by the underwriter in connection with its engagement as the underwriter. We will also reimburse the underwriter for reasonable out-of-pocket expenses in connection with the offering not to exceed $70,000. We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $300,000.

Indemnity

In the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Sales and Penalty Bids

In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market in connection with transactions intended to stabilize the price of the common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

In connection with the offering, the underwriter may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Syndicate short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriter's over-allotment option to purchase additional shares in this offering. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

The activities described above may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. These transactions may be effected on the OTC Bulletin Board or otherwise and, if commenced, may be discontinued at any time.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages the resale of the securities.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above, if any, may have on the price of our common stock. The underwriter is not required to engage in these activities.

Offers in Other Jurisdictions

Neither we nor the underwriter have taken any action that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required, other than the United States. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements related to the offer and sale of these shares of common stock be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of these jurisdictions. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or solicitation is unlawful.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter of this offering or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders.

Other than the prospectus in electronic format, the information on the underwriter's Web site and any information contained in any other Web site maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter and should not be relied upon by investors.

Relationships

The underwriter and some of its affiliates have engaged in, are engaging in and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received and may receive customary fees and expenses for these commercial and investment banking transactions.

Direct Sales

In addition to the shares that the underwriter has committed to purchase, we are directly offering shares in this offering to our directors, employees, customers, friends and relatives in our community at the public offering price set forth on the cover page of this prospectus. Our directors and executive officers have expressed interest in purchasing approximately 160,000 shares in this offering. However, these indications of interest are not binding, and we can provide no assurance as to the actual number of shares, if any, that our directors and executive officers will purchase. The underwriter will not receive a discount or commission for any shares placed directly by us to our directors, employees, customer, friends and relatives in Tulare County.

The offering period for direct sales will extend until 30 days after the date of this prospectus, unless we decide, after consulting with the underwriter, to extend the offering period for up to 14 days. The purchasers will receive stock certificates not later than five days after acceptance of their subscriptions.

You may subscribe for shares directly by delivering to us at the following address: (i) the completed and signed subscription agreement; and (ii) payment for the shares subscribed to us (checks should be payable to "Valley Commerce Bancorp"):

                                    Valley Commerce Bancorp
                                    200 South Court Street
                                    Visalia, California 93291
                                    Attention: Roy O. Estridge

Once you submit a subscription agreement offer to us, you may not revoke it. We will accept or reject each subscription agreement offer within 30 days after we receive it or by the expiration of the offering, whichever comes earlier.

In the event that our offering is oversubscribed, we anticipate that we will accept subscription offers based upon the date on which funds are received.

The minimum purchase by any one investor is 1,000 shares. We reserve the right to reject any subscription offer, in whole or in part. If we reject all or a portion of a requested subscription offer, we will refund to the subscriber all, or the appropriate portion, of the amount remitted with the subscription agreement offer, without interest. We will mail all appropriate refunds within five days following the termination of the offering.

Disclosure of Commission Position on Indemnification for Securities Activities Liabilities

Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers and other agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the California General Corporation Law, our bylaws provide that we must indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would otherwise permit indemnification. We have a policy of officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by us of expenses incurred or paid by one of our directors, officers or other agents in the successful defense of any action, suit or proceeding) is asserted by such person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for Valley Commerce Bancorp by Bingham McCutchen LLP, San Francisco, California. Troy & Gould PC, Los Angeles, California, is acting as counsel for the underwriter in connection with certain legal matters relating to the shares of common stock offered by this prospectus.

No expert named in the registration statement was hired on a contingent basis, will receive any direct or indirect interest in the issuer or was a promoter, underwriter, voting trustee, director, officer or employee of the issuer.

                                     EXPERTS

The financial statements of Valley Commerce Bancorp as of and for the year ended December 31, 2003, included in this prospectus have been audited by Perry-Smith LLP, independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements of Valley Commerce Bancorp as of and for the year ended December 31, 2002, included in this prospectus have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report appearing herein , and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURES

Perry-Smith LLP, an independent, registered public accounting firm, has served as the independent certified public accountants for Valley Commerce Bancorp and the Bank since 2003. Our audit committee engaged Perry-Smith LLP on March 14, 2003, as a result of a competitive bid process. Moss Adams LLP served as the independent certified public accountants for Bank of Visalia from December 31, 1999 until December 31, 2002 and served as the independent certified public accountants for Valley Commerce Bancorp from the date it was incorporated on February 21, 2002, through December 31, 2002. In 2003, the audit committee determined to conduct a bid process rather than renew the appointment of Moss Adams LLP in an effort to ensure the best combination of services and pricing in accounting services. Moss Adams LLP participated in the bid process, but the audit committee decided to dismiss Moss Adams LLP on March 14, 2003 and selected Perry-Smith LLP as its independent accountant.

Moss Adams LLP's report on our consolidated financial statements as of and for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles

In connection with the audits of the two most recent fiscal years ended December 31, 2002, there were no disagreements with Moss Adams LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moss Adams LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

In the past we have not been required to file reports with the Securities and Exchange Commission but we will do so following the date of this document. We provide and will continue to provide shareholders with an annual report that includes audited financial statements.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.

The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC is also available at the web site maintained by the SEC at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Valley Commerce Bancorp Consolidated Financial Statements

Consolidated Balance Sheets at June 30, 2004 and December 31, 2003.......................................      F-2
Consolidated Statements of Income for the six months ended June 30, 2004 and 2003........................      F-3
Consolidated Statements of Cash Flows for the six months ended June 30, 2004 and 2003....................      F-4
Notes to Consolidated Financial Statements for the six months ended June 30, 2004 and 2003                     F-6

Reports of Independent Auditors..........................................................................      F-12
Consolidated Balance Sheets at December 31, 2003 and 2002................................................      F-14
Consolidated Statements of Income for the years ended December 31, 2003 and 2002.........................      F-15
Statements of Changes in Shareholders' Equity for the years ended December 31, 2003 and 2002.............      F-16
Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002.....................      F-17
Notes to Consolidated Financial Statements for the years ended December 31, 2003 and 2002................      F-19

                             VALLEY COMMERCE BANCORP
                           CONSOLIDATED BALANCE SHEET

                                                                                                  June 30,         December 31,
                                                                                                    2004              2003
                                                                                                -------------     -------------
                                                                                                 (Unaudited)        (Audited)
Assets
Cash and due from banks                                                                         $   8,650,803     $   9,989,585
Federal funds sold                                                                                  3,180,000         1,765,000
Interest-bearing deposits in banks                                                                         --           198,000
Available-for-sale investment securities (amortized cost of $28,661,002 at
   June 30, 2004 and $21,918,045 at December 31, 2003) (Note 3)                                      28,196,000        21,888,000
Loans, less allowance for loan losses of $1,357,010 at June 30, 2004 and
   $1,432,735 at December 31, 2003 (Note 4)                                                       105,527,788       101,137,445
Bank premises and equipment, net                                                                    1,043,969         1,006,610
Other real estate                                                                                     765,245                --
Cash surrender value of Bank-owned life insurance                                                   2,622,388         1,578,693
Accrued interest receivable and other assets                                                        3,044,978         2,007,928
                                                                                                -------------     -------------
         Total assets                                                                           $ 153,031,171     $ 139,571,261
                                                                                                =============     =============

Liabilities and Shareholders' Equity

Deposits:
  Non-interest bearing                                                                          $  43,004,990     $  39,804,949
  Interest bearing                                                                                 50,876,030        46,536,482
  Time                                                                                             36,743,555        33,326,540
                                                                                                -------------     -------------
     Total deposits                                                                               130,624,575       119,667,971
Accrued interest payable and other liabilities                                                      1,172,835           598,314
Long-term debt                                                                                      6,782,476         5,192,102
Junior subordinated deferrable interest debentures                                                  3,093,000         3,093,000
                                                                                                -------------     -------------
       Total liabilities                                                                          141,672,886       128,551,387
                                                                                                -------------     -------------

Commitments and contingencies (Note 5)

Shareholders' equity (Note 1 and 7):
  Serial preferred stock - no par value; 10,000,000 shares authorized, none
     issued                                                                                                --                --
  Common stock - no par value; 30,000,000 shares authorized; issued and
     outstanding - 1,437,508 shares at June 30, 2004 and 1,369,369 shares at December 31, 2003     10,702,736         9,837,372
  Retained earnings                                                                                   956,746         1,201,124
  Accumulated other comprehensive loss (Note 7)                                                      (301,197)          (18,622)
                                                                                                -------------     -------------
       Total shareholders' equity                                                                  11,358,285        11,019,874
                                                                                                -------------     -------------
         Total liabilities and shareholders' equity                                             $ 153,031,171     $ 139,571,261
                                                                                                =============     =============

            See notes to unaudited consolidated financial statements.

                             VALLEY COMMERCE BANCORP
                        CONSOLIDATED STATEMENT OF INCOME

                                                                           For the Six Months
                                                                             Ended June 30,
                                                                      ---------------------------
                                                                         2004             2003
                                                                      -----------     -----------
                                                                      (Unaudited)     (Unaudited)
Interest Income:
  Interest and fees on loans                                          $ 3,470,258     $ 2,950,700
  Interest on investment securities:
     Taxable                                                              309,403         418,170
     Exempt from Federal income taxes                                      51,697          45,004
  Interest on Federal funds sold                                           31,023          39,635
  Interest on deposits in banks                                             1,768           6,717
                                                                      -----------     -----------
     Total interest income                                              3,864,149       3,460,226
                                                                      -----------     -----------
Interest Expense:
  Interest on deposits                                                    530,338         590,739
  Interest on borrowings                                                  123,819          83,128
  Interest on junior subordinated deferrable interest debentures           69,276          36,217
                                                                      -----------     -----------
     Total interest expense                                               723,433         710,084
                                                                      -----------     -----------

     Net interest income before provision for loan losses               3,140,716       2,750,142
     (Credit to) Provision for Loan Losses                                (94,000)        140,000
                                                                      -----------     -----------

     Net interest income after provision for loan losses                3,234,716       2,610,142
Non-Interest Income:
  Service charges                                                         246,237         243,261
  Gain on sale of available-for-sale investment securities, net             7,390          97,457
  Mortgage loan brokerage fees                                             87,863         126,227
  Earnings on cash surrender value of life insurance policies              43,695          41,743
  Other                                                                    76,177          53,240
                                                                      -----------     -----------
     Total non-interest income                                            461,362         561,928
                                                                      -----------     -----------
Non-Interest Expense:
   Salaries and employee benefits                                       1,456,724       1,195,387
   Occupancy and equipment                                                300,113         248,010
   Other                                                                  928,999         847,808
                                                                      -----------     -----------
           Total non-interest expense                                   2,685,836       2,291,205
                                                                      -----------     -----------
                Income before income taxes                              1,010,242         880,865

Income taxes                                                              385,000         340,000
                                                                      -----------     -----------
         Net income                                                   $   625,242     $   540,865
                                                                      ===========     ===========

Basic earnings per share (Note 5 and 8)                               $      0.44     $      0.38
Diluted earnings per share (Notes 5 and 8)                            $      0.42     $      0.37

            See notes to unaudited consolidated financial statements.

                             VALLEY COMMERCE BANCORP
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                              For the Six Months
                                                                                                Ended June 30,
                                                                                         -----------------------------
                                                                                             2004             2003
                                                                                         ------------     ------------
                                                                                          (Unaudited)      (Unaudited)
Cash Flows from Operating Activities:
  Net income                                                                             $    625,242     $    540,865
  Adjustments to reconcile net income to net cash provided by operating activities:
     (Credit to) Provision for loan losses                                                    (94,000)         140,000
     Increase in deferred loan origination fees, net                                           97,892           83,163
     Depreciation                                                                              75,101           54,833
     Amortization of intangibles                                                               40,269           37,269
     Net gain on sale of available-for-sale investment securities                              (7,390)         (97,457)
     Amortization and accretion of investment securities, net                                 104,899           96,170
     Net loss on sale of premises and equipment                                                   450               --
     Increase in cash surrender value of life insurance                                       (43,695)         (41,743)
     Increase in accrued interest receivable and other assets                                (577,375)        (430,216)
     Increase in accrued interest payable and other liabilities                               574,521          461,477
     Deferred taxes, net                                                                       25,000         (130,000)
                                                                                         ------------     ------------
         Net cash provided by operating activities                                            820,914          714,361
                                                                                         ------------     ------------

Cash Flows from Investing Activities:
     Proceeds from matured and called available-for-sale investment securities              1,400,000          800,000
     Proceeds from sales of available-for-sale investment securities                        4,289,610       18,138,433
     Purchases of available-for-sale investment securities                                (13,820,901)     (12,268,468)
     Proceeds from principal repayments from available-for-sale government-guaranteed
       mortgage-backed securities                                                           1,260,963        2,150,229
     Purchase of Federal Home Loan Bank Stock                                                (342,700)        (105,100)
     Decrease in interest-bearing deposits with banks                                         198,000          100,000

     Net increase in loans                                                                 (5,159,480)     (14,751,260)
     Purchase of premises and equipment                                                      (112,910)        (174,418)
     Proceeds from surrender of life insurance policy                                                          589,176
     Deposits on single premium cash surrender value life insurance policies               (1,000,000)
                                                                                         ------------     ------------
         Net cash used in investing activities                                            (13,287,418)      (5,521,408)
                                                                                         ------------     ------------

                             Continued on next page.

                             VALLEY COMMERCE BANCORP
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Continued)

                                                                                               For the Six Months
                                                                                                 Ended June 30,
                                                                                         -----------------------------
                                                                                             2004             2003
                                                                                         ------------     ------------
                                                                                          (Unaudited)      (Unaudited)
Cash Flows from Financing Activities:
     Net increase in demand, interest bearing and savings deposits                       $  7,539,589     $  3,522,339
     Net increase (decrease) in time deposits                                               3,417,015         (854,062)
     Proceeds from the issuance of junior subordinated
       deferrable interest debentures                                                                        3,093,000
     Proceeds from Federal Home Loan Bank term advances                                     1,590,374        2,691,091
     Cash paid to repurchase fractional shares                                                 (4,256)          (2,259)
                                                                                         ------------     ------------
         Net cash provided by financing activities                                         12,542,722        8,450,109
                                                                                         ------------     ------------

           Increase in cash and cash equivalents                                               76,218        3,643,062
Cash and Cash Equivalents at Beginning of Year                                             11,754,585       12,525,474
                                                                                         ------------     ------------
Cash and Cash Equivalents at End of Period                                               $ 11,830,803     $ 16,168,536
                                                                                         ============     ============

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
     Interest expense                                                                    $    738,460     $    699,574
     Income taxes                                                                        $    310,000     $    277,281

Non-Cash Investing Activities:
   Net change in unrealized loss on available-for-sale securities                        $   (464,819)    $    (43,874)
   Real estate acquired through foreclosure                                              $    765,245     $         --

            See notes to unaudited consolidated financial statements.

                             VALLEY COMMERCE BANCORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1. GENERAL

Overview

Valley Commerce Bancorp (the "Company") was incorporated on February 2, 2002, as a bank holding company for the purpose of acquiring Bank of Visalia (the "Bank") in a one bank holding company reorganization. The reorganization was completed on November 21, 2002, subsequent to which the Bank continued its operations as previously conducted, but as a wholly owned subsidiary of the Company.

The Bank operates four branches in California, including branches in Visalia, Fresno, Woodlake and Tipton. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to applicable legal limits. The Bank's primary source of revenue is generated from providing loans to customers who are predominately small and middle market businesses and individuals residing in the surrounding areas.

Management has determined that since all of the commercial banking products and services offered by the Company are available in each branch of the Bank of Visalia, its bank subsidiary (the "Bank"), all branches are located within the same economic environment and management does not allocate resources based on the performance of different lending or transaction activities, it is appropriate to aggregate the Bank branches and report them as a single operating segment.

During May of 2004 and 2003 the Board of Directors approved a 5% stock dividend. All earnings per share data and share data related to the stock option information have been retroactively adjusted to reflect the stock dividend.

Subsequent event

On August 20, 2004 the Board of Directors approved a three for two stock split for all common stock shareholders of record as of August 31, 2004. As such, all share, earnings per share and stock option information has been retroactively adjusted as if the stock split had occurred prior to January 1, 2003.

2. CONSOLIDATED FINANCIAL STATEMENTS

In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's financial position at June 30, 2004 and December 31, 2003, the results of operations and cash flows for the six months ended June 30, 2004 and 2003. Certain reclassifications have been made to prior years' balances to conform to classifications used in 2003.

Certain disclosures normally presented in the notes to the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 2003 Annual Report to Shareholders. The interim financial statements included herein have been prepared on a basis consistent with the accounting principles and policies reflected in the Company's annual report for the year ended December 31, 2003. The results of operations and cash flows for the six-month periods ended June 30, 2004 and 2003 may not necessarily be indicative of future operating results.

In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the periods reported. Actual results could differ significantly from those estimates.

3. AVAILABLE-FOR-SALE INVESTMENT SECURITIES

The amortized cost and estimated market value of available-for-sale investment securities at June 30, 2004 consisted of the following:

                                                                     June 30, 2004
                                     -----------------------------------------------------------------------------
                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized            Market
                                           Cost                Gains              Losses               Value
                                     -----------------  ------------------  ------------------  ------------------

         U.S. Government
             agencies                $      13,697,978  $            4,592  $         (153,570) $       13,549,000
         Mortgage-backed
             securities                      9,799,743                                (213,743)          9,586,000
         Municipal securities                4,511,260              38,335            (136,595)          4,413,000
         Corporate debt
             securities                        652,021                 182              (4,203)            648,000
                                     -----------------  ------------------  ------------------- ------------------

                                     $      28,661,002  $           43,109  $         (508,111) $       28,196,000
                                     =================  ==================  ==================  ==================

Net unrealized losses on available-for-sale investment securities totaling $465,002 were recorded, net of $163,805 in tax benefits, as accumulated other comprehensive loss within shareholders' equity at June 30, 2004. Proceeds and realized gains from the sale of available-for-sale investment securities for the six months ended June 30, 2004 totaled $4,289,610 and $7,390, respectively.

At June 30, 2004, no securities had been in a loss position continuously for 12 months.

Management periodically evaluates each available-for-sale investment security in an unrealized loss position to determine if the impairment is temporary or other-than-temporary. Management has determined that no investment security is impaired other than temporarily. This is because the noted unrealized losses are due solely to interest rate changes and the Company has the ability and intent to hold all investment securities with identified impairments resulting from interest rate changes to the earlier of the forecasted recovery or the maturity of the underlying investment security.

The amortized cost and estimated market value of available-for-sale investment securities at December 31, 2003 consisted of the following:

                                                          December 31,2003
                            -----------------------------------------------------------------------------
                                                      Gross               Gross             Estimated
                                Amortized          Unrealized          Unrealized            Market
                                  Cost                Gains              Losses               Value
                            -----------------  ------------------  ------------------  ------------------
U.S. Government
    agencies                $       9,614,474  $           17,740  $          (63,214) $        9,569,000
Mortgage-backed
    securities                      9,422,665              11,655             (61,320)          9,373,000
Municipal securities                1,741,150              63,131              (2,281)          1,802,000
Corporate debt
    securities                      1,139,756               4,244                               1,144,000
                            -----------------  ------------------  ------------------  ------------------

                            $      21,918,045  $           96,770  $         (126,815) $       21,888,000
                            =================  ==================  ==================  ==================

Net unrealized losses on available-for-sale investment securities totaling $30,045 were recorded, net of $11,423 in tax benefits, as accumulated other comprehensive loss within shareholders' equity at December 31, 2003. Proceeds and realized gains from the sale of available-for-sale investment securities for the year ended December 31, 2003 totaled $20,718,962 and $131,346, respectively.

4. LOANS

Outstanding loans are summarized below:

                                                 June 30,          December 31,
                                                   2004                2003
                                               -------------      -------------
Commercial                                     $  32,094,887      $  27,900,065
Agricultural                                       3,589,039          4,884,691
Real estate - mortgage                            58,092,471         55,406,424
Real estate - construction                        10,881,616         10,924,521
Consumer and other                                 2,656,400          3,786,202
                                               -------------      -------------
                                                 107,314,413        102,901,903
Deferred loans fees, net                            (429,615)          (331,723)
Allowance for loan losses                         (1,357,010)        (1,432,735)
                                               -------------      -------------
                                               $ 105,527,788      $ 101,137,445
                                               =============      =============

Changes in the allowance for loan losses were as follows:

                                                Six months ended           Year ended
                                                   June 30, 2004       December 31, 2003

Balance, beginning of year                      $        1,432,735     $        1,102,110
(Credit to) Provision for loan losses                      (94,000)               315,000
Losses charged to allowance                                   (212)               (17,524)
Recoveries                                                  18,487                 33,149
                                                ------------------     ------------------

Balance, end of year                            $        1,357,010     $        1,432,735
                                                ==================     ==================

The (credit to) provision for loan losses is based upon management's normal periodic evaluations of the allowance for loan losses. The (credit to) provision for loan losses for the six months ended June 30, 2004 was comprised of loss provisions totaling $35,000 recorded prior to June 2004 offset by a $129,000 credit recorded in June 2004. The June credit resulted from management's determination that the loss exposure on an impaired loan had been eliminated, and that the portion of the allowance for loan losses specifically reserved for this loan was no longer required. As a result, the overall level of the reserve was in excess of the amounts determined as necessary by management and the provision was reduced accordingly. Management made this determination following the foreclosure of the impaired loan's underlying collateral in June 2004 and the subsequent receipt of a favorable purchase offer. The Company accepted this offer with close of escrow anticipated in September 2004. The credit to the provision for loan losses recorded in June 2004 adjusted the allowance for loan losses to the level required to provide for credit losses estimated in the loan portfolio at June 30, 2004. Any gain from the sale of the real estate described above will be recorded in an account separate from the (credit to) provision for loan losses account.


5. COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments to extend credit which are not reflected in the financial statements, including loan commitments of $30,282,000 and $34,817,000 and letters of credit of $1,232,000 and $806,000 at June 30, 2004 and December 31, 2003, respectively.

At June 30, 2004, consumer loan commitments represent approximately 8% of total commitments and are generally unsecured. Commercial loan commitments represent approximately 53% of total commitments and are generally secured by various assets of the Borrower. Real estate loan commitments represent the remaining 39% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. In addition, the majority of the Bank's commitments have variable interest rates. Total commitments do not necessarily represent future cash requirements. Each loan commitment and the amount and type of collateral obtained, if any, are evaluated on an individual basis. Collateral held varies, but may include real property, bank deposits, debt or equity securities or business assets.

Stand-by letters of credit are conditional commitments written to guarantee the performance of a customer to a third party. These guarantees are primarily related to the purchases of inventory by commercial customers and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to customers and accordingly, evaluation and collateral requirements similar to those for loan commitments are used. Stand-by letters of credit are accounted for under Financial Accounting Standards Board Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others (FIN 45). FIN 45 requires that the guarantor recognize a liability for the guarantee equal to its fair value represented by the fees received for issuing the guarantee. Such fees were not significant at June 30, 2004 or December 31, 2003.



6. EARNINGS PER SHARE COMPUTATION

Basic earnings per share are computed by dividing net income by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options were exercised. Diluted earnings per share are computed by dividing net income by the weighted average common shares outstanding for the period plus the dilutive effect of options. Earnings per share computations have been retroactively adjusted for stock splits for all periods presented.

                                                          For the Six Months
                                                            Ended June 30,
                                                      --------------------------
                                                          2004           2003
                                                      --------------------------
Earnings Per Share:
  Basic earnings per share                            $      0.44    $      0.38
  Diluted earnings per share                          $      0.42    $      0.37
Weighted Average Number of Shares Outstanding:
  Basic shares                                          1,437,508      1,417,854
  Diluted shares                                        1,483,944      1,465,027



Shares of common stock issuable under stock options for which the exercise prices are greater than the average market prices are not included in the computation of diluted earnings per share due to their antidilutive effect. In 2004 a total of 34,177 stock options are not included in the computation of diluted earnings per share. There were no options excluded from the computation of diluted earnings per share for 2003.

7. COMPREHENSIVE INCOME

Total comprehensive income for the six months ended June 30, 2004 and 2003 totaled $342,667 and $520,350, respectively. Other comprehensive loss comprised of net change in unrealized gains and (losses), net of taxes, on available-for-sale investment securities, which were $(282,575) and $(20,515) for the six months ended June 30, 2004 and 2003, respectively, along with net income. At June 30, 2004 and December 31, 2003, accumulated other comprehensive loss totaled $301,197 and $18,622, respectively, and as reflected as a component shareholders' equity.

8. ACCOUNTING PRONOUCEMENTS

In December, 2003, the Financial Accounting Standards Board ("FASB") revised FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN
46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. The Company adopted FIN 46 on December 31, 2003. Adoption of this standard required the Company to de-consolidate its investment in Valley Commerce Trust I, a Delaware statutory business trust, made in March 2003. In management's opinion, the effect of deconsolidation on the Company's consolidated financial position and results of operations was not material.

In July 2003, the Board of Governors of the Federal Reserve Systems issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier I capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve intends to review the regulatory implications of this accounting change and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier I capital for regulatory capital purposes.

On April 30, 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies the accounting for derivative instruments by providing guidance related to circumstances under which a contract with a net investment meets the characteristics of a derivative as discussed in SFAS No. 133. The Statement also clarifies when a derivative contains a financing component. The Statement is intended to result in more consistent reporting for derivative contracts and must be applied prospectively for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. In management's opinion, the adoption of this Statement did not have a material impact on the Company's consolidated financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For mandatorily redeemable financial instruments of a nonpublic entity, this Statement shall be effective for existing or new contracts for fiscal periods beginning after December 15, 2004. The Company adopted the provisions of this Statement on July 1, 2003 and, in management's opinion, adoption of this Statement did not have a material effect on the Company's consolidated financial position or results of operations.

9. STOCK-BASED COMPENSATION

At June 30, 2004, the Company had one stock-based compensation plan, for which 249,258 shares of common stock are reserved for issuance to employees and directors under incentive and non-statutory agreements. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Statement of Financial Accounting Standards (SFAS) No. 123 Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method of accounting for stock-based compensation. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following assumptions: expected life, 7.5 years; average stock volatility of 39.88%; risk free interest rates of 3.4%; and no dividends during the expected option term. There were no option grants made during the six month period ended June 30, 2003.

A summary of the pro forma effects to reported net income and earnings per share as if the Company had elected to recognize compensation cost based on the fair value of the options granted as prescribed by SFAS No. 123 is as follows:

                                                          For the Six Months
                                                            Ended June 30
                                                       ------------------------
                                                          2004           2003

Net income as reported                                 $ 625,242      $ 540,865
Deduct: Total stock-based compensation expense
   determined under the fair value based method for
   all awards, net of related tax effects                (17,000)       (12,000)
                                                       ---------      ---------
    Pro forma net income                               $ 608,242      $ 528,865
                                                       =========      =========

Basic earnings per share - as reported                 $    0.44      $    0.38
                                                       =========      =========
Basic earnings per share - pro forma                   $    0.42      $    0.37
                                                       =========      =========

Diluted earnings per share - as reported               $    0.42      $    0.37
                                                       =========      =========
Diluted earnings per share - pro forma                 $    0.41      $    0.36
                                                       =========      =========

                             VALLEY COMMERCE BANCORP
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                               FOR THE YEARS ENDED

                           DECEMBER 31, 2003 AND 2002

                                       AND

                  REPORTS OF REGISTERED PUBLIC ACCOUNTING FIRMS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders
   and Board of Directors
Valley Commerce Bancorp and Subsidiary

      We have audited the accompanying consolidated balance sheet of Valley Commerce Bancorp and subsidiary (the "Company") as of December 31, 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company for the year ended December 31, 2002 were audited by other auditors whose report is included herein.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Valley Commerce Bancorp and Subsidiary as of December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Perry-Smith LLP
Sacramento, California
February 20, 2004, except
Note 2, as to which the date
   is August 20, 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders
   and Board of Directors
Valley Commerce Bancorp and Subsidiary

         We have audited the accompanying consolidated balance sheet of Valley Commerce Bancorp and Subsidiary as of December 31, 2002, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Valley Commerce Bancorp and subsidiary as of December 31, 2002 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP
Stockton, California
January 23, 2003

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                           December 31, 2003 and 2002

                                                                    2003              2002
                                                               -------------     -------------
                            ASSETS

Cash and due from banks                                        $   9,989,585     $   8,025,474
Federal funds sold                                                 1,765,000         4,500,000
Interest-bearing deposits in banks                                   198,000           398,000
Available-for-sale investment securities (Notes 4 and 8)          21,888,000        25,976,000
Loans, less allowance for loan losses of $1,432,735
   in 2003 and $1,102,110 in 2002 (Notes 5, 8, 10 and 14)        101,137,445        76,988,484
Bank premises and equipment, net (Note 6)                          1,006,610           847,393
Cash surrender value of Bank-owned life insurance
   (Note 15)                                                       1,578,693         2,093,312
Accrued interest receivable and other assets (Note 13)             2,007,928         1,535,945
                                                               -------------     -------------

                                                               $ 139,571,261     $ 120,364,608
                                                               =============     =============

                       LIABILITIES AND
                     SHAREHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                        $  39,804,949     $  31,993,180
   Interest bearing (Note 7)                                      46,536,482        41,529,164
   Time (Note 7)                                                  33,326,540        34,236,523
                                                               -------------     -------------

         Total deposits                                          119,667,971       107,758,867

Accrued interest payable and other liabilities                       598,314           608,346
Long-term debt (Note 8)                                            5,192,102         2,060,270
Junior subordinated deferrable interest debentures (Note 9)        3,093,000
                                                               -------------     -------------

         Total liabilities                                       128,551,387       110,427,483
                                                               -------------     -------------

Commitments and contingencies (Note 10)

Shareholders' equity (Note 11):
   Serial preferred stock - no par value; 10,000,000
     shares authorized; none issued                                       --                --
   Common stock - no par value; 30,000,000 shares
     authorized; issued and outstanding - 1,369,369
     shares in 2003 and 1,286,122 shares in 2002                   9,837,372         9,020,493
   Retained earnings                                               1,201,124           746,251
   Accumulated other comprehensive (loss) income
     (Notes 4 and 16)                                                (18,622)          170,381
                                                               -------------     -------------

         Total shareholders' equity                               11,019,874         9,937,125
                                                               -------------     -------------

                                                               $ 139,571,261     $ 120,364,608
                                                               =============     =============

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                 For the Years Ended December 31, 2003 and 2002

                                                          2003           2002
                                                      -----------    -----------
Interest income:
   Interest and fees on loans                         $ 6,292,204    $ 5,642,409
   Interest on investment securities:
     Taxable                                              737,907        533,907
     Exempt from Federal income taxes                      74,837        117,106
   Interest on Federal funds sold                          71,802         92,214
   Interest on deposits in banks                           11,182         18,810
                                                      -----------    -----------

         Total interest income                          7,187,932      6,404,446
                                                      -----------    -----------

Interest expense:
   Interest on deposits (Note 7)                        1,124,459      1,302,797
   Interest on borrowings (Note 8)                        193,113        151,598
   Interest on junior subordinated deferrable
     interest debentures (Note 9)                         107,928
                                                      -----------    -----------

         Total interest expense                         1,425,500      1,454,395
                                                      -----------    -----------

         Net interest income                            5,762,432      4,950,051

Provision for loan losses (Note 5)                        315,000        405,000
                                                      -----------    -----------

         Net interest income after provision for
           loan losses                                  5,447,432      4,545,051
                                                      -----------    -----------

Non-interest income:
   Service charges                                        495,575        494,623
   Gain on sale of available-for-sale investment
     securities, net (Note 4)                             131,346        171,913
   Mortgage loan brokerage fees                           201,751        148,532
   Earnings on cash surrender value of life
     insurance policies (Note 15)                          74,557         93,312
   Other                                                  151,411        156,839
                                                      -----------    -----------

         Total non-interest income                      1,054,640      1,065,219
                                                      -----------    -----------

Other expenses:
   Salaries and employee benefits (Notes 5 and 15)      2,419,150      2,095,741
   Occupancy and equipment (Notes 6 and 10)               550,290        459,101
   Other (Note 12)                                      1,678,621      1,524,262
                                                      -----------    -----------

         Total other expenses                           4,648,061      4,079,104
                                                      -----------    -----------

         Income before income taxes                     1,854,011      1,531,166

Income taxes (Note 13)                                    705,000        600,000
                                                      -----------    -----------

         Net income                                   $ 1,149,011    $   931,166
                                                      ===========    ===========
Basic earnings per share (Note 2 and 11)              $      0.81    $      0.66
                                                      ===========    ===========
Diluted earnings per share (Note 2 and 11)            $      0.77    $      0.64
                                                      ===========    ===========

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                 For the Years Ended December 31, 2003 and 2002

                                                                                         Accumulated
                                                                                            Other
                                                                                           Compre-
                                                    Common Stock                           hensive         Share-         Compre-
                                              -------------------------    Retained         (Loss)         holders'       hensive
                                                Shares         Amount      Earnings         Income         Equity         Income
                                              -----------   -----------   -----------    -----------    ------------    -----------
Balance, January 1, 2002                        1,225,294     8,479,813       359,697         52,168       8,891,678

Comprehensive income (Note 16):
   Net income                                                                 931,166                        931,166    $   931,166
   Other comprehensive income, net
     of tax:
       Unrealized gains on available-for-
         sale investment securities                                                          118,213         118,213        118,213
                                                                                                                        -----------

           Total comprehensive income                                                                                   $ 1,049,379
                                                                                                                        ===========

Stock dividend                                     60,828       540,680      (540,680)
Cash paid for fractional shares                                                (3,932)                        (3,932)
                                              -----------   -----------   -----------    -----------    ------------

Balance, December 31, 2002                      1,286,122     9,020,493       746,251        170,381       9,937,125

Comprehensive income (Note 16):
   Net income                                                               1,149,011                      1,149,011    $ 1,149,011
   Other comprehensive loss, net
     of tax:
       Unrealized losses on available-for-
         sale investment securities (Note 4)                                                (189,003)       (189,003)      (189,003)
                                                                                                                        -----------

           Total comprehensive income                                                                                   $   960,008
                                                                                                                        ===========

Stock dividend                                     64,102       691,879      (691,879)
Cash paid for fractional shares                                                (2,259)                        (2,259)
Stock options exercised (Note 11)                  19,145       125,000                                      125,000
                                              -----------   -----------   -----------    -----------    ------------

Balance, December 31, 2003                      1,369,369   $ 9,837,372   $ 1,201,124    $   (18,622)   $ 11,019,874
                                              ===========   ===========   ===========    ===========    ============

                                                                             2003          2002
                                                                          ----------    ----------
    Disclosure of reclassification amount, net of taxes (Note 16):

       Unrealized holding (losses) gains arising during the year          $ (107,594)   $  214,538
       Less: reclassification adjustment for losses included in
         net income                                                          (81,409)      (96,325)
                                                                          ----------    ----------

       Net unrealized (loss) gains on available-for-sale investment
         securities                                                       $ (189,003)   $  118,213
                                                                          ==========    ==========

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                 For the Years Ended December 31, 2003 and 2002

                                                                2003             2002
                                                            ------------     ------------
Cash flows from operating activities:
   Net income                                               $  1,149,011     $    931,166
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for loan losses                                   315,000          405,000
     Increase in deferred loan origination fees, net              86,756           65,197
     Depreciation                                                127,201          144,909
     Amortization of deposit premium                              62,538           62,538
     Net gain on sale of available-for-sale investment
       securities                                               (131,346)        (171,913)
     Amortization and accretion of securities, net               224,792           52,887
     Net gain on sale of other real estate                                         (6,390)
     Loss on disposition of premises and equipment                25,320
     Increase in cash surrender value of life insurance
       policies                                                  (74,557)         (93,312)
     Decrease (increase) in accrued interest receivable
       and other assets                                            6,604         (377,783)
     (Decrease) increase in accrued interest payable
       and other liabilities                                     (15,357)         135,909
     Deferred taxes                                             (263,000)         (84,000)
                                                            ------------     ------------

         Net cash provided by operating activities             1,512,962        1,064,208
                                                            ------------     ------------

Cash flows from investing activities:
   Cash acquired in the purchase of selected assets
     and liabilities of another bank                           5,768,891
   Proceeds from matured and called available-for-sale
     investment securities                                     1,400,379        3,944,022
   Proceeds from sale of available-for-sale investment
     securities                                               20,718,962        4,238,679
   Purchases of available-for-sale investment securities     (23,366,582)     (24,600,800)
   Proceeds from principal repayments from available-
     for-sale government-guaranteed mortgage-backed
     securities                                                4,907,667        2,313,572
   Decrease (increase) in interest-bearing deposits with
     banks                                                       200,000         (100,000)
   Net increase in loans                                     (24,550,717)      (2,086,087)
   Proceeds from sale of other real estate                                         85,000
   Purchase of Federal Home Loan Bank stock                     (133,000)
   Purchases of premises and equipment                          (291,738)         (85,555)
   Proceeds from surrender of life insurance policy              589,176
   Life insurance policy deposits                                              (2,000,000)
                                                            ------------     ------------

         Net cash used in investing activities               (14,756,962)     (18,291,169)
                                                            ------------     ------------

                                   (Continued)

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                   (Continued)
                 For the Years Ended December 31, 2003 and 2002

                                                              2003             2002
                                                          ------------     ------------
Cash flows from financing activities:
   Net increase in demand, interest-bearing and
     savings deposits                                     $ 11,776,266     $ 12,878,477
   Net (decrease) increase in time deposits                 (5,650,728)       3,415,972
   Proceeds from exercise of stock options                     125,000
   Proceeds from the issuance of junior subordinated
     deferrable interest debentures                          3,093,000
   Proceeds from Federal Home Loan Bank term
     advances                                                3,150,000        1,000,000
   Payments on Federal Home Loan Bank term
     advances                                                  (18,168)        (314,650)
   Cash paid to repurchase fractional shares                    (2,259)          (3,932)
                                                          ------------     ------------

         Net cash provided by financing activities          12,473,111       16,975,867
                                                          ------------     ------------

         Decrease in cash and cash equivalents                (770,889)        (251,094)

Cash and cash equivalents at beginning of year              12,525,474       12,776,568
                                                          ------------     ------------

Cash and cash equivalents at end of year                  $ 11,754,585     $ 12,525,474
                                                          ============     ============

Supplemental disclosure of cash flow information:

   Cash paid during the year for:
     Interest expense                                     $  1,403,140     $  1,447,908
     Income taxes                                         $    893,281     $    745,100

Non-cash investing activities:
   Net change in unrealized gain on available-for-sale
     investment securities                                $   (334,128)    $    214,279

On October 10, 2003, the Company purchased
   certain assets and liabilities of the Fresno
   branch from Humboldt Bank (Note 1):
     Deposits assumed                                     $  5,783,566
     Premises and equipment                                    (20,000)
     Other liabilities                                           5,325
                                                          ------------

         Cash received                                    $  5,768,891
                                                          ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE BUSINESS OF VALLEY COMMERCE BANCORP

On February 2, 2002, Valley Commerce Bancorp (the "Company") was incorporated as a bank holding company for the purpose of acquiring Bank of Visalia (the "Bank") in a one bank holding company reorganization. The new corporate structure provides the Company and the Bank greater flexibility to expand and diversify. The reorganization was approved by the Company's shareholders on July 16, 2002, and all required regulatory approvals with respect to the reorganization were obtained. The reorganization was completed on November 21, 2002, subsequent to which the Bank continued its operations as previously conducted, but as a wholly owned subsidiary of the Company.

The Bank operates four branches in California, including branches in Visalia, Fresno, Woodlake and Tipton. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to applicable legal limits. The Bank's primary source of revenue is generated from providing loans to customers who are predominately small and middle market businesses and individuals residing in the surrounding areas.

On March 19, 2003, the Company formed Valley Commerce Trust I, a Delaware statutory business trust, for the exclusive purpose of issuing trust preferred securities.

On May 16, 2003, the Bank entered into an agreement to purchase certain assets and liabilities of the Fresno Branch Office of Humboldt Bank. Regulatory approval was subsequently received from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions, and the transaction was consummated on October 10, 2003. On this date, the Bank acquired the branch assets, comprised of banking equipment and office furniture, and assumed the branch liabilities, consisting of customer deposits. All assets and liabilities were acquired at face value (without premium or discount) which approximated fair value.

2.    SUBSEQUENT EVENT

On May 16, 2004, the Company distributed a 5% stock dividend and on July 20, 2004 the Board of Directors approved a three for two stock split for all common stock shareholders of record as of August 20, 2004. As such, all share, earnings per share and stock option information has been retroactively adjusted as if the stock dividend and stock split had occurred prior to January 1, 2002.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and the consolidated accounts of its wholly-owned subsidiary, Bank of Visalia. All significant intercompany balances and transactions have been eliminated.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consolidation and Basis of Presentation (Continued)

Valley Commerce Trust I is not consolidated into the Company's consolidated financial statements and, accordingly, is accounted for under the equity method. The junior subordinated debentures issued and guaranteed by the Company and held by the Trust are reflected on the Company's consolidated balance sheet in accordance with the provisions of FASB Interpretation No. 46, Consolidation of Variable Interest Entities.

The accounting and reporting policies of Valley Commerce Bancorp and subsidiary conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Investment Securities

Investments are classified as available-for-sale. Available-for-sale securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income
(loss) within shareholders' equity.

Gains or losses on the sale of securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. Investments with fair values that are less than amortized cost are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates. Management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, and interest rate trends. If negative evidence outweighs positive evidence that the carrying amount is recoverable with in a reasonable period of time, the impairment is deemed to be other-than-temporary and the security is written down in the period in which such determination is made.


Investment in Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank System, the Bank is required to maintain an investment in the capital stock of the Federal Home Loan Bank. The investment is carried at cost. At December 31, 2003 and 2002, Federal Home Loan Bank stock totaled $262,300 and $129,300, respectively. On the consolidated balance sheet, Federal Home Loan Bank stock is included in accrued interest receivable and other assets.

Loans

Loans are stated at principal balances outstanding. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

Loan origination fees, commitment fees, direct loan origination costs and purchased premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized, using the interest method, to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

Allowance for Loan Losses

The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area.

Loans determined to be impaired or classified are individually evaluated by management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans based on management's assessment of the following for each identified loan type: (1) inherent credit risk, (2) historical losses and, (3) where the Bank has not experienced losses, the loss experience of peer banks. The company maintains a separate allowance for losses related to undisbursed loan commitments. Management estimates the amount of probable losses by applying the loss factors used in the allowance for loans losses methodology to an estimate of the expected usage of undisbursed commitments. The allowance totaled $40,000 and $29,000 at December 31, 2003 and 2002, respectively, and is included in accrued interest payable and other liabilities on the consolidated balance sheet.

The Bank's Loan Committee reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions. The allowance is adjusted based on that review if, in management's judgment, changes are warranted.

The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. The allowance for loan losses at December 31, 2003 and 2002, respectively, reflects management's estimate of possible losses in the portfolio.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate

Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairment are recorded in other income or expenses as incurred.

Bank Premises and Equipment

Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of premises are estimated to be twenty to thirty years. The useful lives of furniture, fixtures and equipment are estimated to be two to ten years. Leasehold improvements are amortized over the life of the asset or the life of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Intangible Assets

Intangible assets consist of core deposit intangibles related to branch acquisitions which occurred in prior years and are amortized using the straight-line method over ten years. Amortization expense totaled $62,538 for each of the years in the two-year period ended December 31, 2003. The core deposit premiums totaled $257,870 and $320,408 at December 31, 2003 and 2002, respectively.

Income Taxes

The Company files its income taxes on a consolidated basis with its subsidiary. The allocation of income tax expense (benefit) represents each entity's proportionate share of the consolidated provision for income taxes.

Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. On the consolidated balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Equivalents

For the purpose of the statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one day periods. Cash held with other federally insured institutions in excess of FDIC limits as of December 31, 2003 was $2,350,132.

Earnings Per Share

Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS. Earnings per share have been retroactively adjusted for the 5% stock dividends that occurred in 2003 and 2002.

Stock-Based Compensation

At December 31, 2003, the Company had one stock-based compensation plan, the Valley Commerce Bancorp Amended and Restated 1997 Stock Option Plan, which is described more fully in Note 11. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

Pro forma adjustments to the Company's consolidated net earnings and earnings per share are disclosed during the years in which the options become vested. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation (see Note 2).

                                                         2003           2002
                                                     -----------    -----------

         Net income, as reported                     $ 1,149,011    $   931,166
         Deduct:  Total stock-based compensation
           expense determined under the fair value
           based method for all awards, net of
           related tax effects                           (30,000)       (35,000)
                                                     -----------    -----------

         Pro forma net income                        $ 1,119,011    $   896,166
                                                     ===========    ===========

      Basic earnings per share - as reported         $      0.81    $      0.66

         Basic earnings per share - pro forma        $      0.79    $      0.63

         Diluted earnings per share - as reported    $      0.77    $      0.64
         Diluted earnings per share - pro forma      $      0.75    $      0.61

         Weighted average fair value of options
           granted during the year                   $      2.83    $      2.98

      The fair value of each option was estimated on the date of grant using an option-pricing model with the following assumptions:

                                                         2003           2002
                                                     -----------    -----------

          Dividend yield                                     N/A            N/A
          Expected volatility                              33.56          24.00
      Risk-free interest rate                               3.8%           3.6%

          Expected option life                         7.5 years      7.5 years

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain reclassifications have been made to prior years' balances to conform to classifications used in 2003.

Impact of New Financial Accounting Standards

In December, 2003, the Financial Accounting Standards Board ("FASB") revised FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN
46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. The Company adopted FIN 46 on December 31, 2003. Adoption of this standard required the Company to de-consolidate its investment in Valley Commerce Trust I, a Delaware statutory business trust, made in March 2003. In management's opinion, the effect of deconsolidation on the Company's consolidated financial position and results of operations was not material.

In July 2003, the Board of Governors of the Federal Reserve Systems issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier I capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve intends to review the regulatory implications of this accounting change and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier I capital for regulatory capital purposes.

On April 30, 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies the accounting for derivative instruments by providing guidance related to circumstances under which a contract with a net investment meets the characteristics of a derivative as discussed in SFAS No. 133. The Statement also clarifies when a derivative contains a financing component. The Statement is intended to result in more consistent reporting for derivative contracts and must be applied prospectively for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. The Company has not participated in any derivative transactions during the years ending December 31, 2003 and 2002; accordingly, the adoption of this statement did not have any effect on the Company's consolidated financial position or results of operations.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of New Financial Accounting Standards (Continued)

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For mandatorily redeemable financial instruments of a nonpublic entity, this Statement shall be effective for existing or new contracts for fiscal periods beginning after December 15, 2004. The Company adopted the provisions of this Statement on July 1, 2003 and, in management's opinion, adoption of this Statement did not have a material effect on the Company's consolidated financial position or results of operations.

4.    AVAILABLE-FOR-SALE INVESTMENT SECURITIES

The amortized cost and estimated market value of available-for-sale investment securities at December 31, 2003 and 2002 consisted of the following:

                                                        2003
                             -----------------------------------------------------------
                                               Gross           Gross         Estimated
                              Amortized      Unrealized      Unrealized        Market
                                 Cost          Gains           Losses          Value
                             ------------   ------------    ------------    ------------
      U.S. Government
          agencies           $  9,614,474   $     17,740    $    (63,214)   $  9,569,000
      Mortgage-backed
          securities            9,422,665         11,655         (61,320)      9,373,000
      Municipal securities      1,741,150         63,131          (2,281)      1,802,000
      Corporate debt
          securities            1,139,756          4,244                       1,144,000
                             ------------   ------------    ------------    ------------

                             $ 21,918,045   $     96,770    $   (126,815)   $ 21,888,000
                             ============   ============    ============    ============

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

4.    AVAILABLE-FOR-SALE INVESTMENT SECURITIES (Continued)

Net unrealized losses on available-for-sale investment securities totaling $30,045 were recorded, net of $11,423 in tax benefits, as accumulated other comprehensive loss within shareholders' equity at December 31, 2003. Proceeds and realized gains from the sale of available-for-sale investment securities for the year ended December 31, 2003 totaled $20,718,962 and $131,346, respectively.

                                                        2002
                             -----------------------------------------------------------
                                               Gross           Gross         Estimated
                              Amortized      Unrealized      Unrealized        Market
                                 Cost          Gains           Losses          Value
                             ------------   ------------    ------------    ------------
      U.S. Government
          agencies           $ 14,171,823   $    111,177                    $ 14,283,000
      Mortgage-backed
          securities            8,602,092        170,768    $     (1,860)      8,771,000
      Municipal securities      2,385,681         47,489         (28,170)      2,405,000
      Corporate debt
          securities              512,321          4,679                         517,000
                             ------------   ------------    ------------    ------------

                             $ 25,671,917   $    334,113    $    (30,030)   $ 25,976,000
                             ============   ============    ============    ============

Net unrealized gains on available-for-sale investment securities totaling $304,083 were recorded, net of $133,702 in tax liabilities, as accumulated other comprehensive income within shareholders' equity at December 31, 2002. Proceeds and net realized gains from the sale of available-for-sale investment securities for the year ended December 31, 2002 totaled $4,238,679 and $171,913, respectively. Proceeds and net realized gains from the sale of available-for-sale investment securities for the year ended December 31, 2001 totaled $1,633,957 and $12,703, respectively.

Investment securities with unrealized losses at December 31, 2003 are summarized and classified according to the duration of the loss period as follows:

                                                       Less than 12 Months
                                                 ------------------------------
                                                    Fair            Unrealized
                                                    Value             Losses
                                                 ------------      ------------

          U.S. Government agencies               $  5,710,000      $    (63,214)
      Mortgage-backed securities                    6,999,000           (61,320)

          Municipal securities                        232,000            (2,281)
                                                 ------------      ------------

                                                 $ 12,941,000      $   (126,815)
                                                 ============      ============

Management periodically evaluates each available-for-sale investment security in an unrealized loss position to determine if the impairment is temporary or other-than-temporary. Management has determined that no investment security impairment is other than temporary. This is because the noted unrealized losses are due solely to interest rate changes and the Company has the ability and intent to hold all investment securities with identified impairments resulting from interest rate changes to the earlier of the forecasted recovery or the maturity of the underlying investment security.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

4.    AVAILABLE-FOR-SALE INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market value of investment securities at December 31, 2003 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    Estimated
                                                   Amortized          Market
                                                      Cost            Value
                                                 -------------    -------------

      Within one year                            $   1,541,047    $   1,547,000
      After one year through five years              4,216,391        4,225,000
      After five years through ten years             5,500,740        5,495,000
      After ten years                                1,237,421        1,248,000
                                                 -------------    -------------

                                                    12,495,599       12,515,000

      Investment securities not due at a single
        maturity date:
           Government-guaranteed mortgage-
             backed securities                       9,422,446        9,373,000
                                                 -------------    -------------

                                                 $  21,918,045    $  21,888,000
                                                 =============    =============

Investment securities with amortized costs totaling $10,192,544 and $8,117,537 and estimated market values totaling $10,419,000 and $8,293,000 were pledged to secure public deposits and short-term borrowing arrangements at December 31, 2003 and 2002, respectively (see Note 8).

5.    LOANS

Outstanding loans are summarized below:

                                                          December 31,
                                                 ------------------------------
                                                      2003             2002
                                                 -------------    -------------

      Commercial                                 $  27,900,065    $  24,503,320
      Real estate - mortgage                        55,406,424       38,563,369
      Real estate - construction                    10,924,521        7,547,533
      Agricultural                                   4,884,691        4,047,178
      Consumer and other                             3,786,202        3,674,161
                                                 -------------    -------------

                                                   102,901,903       78,335,561

      Deferred loan fees, net                         (331,723)        (244,967)
      Allowance for loan losses                     (1,432,735)      (1,102,110)
                                                 -------------    -------------

                                                 $ 101,137,445    $  76,988,484
                                                 =============    =============

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

5.    LOANS (Continued)

Changes in the allowance for loan losses were as follows:

                                                      Year Ended December 31,
                                                   ----------------------------
                                                       2003             2002
                                                   -----------      -----------

      Balance, beginning of year                   $ 1,102,110      $ 1,051,133
      Provision charged to operations                  315,000          405,000
      Losses charged to allowance                      (17,524)        (390,286)
      Recoveries                                        33,149           36,263
                                                   -----------      -----------

      Balance, end of year                         $ 1,432,735      $ 1,102,110
                                                   ===========      ===========

The recorded investment in loans that were considered to be impaired totaled $1,038,000 and $1,188,000 at December 31, 2003 and 2002, respectively. The related allowance for loan losses for impaired loans was $177,000 and $178,000 at December 31, 2003 and 2002, respectively. The average recorded investment in impaired loans for the years ended December 31, 2003 and 2002 was $1,200,470 and $2,342,420, respectively. The Bank recognized $3,869 in interest income on a cash basis for impaired loans during the year ended December 31, 2003. There was no interest income recognized on impaired loans during the year ended December 31, 2002.

At December 31, 2003 and 2002, nonaccrual loans totaled $1,038,000 and $1,188,000, respectively. Interest foregone on nonaccrual loans totaled $65,000 and $224,000 for the years ended December 31, 2003 and 2002, respectively.

Salaries and employee benefits totaling $211,705 and $165,245 have been deferred as loan origination costs during the years ended December 31, 2003 and 2002, respectively.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

6.    PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                           December 31,
                                                    ---------------------------
                                                       2003             2002
                                                    -----------     -----------

      Furniture and equipment                     $  1,189,249     $  1,073,541
      Premises                                         542,949          435,108
      Leasehold improvements                           175,519          175,519
      Land                                              51,894           51,894
                                                  ------------     ------------

                                                     1,959,611        1,736,062

             Less accumulated depreciation
                and amortization                      (953,001)        (888,669)
                                                  ------------     ------------

                                                  $  1,006,610     $    847,393
                                                  ============     ============

Depreciation and amortization included in occupancy and equipment expense totaled $127,201 and $144,909 for the years ended December 31, 2003 and 2002, respectively.

7.    INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following:

                                                           December 31,
                                                  ------------------------------
                                                      2003              2002
                                                  ------------      ------------

      Savings                                     $  6,771,331      $  5,542,542
      Money market                                  22,568,213        18,040,423
      NOW accounts                                  17,196,938        17,946,199
      Time, $100,000 or more                        17,915,979        17,646,455
      Other time                                    15,410,561        16,590,068
                                                  ------------      ------------

                                                  $ 79,863,022      $ 75,765,687
                                                  ============      ============

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

7.    INTEREST-BEARING DEPOSITS (Continued)

Aggregate annual maturities of time deposits are as follows:

                  Year Ending
                  December 31,
                ----------------

                      2004                     $ 28,334,248
                      2005                        2,166,337
                      2006                          625,560
                      2007                          199,073
                      2008                        2,001,322
                                               ------------

                                               $ 33,326,540
                                               ============

Interest expense recognized on interest-bearing deposits consisted of the following:

                                                       Year Ended December 31,
                                                    ----------------------------
                                                        2003             2002
                                                    -----------      -----------

      Savings                                       $    22,855      $    23,499
      Money market                                      217,092          288,715
      NOW accounts                                      110,614          134,709
      Time, $100,000 or more                            395,498          414,904
      Other time                                        378,400          440,970
                                                    -----------      -----------

                                                    $ 1,124,459      $ 1,302,797
                                                    ===========      ===========

8.    BORROWING ARRANGEMENTS

Short-Term

The Bank has unsecured short-term borrowing agreements with two of its correspondent banks in the amount of $1,000,000 and $2,000,000, respectively. There were no short-term borrowings outstanding at December 31, 2003 and 2002.

Long-Term

The Company can borrow up to $7,519,000 from the Federal Home Loan Bank (FHLB) on a long-term basis, secured by qualifying mortgage loans with unpaid balances of $16,138,000 at December 31, 2003. The Company had borrowed $3,150,000 from the FHLB, secured by loans at December 31, 2003. The advances had a weighted average fixed interest rate of 2.90% and a weighted average maturity of 3.7 years. Monthly payments of interest only are due with final principal payments at maturity. There were no outstanding borrowings secured by loans at December 31, 2002.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

8.    BORROWING ARRANGEMENTS (Continued)

Long-Term (Continued)

The Company can borrow up to $2,155,000 from the FHLB on a long-term basis, secured by investments with a fair market value of $10,149,000 at December 31, 2003. Borrowings outstanding from the FHLB secured by investments totaled $2,042,100 and $2,060,270 at December 31, 2003 and 2002, respectively. The advances had a weighted average fixed interest rate of 6.69% and a weighted average maturity of 7.25 years. Payments are due in monthly installments of approximately $157,000, including principal and interest, with final principal payments of $953,000 and $1,000,000 due June 22, 2010 and January 2, 2012,
respectively.

All long term borrowings from FHLB may be prepaid upon timely notice to FHLB and full payment of the prepayment fee calculated by FHLB. The prepayment fee is comprised of a yield maintenance fee and an administrative fee, both of which are calculated using a discounted cash flow method. This facility has no call feature.


Future maturities of outstanding FHLB advances are as follows:

                  Year Ending
                  December 31,
                ----------------

                      2006                     $   400,000
                      2007                              --
                      2008                       2,750,000
                   Thereafter                    2,042,102
                                               -----------

                                               $ 5,192,102
                                               ===========

9.    JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

Valley Commerce Trust I is a Delaware business trust formed by the Company with capital of $93,000 for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company. The Company owns all issued and outstanding shares of Valley Commerce Trust I at December 31, 2003. During the second quarter of 2003, Valley Commerce Trust I (the "Trust") issued 3,000 Floating Rate Capital Trust Pass-Through Securities ("Trust Preferred Securities"), with a liquidation value of $1,000 per security, for gross proceeds of $3,000,000. The entire proceeds of the issuance were invested by the Trust in $3,093,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures (the "Subordinated Debentures") issued by the Company, with identical maturity, repricing and payment terms as the Trust Preferred Securities. The Subordinated Debentures represent the sole assets of the Trust. The Subordinated Debentures mature on April 7, 2033, bear a current interest rate of 4.59% (based on 3-month LIBOR plus 3.30%), with repricing and payments due quarterly. The Subordinated Debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve Board of Governors, on any January 7, April 7, July 7 or October 7 on or after April 7, 2008. The redemption price is par plus accrued interest, except in the case of redemption under a special event which is defined in the debenture. For a special event redemption prior to April 7, 2008, the redemption price is 107.5% of par plus accrued interest. The redemption price reverts to par plus accrued interest on or after this date. The Trust Preferred Securities are subject to mandatory redemption to the extent of any early redemption of the junior subordinated debentures and upon maturity of the junior subordinated debentures on April 7, 2033.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

9.    JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES (Continued)

Holders of the Trust Preferred Securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at an initial rate per annum of 4.59%. For each successive period beginning on January 7, April 7, July 7 or October 7 of each year, the rate will be adjusted to equal the 3-month LIBOR plus 3.30% provided, however, that prior to July 7, 2008, such annual rate does not exceed 12.50%. As of December 31, 2003, the rate was 4.45%. The Trust has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the junior subordinated debentures. The Trust Preferred Securities were sold and issued in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Trust Preferred Securities.

Deferred costs related to the junior subordinated debentures, which are included in other assets on the consolidated balance sheet, at December 31, 2003 were $90,000 and the amortization of the deferred costs for the year ended December 31, 2003 was $15,000.

10.   COMMITMENTS AND CONTINGENCIES

Leases

The Bank leases its Fresno and Visalia branch offices and its administrative office under noncancelable operating leases which expire in October 2007, November 2009 and January 2006, respectively. The Visalia branch office lease contains two options to renew the lease for five year periods. Future minimum lease payments are as follows:

                  Year Ending
                  December 31,
                ----------------

                      2004                     $   231,495
                      2005                         236,641
                      2006                         202,516
                      2007                         188,690
                      2008                         134,400
                   Thereafter                      123,200
                                               -----------

                                               $ 1,116,942
                                               ===========

Rental expense included in occupancy and equipment expense totaled $171,010 and $124,375 for the years ended December 31, 2003 and 2002, respectively.

Financial Instruments With Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the consolidated balance sheet.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.   COMMITMENTS AND CONTINGENCIES (Continued)

Financial Instruments With Off-Balance-Sheet Risk (Continued)

The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the consolidated balance sheet.

The following financial instruments represent off-balance-sheet credit risk:

                                                            December 31,
                                                   -----------------------------
                                                       2003              2002
                                                   ------------     ------------

      Commitments to extend credit                 $ 34,817,000     $ 22,175,000
      Letters of credit                            $    806,000     $    352,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, crops, inventory, equipment, income-producing commercial properties, farm land and residential properties.

Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

At December 31, 2003, consumer loan commitments represent approximately 9% of total commitments and are generally unsecured. Commercial loan commitments represent approximately 47% of total commitments and are generally secured by various assets of the borrower. Real estate loan commitments represent the remaining 44% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. In addition, the majority of the Bank's commitments have variable interest rates.

Significant Concentrations of Credit Risk

The Bank grants real estate mortgage, real estate construction, commercial, agricultural and consumer loans to customers throughout the cities of Visalia, Fresno, Woodlake and Tipton, California.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

10.   COMMITMENTS AND CONTINGENCIES (Continued)

Significant Concentrations of Credit Risk (Continued)

Although the Bank has a diversified loan portfolio, a substantial portion of its portfolio is secured by commercial and residential real estate. However, personal and business income represent the primary source of repayment for a majority of these loans.

Contingencies

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position or results of operations of the Company.

11.   SHAREHOLDERS' EQUITY

Dividend Restrictions

The Company's ability to pay cash dividends is dependent on dividends paid to it by the Bank and limited by California corporation law. Under California law, the holders of common stock of the Company are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available, subject to certain restrictions. The California general corporation law prohibits the Company from paying dividends on its common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend, the sum of the Company's assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and the current assets of the Company would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities.

Dividends from the Bank to the Company are restricted under California law to the lesser of the Bank's retained earnings or the Bank's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the Department of Financial Institutions, to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year, or the net income of the Bank for its current fiscal year. As of December 31, 2003, the maximum amount available for dividend distribution under this restriction was approximately $1,748,397.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.   SHAREHOLDERS' EQUITY (Continued)

Earnings Per Share

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows (see Note 2):

                                                      Weighted
                                                       Average
                                                      Number of
                                          Net          Shares        Per Share
       For the Year Ended                Income      Outstanding       Amount
---------------------------------     ------------   ------------   ------------

December 31, 2003

Basic earnings per share              $  1,149,011      1,421,710   $       0.81
                                                                    ============

Effect of dilutive stock options                           62,244
                                      ------------   ------------

Diluted earnings per share            $  1,149,011      1,483,954   $       0.77
                                      ============   ============   ============

December 31, 2002

Basic earnings per share              $    931,166      1,418,074   $       0.66
                                                                    ============

Effect of dilutive stock options                           34,499
                                      ------------   ------------

Diluted earnings per share            $    931,166      1,452,573   $       0.64
                                      ============   ============   ============

Shares of common stock issuable under stock options for which the exercise prices are greater than the average market prices are not included in the computation of diluted earnings per share due to their antidilutive effect. In 2002, a total of 4,134 stock options are not included in the computation of diluted earnings per share. There were no options excluded from the computation of diluted earnings per share for the year ended December 31, 2003.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.   SHAREHOLDERS' EQUITY (Continued)

Stock Options

In 1997, the Company established Stock Option Plans for which 249,258 shares of common stock are reserved for issuance to employees and directors under incentive and nonstatutory agreements as of December 31, 2003. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. Payment in full for the option price must be made in cash or with Company common stock previously acquired by the optionee and held by the optionee for a period of at least six months. The options expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. Upon grant, options vest ratably over a one to five year period. A summary of the activity within the plans follows (see Note 2):

                                           2003                     2002
                                  ---------------------    ---------------------

                                               Weighted                 Weighted
                                               Average                  Average
                                               Exercise                 Exercise
                                   Shares       Price       Shares       Price
                                  --------     --------    --------     --------

      Incentive

      Options outstanding,
        beginning of year           24,975     $   7.61      26,921     $   7.49

        Options granted                                       4,134     $   8.25
        Options canceled                                     (6,080)    $   7.49
                                  --------                 --------

      Options outstanding,
        end of year                 24,975     $   7.61      24,975     $   7.61
                                  ========                 ========

      Options exercisable,
        end of year                  9,162     $   7.56       4,172     $   7.49
                                  ========                 ========

      Nonstatutory

      Options outstanding,
        beginning of year          177,127     $   6.38     177,127     $   6.38

        Options granted             15,750     $  11.11
        Options exercised          (20,102)    $   6.22
                                  --------                 --------

      Options outstanding,
        end of year                172,775     $   6.83     177,127     $   6.38
                                  ========                 ========

      Options exercisable,
        end of year                152,706     $   6.48     158,351     $   6.34
                                  ========                 ========

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.   SHAREHOLDERS' EQUITY (Continued)

Stock Options (Continued)

A summary of options outstanding at December 31, 2003 follows:

                                     Number of       Weighted
                                      Options         Average         Options
                                    Outstanding      Remaining      Exercisable
             Range of              December 31,     Contractual     December 31,
          Exercise Prices              2003            Life             2003
       ---------------------       ------------     -----------     ------------

       Incentive

       $  7.49                           20,841      7.8 years             8,335
       $  8.25                            4,134      8.9 years               827
                                   ------------                     ------------

                                         24,975                            9,162
                                   ============                     ============

       Nonstatutory

       $  6.22                          100,503      3.9 years           100,503
       $  6.53                           19,144      6.1 years            15,315
       $  6.79                           19,144      5.3 years            19,144
       $  6.86                           18,234      7.0 years            14,589
       $ 11.11                           15,750      9.9 years             3,150
                                   ------------                     ------------

                                        172,775                          152,701
                                   ============                     ============

Regulatory Capital

The Company and the Bank are subject to certain regulatory capital requirements administered by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Company and the Bank met all their capital adequacy requirements as of December 31, 2003 and 2002.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.   SHAREHOLDERS' EQUITY (Continued)

Regulatory Capital (Continued)

In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                    December 31,
                                             ----------------------------------------------------------
                                                        2003                            2002
                                             --------------------------     ---------------------------
                                                Amount         Ratio           Amount          Ratio
                                             ------------   -----------     ------------    -----------
Leverage Ratio

        Valley Commerce Bancorp
          and Subsidiary                     $ 13,781,000       10.0%       $  9,446,000        8.0%
        Minimum regulatory requirement       $  5,517,000        4.0%       $  4,719,000        4.0%

        Bank of Visalia                      $ 13,511,000        9.8%       $  9,446,000        8.0%
        Minimum requirement for "Well-
          Capitalized" institution           $  6,892,000        5.0%       $  5,899,000        5.0%
        Minimum regulatory requirement       $  5,513,000        4.0%       $  4,719,000        4.0%

Tier 1 Risk-Based Capital Ratio

        Valley Commerce Bancorp
          and Subsidiary                     $ 13,781,000       13.0%       $  9,446,000       10.8%
        Minimum regulatory requirement       $  4,245,000        4.0%       $  3,498,000        4.0%

        Bank of Visalia                      $ 13,511,000       12.7%       $  9,446,000       10.8%
        Minimum requirement for "Well-
          Capitalized" institution           $  6,363,000        6.0%       $  5,247,000        6.0%
        Minimum regulatory requirement       $  4,242,000        4.0%       $  3,498,000        4.0%

Total Risk-Based Capital Ratio

        Valley Commerce Bancorp
          and Subsidiary                     $ 15,108,000       14.2%       $ 10,546,000       12.1%
        Minimum regulatory requirement       $  8,490,000        8.0%       $  6,996,000        8.0%

        Bank of Visalia                      $ 14,838,000       14.0%       $ 10,546,000       12.1%
        Minimum requirement for "Well-
          Capitalized" institution           $ 10,605,000       10.0%       $  8,745,000       10.0%
        Minimum regulatory requirement       $  8,484,000        8.0%       $  6,996,000        8.0%

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

12.   OTHER EXPENSES

Other expenses consisted of the following:

                                                       Year Ended December 31,
                                                    ----------------------------
                                                        2003             2002
                                                    -----------      -----------

      Data processing                               $   418,071      $   383,258
      Operations                                        309,323          175,576
      Professional and legal                            200,249          285,303
      Promotional                                       128,189          112,423
      Telephone and postal                              120,959          104,265
      Supplies                                          111,168           83,274
      Assessment and insurance                           99,393           85,601
      Amortization expense                               62,538           62,538
      Other expenses                                    228,731          232,024
                                                    -----------      -----------

                                                    $ 1,678,621      $ 1,524,262
                                                    ===========      ===========

13.   INCOME TAXES

The provision for income taxes for the years ended December 31, 2003 and 2002 consisted of the following:

                                           Federal        State         Total
                                          ---------     ---------     ---------
      2003

      Current                             $ 741,000     $ 227,000     $ 968,000
      Deferred                             (196,000)      (67,000)     (263,000)
                                          ---------     ---------     ---------

             Income tax expense           $ 545,000     $ 160,000     $ 705,000
                                          =========     =========     =========

      2002

      Current                             $ 492,000     $ 192,000     $ 684,000
      Deferred                              (54,000)      (30,000)      (84,000)
                                          ---------     ---------     ---------

             Income tax expense           $ 438,000     $ 162,000     $ 600,000
                                          =========     =========     =========

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

13.      INCOME TAXES (Continued)

Deferred tax assets (liabilities) consisted of the following:

                                                                   December 31,
                                                            -------------------------
                                                               2003           2002
                                                            ----------     ----------
   Deferred tax assets:

      Allowance for loan losses                             $  541,000     $  380,000
            Future benefit of state income tax deduction        30,000         65,000

      Deferred compensation                                     93,000         31,000
      Unrealized loss on available-for-sale
         investment securities                                  11,000
      Intangible assets                                         85,000         58,000
      Other                                                     22,000
                                                            ----------     ----------
            Total deferred tax assets                          782,000        534,000
                                                            ----------     ----------

   Deferred tax liabilities:

      Accrual to cash                                          (60,000)      (111,000)
      Unrealized gain on available-for-sale
         investment securities                                               (134,000)
      Bank premises and equipment                              (58,000)       (33,000)
                                                            ----------     ----------

            Total deferred tax liabilities                    (118,000)      (278,000)
                                                            ----------     ----------

            Net deferred tax assets                         $  664,000     $  256,000
                                                            ==========     ==========

The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rate to operating income before income taxes. The items comprising these differences consisted of the following:

                                             Year Ended December 31,
                                 ----------------------------------------------
                                          2003                     2002
                                 ---------------------    ---------------------
                                  Amount       Rate %      Amount       Rate %
                                 ---------   ---------    ---------   ---------
   Federal income tax
     expense, at statutory
     rate                        $ 630,400        34.0    $ 520,500        34.0
   State franchise tax, net
     of Federal tax effect         129,800         7.0      107,200         7.0
   Interest on obligations
     of states and political
     subdivisions                  (31,300)       (1.7)     (39,800)       (2.6)
   Other                           (23,900)       (1.3)      12,100         0.8
                                 ---------   ---------    ---------   ---------

        Total income
          tax expense            $ 705,000        38.0    $ 600,000        39.2
                                 =========   =========    =========   =========

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

14.   RELATED PARTY TRANSACTIONS

During the normal course of business, the Bank enters into transactions with related parties, including executive officers and directors. These transactions include borrowings from the Bank with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers during 2003:

      Balance, January 1, 2003                                      $ 1,447,612

          Disbursements                                               2,067,394
          Amounts repaid                                               (562,984)
                                                                    -----------

      Balance, December 31, 2003                                    $ 2,952,022
                                                                    ===========

      Undisbursed commitments to related
          parties, December 31, 2003                                $   357,770
                                                                    ===========

Additionally, the Company leases office space for its administrative functions from a partnership in which one of its directors has an interest. The lease expires on January 31, 2006 and monthly lease payments are $3,171 until February 2005 and $3,284 thereafter. The Company conducted arms' length lease negotiations and management believes the terms are reflective of market terms and conditions. The director was not directly involved in the negotiations and was not a member of the Company's board when the negotiations took place.


15.   EMPLOYEE BENEFIT PLANS

Employee Retirement Plan

The Company adopted the Bank of Visalia 401(k) Profit Sharing Plan, effective January 1, 1997. All employees that work 30 or more hours per week with more than 3 months of service are eligible to participate in the plan. Eligible employees may elect to make tax deferred contributions of their salary up to the maximum amount allowed by law. The Company matches 50% of employee contributions, up to 3% of the employees' annual salary. Company contributions vest at a rate of 20% annually. Bank contributions for the years ended December 31, 2003 and 2002 totaled $34,000 and $30,000, respectively.

Salary Continuation and Retirement Plans

Salary continuation plans are in place for two key executives. Under these plans, the executives will receive monthly payments after retirement until death. These benefits are substantially equivalent to those available under split-dollar life insurance policies purchased by the Bank on the lives of the executives. In addition, the estimated present value of these future benefits is accrued over the period from the effective dates of the plans until the participants' expected retirement dates. The expense recognized under these plans for the years ended December 31, 2003 and 2002 totaled $109,042 and $76,601, respectively.

In connection with these plans, the Bank purchased single premium life insurance policies with cash surrender values totaling $1,578,692 and $2,093,312 at December 31, 2003 and 2002, respectively. During the year ended December 31, 2003, the Bank received proceeds of $589,176 in connection with the surrendered life insurance policy for a former employee. Income earned on these policies, net of expenses, totaled $74,557 and $93,312 for the years ended December 31, 2003 and 2002, respectively.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

16.   COMPREHENSIVE INCOME

Comprehensive income is reported in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income (loss) that historically has not been recognized in the calculation of net income. The unrealized gains and losses on the Bank's available-for-sale investment securities are included in other comprehensive income (loss). Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the consolidated statement of changes in shareholders' equity.

At December 31, 2003 and 2002, the Bank held securities classified as available-for-sale which had unrealized (losses) gains as follows:

                                                                    Tax
                                                    Before         Benefit         After
                                                     Tax          (Expense)         Tax
                                                  ----------     ----------     ----------
For the Year Ended December 31, 2003

   Other comprehensive loss:
         Unrealized holding losses                $ (202,782)    $   95,188     $ (107,594)
         Reclassification adjustment for gains
             included in net income                  131,346        (49,937)        81,409
                                                  ----------     ----------     ----------

                 Total other comprehensive
                      loss                        $ (334,128)    $  145,125     $ (189,003)
                                                  ==========     ==========     ==========

For the Year Ended December 31, 2002

   Other comprehensive income:

         Unrealized holding gains                 $  386,192     $ (164,831)    $  221,361
         Reclassification adjustment for gains
             included in net income                  171,913        (68,765)       103,148
                                                  ----------     ----------     ----------

                 Total other comprehensive
                      income                      $  214,279     $  (96,066)    $  118,213
                                                  ==========     ==========     ==========

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

17.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimated fair values are disclosed for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

The following methods and assumptions were used by management to estimate the fair value of its financial instruments at December 31, 2003 and 2002:

      Cash and cash equivalents: For cash and cash equivalents, the carrying amount is estimated to be fair value.

      Investment securities: For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

      Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

      Cash surrender value of Bank-owned life insurance: The fair values of life insurance policies are based on current cash surrender values at each reporting date provided by the insurers.

      Deposits: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

17.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Long-term debt: The fair values of fixed-rate borrowings are estimated by discounting their future cash flows using rates at each reporting date for similar instruments. The fair values of variable rate borrowings are based on carrying value.

Junior subordinated deferrable interest debentures: The fair value of junior subordinated deferrable interest debentures was determined based on the current market value for the like kind instruments of a similar maturity and structure.

Commitments to extend credit: Commitments to extend credit are primarily for variable rate loans and letters of credit. For these commitments, there is no difference between the committed amounts and their fair values. Commitments to fund fixed rate loans and letters of credit are at rates which approximate fair value at each reporting date.

                                            December 31, 2003               December 31, 2002
                                       ----------------------------    ----------------------------
                                         Carrying         Fair           Carrying         Fair
                                          Amount          Value           Amount          Value
                                       ------------    ------------    ------------    ------------
   Financial assets:
     Cash and due from banks           $  9,989,585    $  9,989,585    $  8,025,474    $  8,025,474
     Federal funds sold                   1,765,000       1,765,000       4,500,000       4,500,000
     Interest-bearing deposits
        in banks                            198,000         198,000         398,000         398,000
     Available-for-sale investment
        securities                       21,888,000      21,888,000      25,976,000      25,976,000
     Loans, net                         101,137,445     102,318,300      76,988,484      77,883,187
     Cash surrender value of life
        insurance policies                1,578,693       1,578,963       2,093,312       2,093,312
     Accrued interest receivable            646,751         646,751         507,568         507,568

   Financial liabilities:
     Deposits                           119,667,971     120,044,508     107,758,867     108,056,321
     Long-term debt                       5,192,102       5,489,962       2,060,270       2,401,915
     Junior subordinated deferrable
        interest debentures               3,093,000       3,093,000
     Accrued interest payable               106,674         106,674          84,314          84,314

   Off-balance-sheet financial
     instruments:
        Commitments to extend
          credit                         34,817,000      34,817,000      22,175,000      22,175,000
        Standby letters of credit           806,000         806,000         352,000         352,000

                     VALLEY COMMERCE BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

18.   PARENT ONLY CONDENSED FINANCIAL STATEMENTS

         BALANCE SHEET

                                                          December 31, 2003 and 2002

                                                             2003             2002
                                                         ------------     ------------
                               ASSETS

   Cash and due from banks                               $    161,497
   Investment in bank subsidiary                           13,750,268     $ 10,052,508
   Other assets                                               233,989
                                                         ------------     ------------

                                                         $ 14,145,754     $ 10,052,508
                                                         ============     ============

                           LIABILITIES AND
                        SHAREHOLDERS' EQUITY

   Other liabilities                                     $     32,880     $    115,383
   Junior subordinated debentures due to subsidiary
        grantor trust                                       3,093,000
                                                         ------------     ------------

                Total liabilities                           3,125,880          115,383
                                                         ------------     ------------

   Shareholders' equity:
        Common stock                                        9,837,372        9,020,493
        Retained earnings                                   1,201,124          746,251
        Accumulated other comprehensive (loss) income         (18,622)         170,381
                                                         ------------     ------------

                Total shareholders' equity                 11,019,874        9,937,125
                                                         ------------     ------------

                                                         $ 14,145,754     $ 10,052,508
                                                         ============     ============

                               STATEMENT OF INCOME

                 For the Years Ended December 31, 2003 and 2002

                                                                   2003           2002
                                                               -----------    -----------
    Income:
       Dividends declared by bank subsidiary                   $   400,000
       Earnings from investment in Valley Commerce
           Trust I                                                   3,245
                                                               -----------    -----------

               Total income                                        403,245
                                                               -----------    -----------

    Expenses:
       Interest on junior subordinated debentures due to
          subsidiary grantor trust                                 107,928
       Other expenses                                               98,069    $   115,383
                                                               -----------    -----------

               Total expenses                                      205,997        115,383
                                                               -----------    -----------

               Income (loss) before equity in undistributed
                  income of subsidiary                             197,248       (115,383)

       Equity in undistributed income of subsidiary                886,763      1,046,549
                                                               -----------    -----------

               Income before income taxes                        1,084,011        931,166

               Income tax benefit                                   65,000
                                                               -----------    -----------

               Net income                                      $ 1,149,011    $   931,166
                                                               ===========    ===========

                             STATEMENT OF CASH FLOWS

                 For the Years Ended December 31, 2003 and 2002

                                                                           2003            2002
                                                                       -----------     -----------
        Cash flows from operating activities:
             Net income                                                $ 1,149,011     $   931,166
             Adjustments to reconcile net income to net cash
                 provided by operating activities:
                     Undistributed net income of subsidiary               (886,763)     (1,046,549)
                     Increase in other assets                             (140,989)
                     (Decrease) increase in other liabilities              (82,503)        115,383
                                                                       -----------     -----------

                          Net cash provided by operating activities         38,756
                                                                       -----------     -----------

        Cash flows from investing activities:
             Investment in bank subsidiary                              (3,000,000)
             Investment in Valley Commerce Trust I                         (93,000)
                                                                       -----------     -----------

                          Net cash used in investing activities         (3,093,000)
                                                                       -----------     -----------

    Cash flows from financing activities:

             Proceeds from the issuance of junior subordinated
                 deferrable interest debentures                          3,093,000
             Cash paid for fractional shares                                (2,259)
             Proceeds from the exercise of stock options                   125,000
                                                                       -----------     -----------

                          Net cash provided by financing activities      3,215,741
                                                                       -----------     -----------

        Increase in cash and cash equivalents                              161,497

        Cash and cash equivalents at beginning of year
                                                                       -----------     -----------

        Cash and cash equivalents at end of year                       $   161,497     $        --
                                                                       ===========     ===========

        Non-cash investing activities:
             Issuance of common stock in exchange for the
                 common stock of the Bank                                       --     $ 8,887,746

             Net change in unrealized gain on investment
                 securities available-for-sale                         $  (334,128)    $   214,279

Our Visalia branch and corporate headquarters is strategically well located in the commercial area of downtown Visalia

                                 [PHOTO OMITTED]

                                     [LOGO]


                                 600,000 Shares

                                  Common Stock



                                         , 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary
Risk Factors
Special Note Re Forward-Looking Statements
Use of Proceeds
Determination of Offering Price
Market for Common Equity and Related
   Shareholder Matters
Capitalization
Dilution
Selected Financial Data
Management's Discussion and Analysis of
   Financial Condition and Results of Operations
Regulation and Supervision
Management
Security Ownership of Management and Principal
   Shareholders
Certain Relationships and Related Transactions
Description of Business
Description of Capital Stock
Underwriting and Plan of Distribution
Legal Matters
Experts
Changes in and Disagreements with Accountants and
   Accounting Financial Disclosures
Where You Can Find Additional Information
Financial Statements

Dealer Prospectus Delivery Obligation:

Until ___________, 200__ (90 days after the date of this prospectus), all dealers that buy, sell or trade in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers and other agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the California General Corporation Law, the registrant's bylaws provide that the registrant shall indemnify its directors, officers and other agents to the fullest extent permitted by law. The bylaws also permit the registrant to secure insurance on behalf of any officer, director or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. The registrant carries officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by Valley Commerce Bancorp (the "registrant") in connection with the offering of the securities being registered, other than the underwriting discounts and commissions. All of the amounts are estimates except for the SEC registration fee, the NASD filing fee.

SEC registration fee............................................. $    995.28
NASD filing fee..................................................       _____
Blue Sky fees and expenses.......................................       _____
Printing and engraving expenses..................................       _____
Legal fees and expenses..........................................  160,000.00
Accounting fees and expenses.....................................   80,000.00
Transfer agent and registrar fees and expenses...................       _____
[Directors' and Officers' insurance premiums]....................       _____
Miscellaneous expenses...........................................       _____
         Total................................................... $
                                                                      =======

Item 26. Recent Sales of Unregistered Securities.

From July 2001 through November 21, 2002, the Bank granted options to acquire 31,049 shares of its common stock. The grant of options to acquire shares of the Bank and the sale of shares of common stock of the Bank were exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(2) of the Act. Options to acquire 20,101 shares of the Bank have been exercised in the last three years.

On November 21, 2002, Valley Commerce Bancorp became the holding company for Bank of Visalia. Outstanding shares of Bank of Visalia common stock were exchanged on a one-for one basis with shares of common stock of Valley Commerce Bancorp. Valley Commerce Bancorp issued 1,418,074 shares of common stock in that exchange. The exchange was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(12) of the Act.

In connection with the holding company reorganization, options to acquire 202,101 shares of common stock of the Bank were exchanged for economically equivalent options to acquire shares of common stock of Valley Commerce Bancorp. The exchange was exempt from registration under the Securities Act of 1933, as amended, under Section 3(a)(12) of the Act.

Under its Stock Option Plan, Valley Commerce Bancorp has granted options to acquire 49,927 shares of its common stock since November 21, 2002. Options to acquire 20,102 shares granted by Valley Commerce Bancorp were exercised in 2003. The grant of these options was exempt, and the sale of shares upon exercise of these options would be exempt, from registration under the Securities Act of 1933, as amended, pursuant to Rule 701 thereunder, except for option shares held by affiliates.

No underwriter or underwriter was engaged in connection with the above issuances and sales.

In 2003, Valley Commerce Bancorp formed Valley Commerce Trust I is a Delaware business trust with capital of $93,000 for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by Valley Commerce Bancorp. In April 2003, Valley Commerce Trust I issued 3,000 Floating Rate Capital Trust-Pass-Through Securities, commonly known as trust preferred securities, with a liquidation value of $1,000 per security, for gross proceeds of $3,000,000. The trust preferred securities were sold and issued in private transaction pursuant to an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act. The underwriter for the offering and sale of trust preferred securities was Bear, Stearns & Co. Total discounts and commissions on the offer and sale were $90,000 in commission and $15,800 in legal fees. The trust preferred securities were offered and sold to institutional investors.

Item 27.  Index to Exhibits.

      (a) Exhibits

Exhibit
Number     Description of Document
------     -----------------------

1.1        Form of Underwriting Agreement                                      *

3.1        Articles of Incorporation of the registrant, as amended (1)

3.2        Bylaws of the registrant (1)

4.3        Specimen Stock Certificate

5.1        Opinion of Bingham McCutchen LLP                                    *

10.1       Valley Commerce Bancorp Amended and Restated 1997 Stock
           Option Plan (1)

10.2       Lease of premises at 200 South Court Street, Visalia (1)

10.3       Executive Supplemental Compensation Agreement with Donald
           A. Gilles (1)

10.4       Executive Supplemental Compensation Agreement with Roy O.
           Estridge (1)

10.5       Executive Supplemental Compensation Agreement with Allan W.
           Stone (1)

10.6       Amended and Restated Declaration of Trust of Valley
           Commerce Trust I (1)

10.7 Indenture between Valley Commerce Bancorp and Wells Fargo Bank National Association as Trustee, Junior Subordinated Debt Securities Due April 7, 2033 (1)

10.8       Junior Subordinated Debt Security Due 2003 of Valley
           Commerce Bancorp (1)

10.9 Guaranty Agreement of Valley Commerce Bancorp in favor of Wells Fargo Bank National Association as Trustee (1)

Exhibit
Number     Description of Document
------     -----------------------

16.1 Letter from Moss Adams LLP regarding change in certifying accountant

21         Subsidiaries of the Registrant (1)

23.1 Consent of Bingham McCutchen LLP (included in Exhibit 5.1 hereto)

23.2       Consent of Perry-Smith LLP

23.3       Consent of Moss Adams LLP

24.1 Power of Attorney (contained on the signature page to the registration statement no. 333-11883 as filed on September 9, 2004).

99.1       Form of Subscription Agreement Offer (1)

--------
(1)   Previously filed
*     To be filed by amendment

Item 28.  Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that it will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the
            Securities Act;

                  (ii) Reflect in the prospectus any facts or events which,
            individually or together, represent a fundamental change in the information in the registration statement.

            Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Commission Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

            (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered in the registration statement, and that offering of such securities at that time as the initial bona fide offering thereof.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (4) For the purpose of determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement at the time the Commission declared it effective.

            (5) Provide to the Underwriter at the closing specified in the underwriter agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                              SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment no. 1 to its registration statement to be signed on its behalf by the undersigned, in the City of Visalia, State of California, on October 26, 2004.

                                               VALLEY COMMERCE BANCORP


                                               By /s/ Donald A. Gilles
                                                  ----------------------------
                                               Name: Donald A. Gilles
                                               Title: Chief Executive Officer

            In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated

            Signature                      Title                       Date
            ---------                      -----                       ----

/s/ Donald A. Gilles           Director and Chief Executive    October 26, 2004
------------------------------ Officer (Principal Executive
        Donald A. Gilles       Officer)


/s/ Roy O. Estridge            Chief Financial Officer         October 26, 2004
------------------------------ (Principal Financial Officer
        Roy O. Estridge        and Principal Accounting Officer)

/s/ David B. Day*              Director                        October 26, 2004
------------------------------
        David B. Day

/s/ Walter A. Dwelle*          Chairman and Director           October 26, 2004
------------------------------
        Walter A. Dwelle

/s/ Thomas A. Gaebe*           Director                        October 26, 2004
------------------------------
        Thomas A. Gaebe

/s/ Philip R. Hammond, Jr.*    Director                        October 26, 2004
------------------------------
        Philip R. Hammond, Jr.

/s/ Russell F. Hurley*         Vice Chairman and Director      October 26, 2004
------------------------------
        Russell F. Hurley

/s/ Fred P. LoBue, Jr.*        Director                        October 26, 2004
------------------------------
        Fred P. LoBue, Jr.

/s/ Kenneth H. Macklin*        Director                        October 26, 2004
------------------------------
        Kenneth H. Macklin

/s/ Stanley J. Shamoon*        Director                        October 26, 2004
------------------------------
        Stanley J. Shamoon

by /s/ Donald D. Gilles, Attorney in fact                      October 26, 2004
   --------------------------------------
   Donald D. Gilles, Attorney in fact


                                 EXHIBIT INDEX


Exhibit
Number     Description of Document
------     -----------------------

1.1        Form of Underwriting Agreement*

3.1        Articles of Incorporation of the registrant, as amended (1)

3.2        Bylaws of the registrant (1)

4.3        Specimen Stock Certificate

5.1        Opinion of Bingham McCutchen LLP*

10.1       Valley Commerce Bancorp Amended and Restated 1997 Stock
           Option Plan (1)

10.2       Lease of premises at 200 South Court Street, Visalia (1)

10.3       Executive Supplemental Compensation Agreement with Donald
           A. Gilles (1)

10.4       Executive Supplemental Compensation Agreement with Roy O.
           Estridge (1)

10.5       Executive Supplemental Compensation Agreement with Allan W.
           Stone (1)

10.6       Amended and Restated Declaration of Trust of Valley
           Commerce Trust I (1)

10.7 Indenture between Valley Commerce Bancorp and Wells Fargo Bank National Association as Trustee, Junior Subordinated Debt Securities Due April 7, 2033 (1)

10.8       Junior Subordinated Debt Security Due 2003 of Valley
           Commerce Bancorp (1)

10.9 Guaranty Agreement of Valley Commerce Bancorp in favor of Wells Fargo Bank National Association as Trustee (1)

16.1 Letter from Moss Adams LLP regarding change in certifying accountant

21         Subsidiaries of the Registrant (1)

23.1 Consent of Bingham McCutchen LLP (included in Exhibit 5.1 hereto)

23.2       Consent of Perry-Smith LLP

23.3       Consent of Moss Adams LLP

24.1 Power of Attorney (contained on the signature page to the registration statement no. 333-118883 as filed September 9, 2004).

99.1       Form of Subscription Agreement Offer (1)

--------
(1)   Previously filed.
*     To be filed by amendment